UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

January 20, 2011

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting on Tuesday, March 8, 2011. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2010 performance.

This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote as we recommend.

I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on March 8, 2011.

Sincerely,

Paul E. Jacobs
Chairman and Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 8, 2011

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 8, 2011 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect thirteen directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.

2.	To approve the 2006 Long-Term Incentive Plan, as amended, which includes an increase in the share reserve by 65,000,000 shares.

3.	To approve an amendment to the 2001 Employee Stock Purchase Plan to increase the share reserve by 22,000,000 shares.

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 25, 2011.

5.	To hold an advisory vote on executive compensation.

6.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

7.	To act on a stockholder proposal, if properly presented at the Annual Meeting.

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 10, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

San Diego, California
January 20, 2011

How To Vote

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•	Vote via the Internet. Go to the web address http://www.proxyvote.com/qualcomm2011 and follow the instructions for Internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and not any other person or entity.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 20, 2011, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROXY STATEMENT

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 8, 2011

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors (the Board) of QUALCOMM Incorporated, a Delaware corporation, for use at the Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 8, 2011, at 9:30 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 10, 2011 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,640,864,950 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board of Directors.

All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and actions on executive compensation.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Stockholders is September 22, 2011. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 8, 2011 and no later than the close of business on December 8, 2011. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. See page 5 for further information.

Financial Information

Attached in Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2010 that we filed with the Securities and Exchange Commission (SEC) on November 3, 2010. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.

Corporate Directory

Attached in Appendix 2 is a listing of our executive officers and members of the Board of Directors.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a code of ethics that applies to all our employees, including employees of our subsidiaries, as well as each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by us of the code of ethics. Any amendments to, or waivers under, the code of ethics that are required to be disclosed by the rules of the SEC will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.”

Board Leadership Structure

The Board of Directors believes that it should maintain flexibility in its ability to select and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had different persons serving as Chairman of the Board and Chief Executive Officer, the Board believes that it is currently in the best interests of the Company and its stockholders for Dr. Paul Jacobs to serve in both roles. In light of Dr. Paul Jacobs’s knowledge of the Company and its industry, having him serve as Chairman and Chief Executive Officer provides strong unified leadership for the Company, enhances communication between management and the Board, helps the Board focus on matters that management believes are most important and allows him to lead more effectively in executing the Company’s business plan and strategic initiatives. Our Board of Directors believes that the role of Presiding Director, which pursuant to our Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board.

Under our Governance Principles and Practices, the Presiding Director is chosen by rotation among the chairs of the three standing committees of the Board of Directors comprised solely of independent directors — the Audit, Compensation and Governance committees. An individual serves as the Presiding Director for a two-year period. Mr. Dittamore acted as the Board’s Presiding Director during fiscal 2010.  The chair of the Compensation Committee is scheduled to assume this role in March 2011. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Collaborating with the Chairman/Chief Executive Officer in developing agendas for Board meetings;

•	Acting as the principal liaison between the non-management directors and the Chairman/Chief Executive Officer;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•	Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Having the ability, with the concurrence of at least one additional director, to call special meetings of the Board.

Board Meetings, Committees and Attendance

During fiscal 2010, the Board held seven meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of stockholders in February or March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464

The table below provides fiscal 2010 committee membership information for each of the Board Committees.

Name	Audit	Compensation	Governance	Finance

Barbara T. Alexander	X		X
Stephen M. Bennett*		X
Donald G. Cruickshank			X	X
Raymond V. Dittamore*	X
Thomas W. Horton	X
Irwin Mark Jacobs				X
Paul E. Jacobs
Robert E. Kahn				X
Sherry Lansing*			X
Duane A. Nelles*				X
Francisco Ros
Brent Scowcroft		X
Marc I. Stern		X	X

*	Current Committee Chair

The Audit Committee.  The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual audit and quarterly reviews, discuss the financial statements and earnings releases and review the results of internal audit examinations. The Audit Committee selects and engages the independent public accountants, assesses the adequacy of our staff, management performance and procedures in connection with internal controls over financial reporting and receives and considers comments as to internal controls, among other things. The Audit Committee met 18 times during fiscal 2010. The Board has determined that Messrs. Dittamore and Horton and Ms. Alexander are audit committee financial experts as defined by SEC rules. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our employee stock purchase plans and long term incentive plan and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the “Summary Compensation Table”), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met five times during fiscal 2010. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee.  The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us. The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met six times during fiscal 2010. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

The Finance Committee.  The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met 12 times during fiscal 2010.

During fiscal 2010, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.

Board’s Role in Risk Oversight

Qualcomm does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating these risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary value drivers and risks for the Company.

While the Board has primary responsibility for risk oversight, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is chaired by an independent director and all directors are actively involved in the risk oversight function.

Director Nominations

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of “Investor Relations.” Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us prior to the date set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASDAQ rules. The Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current and former management to participate as members of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

Majority Voting, Stock Ownership Guidelines and Other Matters

We adopted a “Majority Voting” policy as a part of our Corporate Governance Principles and Practices. Under this policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board. In performing this evaluation, the Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to us and the availability of other qualified candidates. The Governance Committee will then make its recommendation to the Board. The Board will review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant. Under this policy, the Governance Committee will make its recommendation, and the Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board determines that immediate resignation is in the best interests of the Company and its stockholders, the director shall promptly tender his or her resignation upon request from the Board. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached and, if applicable, the reason for not requesting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s analysis.

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count towards the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive, or (in the case of persons who were executive officers at the time these guidelines were adopted) by September 2011. For directors, the guideline is three times the annual retainer for Board service. Directors are required to achieve this ownership level within five years of joining the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by September 2011. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Other Key Policies and Practices” section under “Compensation Discussion and Analysis” for additional information.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-510F
San Diego, California 92121-1714

Our General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution.

Annual Meeting Attendance

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All of the then-sitting directors attended our last annual meeting.

Director Independence

The Board has determined that, except for Dr. Paul Jacobs and Dr. Irwin Jacobs, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board has set the current number of directors at thirteen. Therefore, thirteen directors will stand for election at the Annual Meeting.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The thirteen candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the thirteen nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. See page 6 for further information concerning our majority voting policy. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth the nominees for election at this Annual Meeting and information with respect to their position with Qualcomm, age and tenure as director.

			Director
Name	Position With Qualcomm	Age	Since

Barbara T. Alexander	Director	62	2006
Stephen M. Bennett	Director	57	2008
Donald G. Cruickshank	Director	68	2005
Raymond V. Dittamore	Director	67	2002
Thomas W. Horton	Director	49	2008
Irwin Mark Jacobs	Director	77	1985
Paul E. Jacobs	Chairman and Chief Executive Officer	48	2005
Robert E. Kahn	Director	72	1997
Sherry Lansing	Director	66	2006
Duane A. Nelles	Director	67	1988
Francisco Ros	Director	60	2010
Brent Scowcroft	Director	85	1994
Marc I. Stern	Director	66	1994

Set forth below is biographical information for each person nominated.

Nominees for Election at this Meeting

BARBARA T. ALEXANDER

Barbara T. Alexander has served as a director of the Company since July 2006. Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander previously served as a director of Centex Corporation from July 1999 to August 2009, Burlington Resources, Inc. from January 2004 to March 2006, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010 and Harrah’s Entertainment, Inc. from February 2002 to April 2007. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009 and KB Home since October 2010. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville.

We believe Ms. Alexander’s qualifications to serve on our Board of Directors include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances, service as the chair or a member of the audit committee of those other boards. She has been designated as an audit committee financial expert. The Governance Committee and the Board of Directors each considered Ms. Alexander’s service as a director of Freddie Mac from 2004 through early 2010 and the fact that Freddie Mac was placed into conservatorship of the Federal Housing Finance Agency (FHFA) in September 2008. Both the Governance Committee and Board note that Ms. Alexander was asked by FHFA to continue serving as a director of Freddie Mac, and to chair the Business and Risk Committee of Freddie Mac, as it began to address the circumstances surrounding its decline. Her experience at Freddie Mac has added to her knowledge regarding risk management issues.

STEPHEN M. BENNETT

Stephen M. Bennett has served as a director of the Company since August 2008. He was Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to joining Intuit, Mr. Bennett was with General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 to June 1999. Prior to that, he held senior leadership positions in GE Electrical Distribution and Control, GE Appliances, GE Medical Systems and GE Supply. Mr. Bennett was named a director at Symantec Corporation in February 2010. He previously served as a director of Intuit from January 2000 to December 2009 and Sun Microsystems, Inc. from May 2004 to February 2010. He holds a B.A. degree in finance and real estate from the University of Wisconsin.

We believe Mr. Bennett’s qualifications to serve on our Board of Directors include his operational and managerial experience in a broad range of technology and other companies, including his experience as a senior member of management at General Electric and his service as Chief Executive Officer of Intuit. In addition, his service on other public company boards permits him to bring additional insights to our Board with respect to compensation practices, approaches to corporate governance and other strategic and business matters.

DONALD G. CRUICKSHANK

Sir Donald G. Cruickshank has served as a director of the Company since June 2005. He has been Chairman of Audioboo Ltd. since April 2010. He was Chairman of Clinovia Group Ltd. from January 2004 to February 2007 and Formscape Group Ltd. from April 2003 to December 2006 and was a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards from June 2001 to June 2007. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in

Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds an M.A. degree in law and an honorary L.L.D. degree from the University of Aberdeen, an M.B.A. degree from Manchester Business School, the University of Manchester, and is a member of the Institute of Chartered Accountants of Scotland.

We believe Sir Donald’s qualifications to serve on our Board of Directors include his extensive management experience in a diverse range of companies, his many years of experience in working with governmental organizations, his extensive experience in European regulation and telecommunications policies and administration and his broad experience in international business matters. In addition, as a native of the United Kingdom with significant pan-European experience, Sir Donald brings a non-U.S. centric perspective which is beneficial to our Board of Directors.

RAYMOND V. DITTAMORE

Raymond V. Dittamore has served as a director of the Company since December 2002. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young LLP (E&Y), a large international public accounting firm, after 35 years of service. Mr. Dittamore has been a director of Life Technologies Corporation (formerly Invitrogen Corporation) since July 2001. Mr. Dittamore previously served as a director of Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree from San Diego State University.

We believe Mr. Dittamore’s qualifications to serve on our Board of Directors include his many years of financial and accounting experience, including his long service with E&Y as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served and currently serves on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other Boards and their committees. He has also been designated as an audit committee financial expert.

THOMAS W. HORTON

Thomas W. Horton has served as a director of the Company since December 2008. Mr. Horton has been President of AMR Corporation (AMR) and American Airlines, Inc. (American) since July 2010. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. He holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University.

We believe Mr. Horton’s qualifications to serve on our Board of Directors include his management, financial and accounting experience, including his current position as President of AMR and his prior service as Vice Chairman and Chief Financial Officer of AT&T and as Executive Vice President, Finance and Planning and as Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR bring useful insights to our Board, as well as providing a useful resource to our senior management. In addition, Mr. Horton has been designated as an audit committee financial expert.

IRWIN MARK JACOBS

Irwin Mark Jacobs, one of the founders of the Company, has served as a director, and as Chairman until March 2009, since we began operations in July 1985. He also served as Chief Executive Officer of the Company from July 1985 to June 2005. Dr. Jacobs received a B.S. degree in electrical engineering from Cornell University and M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Irwin Jacobs is Chair of the Board of Trustees of the Salk Institute for Biological Studies and Chairman of the National Academy of Engineering. He has received numerous industry, education and business awards, including a Woodrow Wilson Award for Corporate

Citizenship in 2004, a fellow of the American Academy of Arts and Sciences in 2001 and the National Medal of Technology in 1994. Dr. Irwin Jacobs is the father of Dr. Paul Jacobs, our Chairman and Chief Executive Officer.

We believe Dr. Irwin Jacobs’s qualifications to serve on our Board of Directors include his extensive knowledge of the wireless communications industry and his involvement in strategic decisions affecting Qualcomm for over 25 years. As a founder of Qualcomm and a recognized key participant in the development of the wireless communication industry, he brings significant insights and knowledge concerning our development and opportunities.

PAUL E. JACOBS

Paul E. Jacobs has served as Chairman of the Board of Directors since March 2009, as a director of the Company since June 2005 and as our Chief Executive Officer since July 2005. He served as Group President of the Qualcomm Wireless & Internet Group from July 2001 to June 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Paul Jacobs has been a director of A123 Systems, Inc., a lithium-ion battery developer and manufacturer, since November 2002. Dr. Paul Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. Dr. Paul Jacobs is the son of Dr. Irwin Jacobs, a director of the Company.

We believe Dr. Paul Jacobs’s qualifications to serve on our Board of Directors include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chairman and Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as his understanding of rapidly evolving technologies and competitive environment, bring valuable insights to our Board.

ROBERT E. KAHN

Robert E. Kahn has served as a director of the Company since February 1997. Dr. Kahn is Chairman, Chief Executive Officer and President of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was Director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his work on the Internet, including the 2008 Japan Prize, the 2005 Presidential Medal of Freedom and the 1997 National Medal of Technology. Dr. Kahn holds a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees in electrical engineering from Princeton University. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering and is an Inductee of the National Inventors Hall of Fame.

We believe Dr. Kahn’s qualifications to serve on our Board of Directors include the technological, scientific management and business experience that he has gained over 50 years in various aspects of the information technology and communications sectors, including as an Office Director of DARPA and as a CEO of a major R&D organization, and particularly his well recognized role in the development of the Internet. With the cutting edge nature of our technologies, our Board benefits from the insightful perspective provided by Dr. Kahn.

SHERRY LANSING

Sherry Lansing has served as a director of the Company since September 2006. Ms. Lansing is the Founder and Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with

Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. She has earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award, and the 1982 Distinguished Community Service Award from Brandeis University. Ms. Lansing has been a director of Dole Food Company, Inc. since October 2009 and RealD Inc. since May 2010. She holds a B.S. degree in speech, with a minor in English and mathematics, from Northwestern University.

We believe that Ms. Lansing’s qualifications to serve on our Board of Directors include her management and operational experience in the entertainment and content production business. Given the convergence of content and delivery capability, as well as consumer driven technology and device capability, Ms. Lansing’s professional experience is of great value to the Board and Qualcomm. In addition, her past and current service on other public company boards brings valuable insight to our Board.

DUANE A. NELLES

Duane A. Nelles has served as a director of the Company since August 1988. Mr. Nelles has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the large international public accounting firm of Coopers & Lybrand LLP (C&L), which he joined in 1968. Mr. Nelles previously served as a director of WFS Financial Inc. from July 1995 to March 2006 and Westcorp Inc. from February 2003 to March 2006. He holds a B.A. degree in economics and mathematics from Albion College and an M.B.A. degree from the University of Michigan.

We believe Mr. Nelles’s qualifications to serve on our Board include his financial and accounting experience, including his long service with C&L as an audit partner and his many years as a private investor and businessman. In addition, Mr. Nelles’s service as a director of Qualcomm for over 20 years provides important context and historical perspective to Board deliberations.

FRANCISCO ROS

Francisco Ros has served as a director of the Company since December 2010. Dr. Ros is currently the President of First International Partners, S.L., a business consulting firm he founded in 2002. Dr. Ros was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of the Company from July 2003 to April 2004. Dr. Ros holds an engineering degree and Ph.D. from the Universidad Politecnica de Madrid, a Ph.D. in electrical engineering and computer science from The Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa in Madrid.

We believe Dr. Ros’s qualifications to serve on our Board of Directors include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board of Directors.

BRENT SCOWCROFT

Brent Scowcroft has served as a director of the Company since December 1994. General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. General Scowcroft is also the President of The Forum for International Policy, a non-profit organization he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft holds a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University and holds numerous honorary degrees.

We believe General Scowcroft’s qualifications to serve on our Board of Directors include his significant experience in the management of large scale organizations during his days of active military service and his extensive knowledge of international business and governmental affairs, which he gained at the highest levels of governmental service and through working with numerous international businesses. In particular, General Scowcroft is a recognized expert on China, one of our most important markets.

MARC I. STERN

Marc I. Stern has served as a director of the Company since February 1994. Mr. Stern has been Vice Chairman of The TCW Group, Inc. (TCW), an asset management firm based in Los Angeles, since October 2005 and Chief Executive Officer of TCW since July 2009. Mr. Stern is also Chairman of Société Générale Group’s (Société Générale) Global Investment Management and Services in North America (GIMS) and has been since October 2005 and a Member of the Management Committee of Société Générale, the parent company of GIMS and TCW, since May 2007. Société Générale acquired majority control of TCW in 2001. From May 1992 to October 2005, Mr. Stern served as President of TCW. From 1988 to 1990, Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior thereto was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern has been a director of TCW Funds, Inc., a registered investment company, since September 1992. Mr. Stern holds a B.A. degree from Dickinson College, an M.A. degree from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

We believe that Mr. Stern’s qualifications to serve on our Board of Directors include his many years of business, operational and financial management experience. In addition, his current and prior service on other public company boards permits him to contribute valuable strategic management insight to our Board, both with respect to specific governance related issues, as well as general leadership. Finally, as a member of our Board for 16 years, Mr. Stern brings a valuable historical perspective on the development of the Company’s business and its leadership.

Required Vote and Board Recommendation

If a quorum is present and voting, the thirteen nominees for director receiving the highest number of votes will be elected as directors. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the thirteen nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN,
AS AMENDED, WHICH INCLUDES AN INCREASE
IN THE SHARE RESERVE BY 65,000,000 SHARES

On March 7, 2006, the stockholders approved our 2006 Long-Term Incentive Plan (the 2006 LTIP). The 2006 LTIP is a restatement of our 2001 Stock Option Plan and the successor to the 1991 Stock Option Plan, the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans. The 2006 LTIP also serves as the source of shares for the Executive Retirement Matching Contribution Plan (the ERMC Plan).

The Board of Directors has amended the 2006 LTIP, subject to stockholder approval. The amendments to the 2006 LTIP would effect the following material changes.

1.	Increase the maximum number of shares that the Company may issue under the 2006 LTIP from 418,284,432 shares to 483,284,432 shares, which will enable it to continue to grant awards to deserving individuals and remain competitive with its industry peers.

2.	Change the ratio that is used to count awards under the 2006 LTIP, other than stock options and stock appreciation rights that have been granted without dividend equivalent rights, from a 3:1 ratio to a 2:1 ratio. This ratio will provide for efficient management of the share reserve because we intend to grant a majority of stock awards in the form of restricted stock units.

3.	Provide added flexibility for the Compensation Committee by allowing it to include terms and conditions in award agreements for accelerating the vesting of full value awards in connection with retirement at or after normal retirement age (as defined in the 2006 LTIP) in addition to the previously approved authority to accelerate the vesting of full value awards in connection with death, disability or a change-in-control (as defined in the 2006 LTIP).

During fiscal 2010, we made a substantial shift in the form of equity awards and have granted primarily restricted stock units and performance-based units. This change has enabled us to better manage our equity burn rate and dilution.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. The approval of the proposed amendment will allow us to continue to provide such incentives under the 2006 LTIP.

Key Features of the 2006 LTIP:

•	Awards are merit-based as part of our comprehensive compensation program.

•	An independent committee of the Board of Directors administers the plan.

•	A total of 43,019,638 and 25,020,139 shares remained available for issuance at September 26, 2010 and December 15, 2010, respectively.

•	Awards, other than stock option awards and stock appreciation rights that have been granted without dividend equivalent rights, are charged against the 2006 LTIP share reserve on the basis of three shares for each share actually granted. The ratio will change to two shares for each share actually granted if stockholders approve Proposal 2.

•	Awards may not be granted later than 10 years from the effective date of the 2006 LTIP.

•	Awards may be in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards.

•	No dividends will be paid out on unearned performance awards.

•	Stock options and stock appreciation rights may not be repriced without prior approval by our stockholders.

•	Stock options and stock appreciation rights may not be granted below fair market value.

•	Stock options and stock appreciation rights generally shall not be fully vested over a period of less than three years from the date of grant and generally cannot be exercised more than 10 years from the date of grant.

•	Restricted stock and restricted stock units generally shall not vest any more rapidly than annual pro rata vesting over a three-year period.

•	Any full value awards that vest upon the attainment of performance goals shall provide for a performance period of at least 12 months.

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company are not available again for grant under the 2006 LTIP.

•	The 2006 LTIP reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

•	All stock options granted after January 1, 2011 shall expire in seven years. Substantially all stock options granted prior to that date expire after 10 years.

Significant Historical Award Information

•	The aggregate number of shares under awards the Company granted in fiscal 2010 decreased by 25.3% as compared to fiscal 2009 (from 41.1 million in fiscal 2009 to 30.7 million in fiscal 2010) even though the Company’s full-time employee base increased by 5.3% during the same period (from approximately 15,000 in fiscal 2009 to 15,800 in fiscal 2010).

•	All full-time employees are eligible to receive equity awards. At present, approximately 16,000 employees and 12 non-employee directors are eligible to receive awards under the 2006 LTIP.

•	The following table shows how the key equity metrics have changed over the past three fiscal years:

Key Equity Metrics	2010	2009	2008

Percentage of equity awards granted to NEOs (1)	5.3%	5.1%	5.1%
Equity burn rate (2)	1.9%	2.5%	3.2%
Dilution (3)(5)	14.1%	14.6%	15.6%
Overhang (4)(5)	12.1%	11.6%	10.9%

(1)	Percentage of equity awards granted to NEOs (named executive officers) is calculated by dividing the number of shares subject to equity awards that were granted to NEOs by the total shares subject to equity awards that were granted during the fiscal year.

(2)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average of common shares outstanding during the period.

(3)	Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of common shares outstanding at the end of the fiscal year.

(4)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of common shares outstanding at the end of the fiscal year.

(5)	If the Company had not repurchased any shares during fiscal 2010, dilution and overhang would have been 13.5% and 11.6%, respectively, for fiscal 2010.

Background for the Current Request

Our request to increase the share reserve by 65 million shares considers the following:

•	If we do not increase the share reserve at our 2011 Annual Meeting, we would need to make significant changes to our equity award practices in order to conserve the share reserve balance until the time of our

2012 annual meeting. The changes to our practices would limit our flexibility to award competitive grants and thus our ability to attract, motivate and retain highly qualified talent.

•	If our stockholders approve our request for 65 million shares at the 2011 Annual Meeting, we believe this amount will be sufficient for two to three years.

•	We have decreased our annual equity burn rate and dilution by introducing full-value shares, such as restricted stock units that vest over a three-year period, as a component of our broad-based equity program.

Summary of the 2006 LTIP

The following paragraphs summarize material terms of the 2006 LTIP. This summary is qualified in its entirety by the specific terms of the 2006 LTIP, a copy of which is available to any stockholder upon request.

General

The 2006 LTIP provides for the grant of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. It is also the source of shares for matching stock awards under the ERMC Plan. Incentive stock options granted under the 2006 LTIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2006 LTIP are not intended to qualify as incentive stock options under the Code.

Purpose

The 2006 LTIP advances the interests of the Company and its stockholders by helping to attract and retain persons of skill and ability to serve the Company and by motivating these individuals to continue their contributions to the growth and profitability of the Company.

Administration

The Board and its designees administer the 2006 LTIP. The Board interprets the 2006 LTIP, subject to the requirements of the 2006 LTIP. As permitted under the 2006 LTIP, the Board has delegated administration of the 2006 LTIP to the Compensation Committee of the Board. The Compensation Committee determines the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable, the exercise price, the type of consideration to be paid upon exercise and other terms of the award. For awards to persons other than directors or executive officers, the Compensation Committee in turn has delegated administration of the 2006 LTIP to the Management Equity Awards Committee, currently comprised of our Chief Executive Officer, President and Executive Vice President, Human Resources, who act pursuant to the guidelines approved by the Compensation Committee. As used herein with respect to the 2006 LTIP, the “Board” refers to the Compensation Committee and the Management Equity Awards Committee, in addition to the full Board.

Stock Subject to the 2006 LTIP

A total of 418,284,432 shares are currently reserved for issuance under the 2006 LTIP. We propose increasing the number of shares by 65,000,000 shares, for a total of 483,284,432 shares reserved for issuance under the 2006 LTIP. The table below presents the number of shares, including dividend equivalents, that were subject to various outstanding equity awards at September 26, 2010 and December 15, 2010:

	Number of Shares
Type of Award	September 26, 2010	December 15, 2010

Stock options	214,957,608	195,479,985
Restricted stock units	5,615,000	11,422,023
Performance stock units (1)	658,845	1,224,395
Deferred stock units	72,744	73,752

(1)	No performance stock units have been earned as of September 26, 2010 or December 15, 2010.

Additionally, 43,019,638 and 25,020,139 shares remain available for future grants under the 2006 LTIP at September 26, 2010 and December 15, 2010, respectively. Shares underlying awards that expire, are cancelled or otherwise terminate again become available for grant under the 2006 LTIP, as do shares subject to awards under the ERMC Plan that fail to vest under the terms of that plan.

The weighted average exercise price of options outstanding was $38.51 and $38.79 at September 26, 2010 and December 15, 2010, respectively. The weighted average remaining contractual life of options outstanding was 6.09 years at September 26, 2010 and December 15, 2010.

Awards, other than stock options and stock appreciation rights that have been granted without dividend equivalent rights, are charged against the 2006 LTIP share reserve on the basis of three shares for each one share granted. The ratio will change to two shares for each share actually granted and any shares returned to the reserve will be returned on the 2:1 basis if stockholders approve Proposal 2.

Eligibility

Awards other than incentive stock options are generally granted only to our employees and directors. Incentive stock options may be granted only to employees, and only U.S.-based executives may participate in the ERMC Plan.

Any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, must be granted an incentive stock option at an exercise price that is at least 110% of the fair market value of the Company’s stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2006 LTIP that are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code, no employee may be granted awards during any fiscal year in excess of the following limits:

•	Stock options and stock appreciation rights: No more than 3,000,000 shares.

•	Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals: No more than 1,000,000 shares.

•	Performance stock awards: No more than 1,000,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than $8,000,000 for each full fiscal year contained in the performance period of the award.

The 2006 LTIP provides, in general, a mandatory minimum three-year vesting period, based on the participant’s continued service, for restricted stock awards, restricted stock unit awards, performance awards or stock-based awards based on the full value of shares of stock. These vesting rules do not apply to shares granted under the ERMC Plan or to a maximum of 2% of the shares reserved under the 2006 LTIP, which may be issued as awards to non-employee directors. A portion of our performance awards are subject to achievement of performance goals over a performance period no shorter than 12 months. Acceleration of awards under the current 2006 LTIP occurs only in connection with death, disability, a change-in-control (as defined in the 2006 LTIP) or certain involuntary terminations without cause. In addition, the Board has adopted provisions, subject to stockholder approval, that provide the Compensation Committee with added flexibility by allowing it to include terms and conditions in award agreements for accelerating the vesting of full value awards in connection with retirement at or after normal retirement age (as defined in the 2006 LTIP).

Stock Options and Stock Appreciation Rights

The following is a general description of the terms of options and stock appreciation rights that may be awarded under the 2006 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2006 LTIP.

Exercise Price; Payment.  The exercise price of incentive stock options under the 2006 LTIP may not be less than the fair market value of the Company’s common stock subject to the option on the date of grant, and in some cases may not be less than 110% of the fair market value on the grant date (see “Eligibility”). As of January 10, 2011, the fair market value (i.e., closing price) of a share of the Company’s common stock was $51.69. The exercise price of a nonstatutory stock option and a stock appreciation right may not be less than the fair market value of the Company’s stock subject to the award on the date of grant. The exercise price of options granted under the 2006 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender of shares of common stock of the Company to us subject to attestation to the ownership of the shares and to having a fair market value not less than the exercise price; (3) if permitted by the Board, by means of a cashless exercise that complies with applicable securities and other laws; (4) in any other form of payment acceptable to the Board; or (5) by a combination of the above forms of payment.

No Repricing.  The 2006 LTIP does not permit the Company to lower the exercise price of options or stock appreciation rights without stockholder pre-approval.

Exercise.  Options and stock appreciation rights granted under the 2006 LTIP vest in cumulative increments as determined by the Board, provided that the holder’s employment by, or service as a director or consultant to, the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Awards granted under the 2006 LTIP may be subject to different vesting terms, subject to an overall minimum three-year vesting requirement applicable to options and stock appreciation rights issued to participants other than non-employee directors. The Board has the power to accelerate the time during which an award may be exercised, subject to this three-year overall limit.

Term.  The maximum term of options and stock appreciation rights under the 2006 LTIP is 10 years, except for certain incentive stock options with a maximum term of 5 years (see “Eligibility”). The 2006 LTIP provides for the earlier termination of an award due to the holder’s termination of service.

Restrictions on Transfer.  Participants may not transfer incentive stock options granted under the 2006 LTIP, except by will or by the laws of descent and distribution. Participants may not transfer nonstatutory stock options or stock appreciation rights other than: (1) by will or by the laws of descent and distribution; (2) by written designation of a beneficiary taking effect upon the death of the optionee; or (3) by delivering written notice to the Company, in a form acceptable to the Company, that the optionee will be gifting the option to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

A total of 24,132,730 stock options were granted in fiscal 2010. A total of 214,957,608 and 195,479,985 stock options were outstanding at September 26, 2010 and December 15, 2010, respectively. The weighted average exercise price of options outstanding at September 26, 2010 and December 15, 2010 was $38.51 and $38.79, respectively. The weighted average remaining contractual term of options outstanding at September 26, 2010 and December 15, 2010 was 6.09 years.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 LTIP, which represent a right to receive shares of the Company’s common stock at a future date determined in accordance with the participant’s award agreement. There is no purchase or exercise price associated with the restricted stock units or the shares issued in settlement of the award. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals, similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those for restricted stock awards, as described below. Participants may not transfer shares acquired pursuant to restricted stock units until the units vest. Unless the Board provides otherwise, participants forfeit any unvested restricted stock units upon termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units based on the value of any cash dividends the Company pays. A total of 5,610,617 restricted stock units were granted during fiscal 2010. A total of 5,615,008 and 11,422,023 restricted stock units, including dividend equivalents, were outstanding at September 26, 2010 and December 15, 2010, respectively.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 LTIP in the form of either a restricted stock purchase right, an immediate right to purchase common stock, or a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company’s common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Board, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, such distributions are subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) must act with respect to performance awards, and “Board” as used in this section shall include this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of stock determined on the grant date and a value set by the Board, respectively. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or a combination thereof.

Prior to the start of the applicable performance period, or as permitted pursuant to Section 162(m) of the Code, the Board establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may be based on one or more of the following measures: revenues, gross margin, operating margin, operating income, earnings before tax, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of the Company’s common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow or other measures as determined by the Board. The degree of attainment of performance measures may be calculated in accordance with generally accepted accounting principles in the United States (GAAP), industry usage or other formulations determined by the Board in its discretion. For example, performance goals may be established and calculated without regard to the accrual or payment of performance awards and may be based on formulations of these performance measures that do not conform with GAAP (Non-GAAP), as determined by the Board in its discretion.

Following completion of the applicable performance period, the Board certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect individual job performance or other factors. In its discretion, the Board may provide for the payment of dividend equivalents with respect to cash dividends paid on the Company’s common stock to a participant awarded performance shares. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant terminates service due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but is prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Board determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period.

A total of 702,935 performance stock units were granted in fiscal 2010 (representing a maximum share payout of 823,556 common shares), of which 658,845 units were outstanding at September 26, 2010. The terms of the performance stock units granted in fiscal 2010 provide that the minimum number of shares that may be earned is 75% of the award amount, or 527,201 shares of the 702,935 units granted in fiscal 2010 and 494,134 shares of the 658,845 units outstanding at September 26, 2010. No performance stock units were earned in fiscal 2010 because no performance period ended during fiscal 2010. The performance stock units granted in fiscal 2010 did not include dividend equivalents.

A total of 565,550 performance stock units were granted in fiscal 2011 as of at December 15, 2010 (representing a maximum share payout of 1,131,100 common shares). The terms of the performance stock units granted in fiscal 2011 provide that between zero and 200% of the award amount may be earned. None of these performance stock units have been earned as of December 15, 2010. The performance stock units granted in fiscal 2011 include dividend equivalent rights that will accrue, in the form of additional shares of Qualcomm stock, on units that are earned, but are not paid out on unearned performance units and would vest at the same time as the underlying earned performance stock units.

A total of 658,845 and 1,224,395 performance stock units were outstanding at September 26, 2010 and December 15, 2010, respectively.

Deferred Compensation Awards

The 2006 LTIP authorizes the Board to establish a deferred compensation award program in addition to the ERMC Plan. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Board. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

A total of 8,312 fully vested deferred stock units were granted to non-employee directors in fiscal 2010 in lieu of their annual cash retainer. In connection with the non-employee director compensation program, 52,730 deferred stock units were granted to the members of the Board in fiscal 2010, which generally vest the earlier of one year or the next annual stockholders’ meeting. A total of 72,744 and 73,752 deferred stock units, including dividend equivalents, were outstanding at September 26, 2010 and December 15, 2010, respectively.

Other Stock-Based Awards

The 2006 LTIP permits the Board to grant other awards based on the Company’s stock or on dividends paid on its stock. No other awards were granted in fiscal 2010 or outstanding at September 26, 2010.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2006 LTIP provides for appropriate adjustments in the number and class of shares subject to the 2006 LTIP and to any outstanding awards, in the Section 162(m) of the Code per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions”), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

Change-in-Control.  If a change-in-control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards. However, if an outstanding award is not assumed or replaced, the 2006 LTIP provides that the vesting and exercisability of the award shall accelerate, effective 10 days prior to the change-in-control. Awards that are not assumed, replaced or exercised prior to the change-in-control will terminate.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 LTIP at any time. If not earlier terminated, the 2006 LTIP expires on the tenth anniversary of the date it was originally approved by the stockholders. No amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would (1) increase the number of shares reserved under the 2006 LTIP; (2) change the class of persons eligible to receive incentive stock options; or (3) modify the 2006 LTIP in any other way that requires stockholder approval under applicable law.

Awards Granted to Certain Persons

The number of awards that an employee, nonemployee director or consultant may receive under the 2006 LTIP is at the discretion of the Board and therefore cannot be determined in advance. The following table sets forth (1) the aggregate number of shares subject to options granted under the 2006 LTIP during fiscal 2010; (2) the average per share exercise price of such options; (3) the aggregate number of shares subject to restricted stock units granted under the 2006 LTIP during fiscal 2010; and (4) the aggregate dollar value of such shares based on $44.55 per share, the fair market value on September 24, 2010, the last trading day of our 2010 fiscal year.

		Average per	Number of		Number of	Dollar Value of
	Number of	Share	Restricted	Dollar Value of	Performance	Performance
	Options	Exercise	Stock Units	Restricted Stock	Stock Units	Stock Units
Name and Position	Granted	Price	Granted	Units Granted	Granted	Granted

Paul E. Jacobs	395,250	$44.75	—	—	153,980	$6,859,809
Chairman and Chief Executive Officer
William E. Keitel	150,350	$44.75	—	—	58,570	$2,609,294
Executive Vice President and Chief Financial Officer
Steven R. Altman	231,500	$44.75	—	—	90,190	$4,017,965
President
Steven M. Mollenkopf	319,150	$42.24	—	—	52,270	$2,328,629
Executive Vice President and Group President
Donald J. Rosenberg	129,350	$44.75	—	—	50,380	$2,244,429
Executive Vice President, General Counsel and Corporate Secretary
All current executive officers as a group (12 people)	1,769,350	$44.30	—	—	617,180	$27,495,369
All current directors, who are not executive officers, as a group (11 people) (1)	—	—	61,042	$2,719,421	—	—
All employees, including all current officers who are not executive officers, as a group (14,712 people)	22,363,380	$40.74	5,691,099	$253,538,460	—	—

(1)	Amount includes 8,312 fully vested deferred stock units granted to non-employee directors in lieu of their annual cash retainer and 52,730 deferred stock units granted under the non-employee director compensation program.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 LTIP and not of state or local taxes that may apply to awards under the 2006 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2006 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a

“disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.  Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.  A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they were transferred to the participant, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.

Potential Limitation on Company Deductions.  In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (1) the 2006 LTIP contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the option is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2006 LTIP provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of September 26, 2010 (number of shares in millions):

	Number of Shares to
	be Issued Upon	Weighted Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders (1)	213	$38.58	43	(2)
Equity compensation plans not approved by stockholders (3)	22	—	22

Total (4)	235	$38.58	65

(1)	Consists of six plans: the Company’s 1991 Stock Option Plan, 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, 2001 Non-Employee Directors’ Stock Option Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(2)	Includes 189,128 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)	Consists of shares that are subject to approval by stockholders at the March 8, 2011 Annual Meeting of Stockholders.

(4)	Excludes options assumed in connection with mergers and acquisitions. Approximately 1,991,023 shares of the Company’s common stock were issuable upon exercise of these assumed options. These options have a weighted average exercise price of $30.14 per share. No additional options may be granted under these assumed arrangements.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the 2006 LTIP, as amended as discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, then the proposed amendments will not be implemented, and the 2006 LTIP will continue in effect pursuant to its current terms. However, the shares reserved for issuance will be depleted, and the 2006 LTIP will not achieve its intended objectives of helping to attract and retain employees.

The Board believes that the proposed amendments to the 2006 LTIP are in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2006 LTIP, AS AMENDED, WHICH INCLUDES THE INCREASE IN THE SHARE RESERVE BY 65,000,000 SHARES.

PROPOSAL 3

APPROVAL OF AMENDMENT TO
THE 2001 EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE SHARE RESERVE BY 22,000,000

In December 2000, we adopted the 2001 Employee Stock Purchase Plan (the ESPP), which originally became effective on February 27, 2001. Since then, the ESPP has been amended and restated twice, most recently as of April 26, 2010. On that date, the Compensation Committee of the Board amended and restated the ESPP to increase the number of shares of our common stock available for issuance under the ESPP by 22,000,000 shares, subject to stockholder approval, and to make other revisions to the ESPP to comply with changes in applicable law and to reflect best practices (the ESPP Amendment). If the ESPP Amendment is not approved, only 189,128 shares will remain available for issuance under the ESPP, reduced by the number of shares of common stock that are purchased subject to the offering period that ends on March 31, 2011.

The following is a brief summary of the ESPP and the material changes made under the ESPP Amendment. This summary is qualified in its entirety by reference to the full text of the ESPP, a copy of which is available to any stockholder upon request and is filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 27, 2010.

Summary of the ESPP

Purpose

The purpose of the ESPP is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward employees and by motivating such employees to contribute to our growth and profitability. The ESPP consists of two components; one is intended to qualify under Section 423(b) of the Code (the Section 423(b) Plan) and the other is not so intended (the Non-423(b) Plan).

Administration

The ESPP is administered by the Board, which has the final power to construe and interpret the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in the ESPP. The Board is authorized to delegate administration of the ESPP to a committee designated by the Board or officers of the Company as specified by the Board or committee. The Board has delegated administration of the ESPP to the Compensation Committee of the Board. As used herein with respect to the ESPP, the “Board” refers to the Compensation Committee or the designated officers of the Company as well as to the Board itself.

Stock Subject to the ESPP

If the ESPP Amendment is approved, the maximum aggregate number of shares of our common stock that may be issued under the ESPP, subject to adjustment as described below in “Effect of Certain Corporate Events,” is

46,709,466 shares, so long as no more than an aggregate of 46,309,466 shares may be issued under the Section 423(b) Plan. If purchase rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the common stock not purchased under such purchase rights again become available for issuance under the ESPP, except that any shares of common stock allocable to a purchase right that has expired, terminated or been cancelled under the Non-423(b) Plan will only be available again for issuance under the Non-423(b) Plan.

Offerings

The ESPP is implemented through sequential offerings, each of which is referred to as an “offering,” the terms of which are referred to as “offering periods.” Generally, each offering period will be for six months’ duration or such other duration as the Board shall determine, provided, however, that no offering period may exceed 27 months in duration. In connection with stockholder approval of the ESPP Amendment, the Board established two consecutive, non-six-month offering periods; the first offering period began August 1, 2010 and ends March 31, 2011, and the second offering period begins April 1, 2011 and ends July 31, 2011, after which, sequential offering periods of six months’ duration shall resume (except as otherwise determined by the Board).

Eligibility

Purchase rights under the ESPP are generally granted only to our employees. However, no employee who owns or holds options to purchase, or as a result of participation in the ESPP would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the ESPP. With respect to the Section 423(b) Plan, no employee may purchase more than $25,000 worth of stock (determined based on the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans in any calendar year. With respect to the Non-423(b) Plan, employees are eligible to participate only if they are selected to participate by the Board in its sole discretion. In no event, however, may an officer or director of the Company subject to the requirements of Section 16 of the Securities Exchange Act participate in the Non-423(b) Plan. As of August 1, 2010, the beginning of the most recent offering period, approximately 16,000 of our employees were eligible to participate in the ESPP.

Participation

Generally, participation in the ESPP is limited to eligible employees who authorize payroll deductions prior to the start of an offering period. Payroll deductions may not be less than 1% nor exceed 15% (or such other rate as the Board determines) of an employee’s compensation for any pay period during the offering period. Once an employee becomes a participant in the ESPP, that employee will automatically participate in each successive offering period until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP or (except as described below in “Termination of Employment”) terminates employment.

Purchase Price

The purchase price per share cannot be less than the lower of (i) 85% of the fair market value of a share of common stock on the date of commencement of the offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase. As of January 10, 2011, the fair market value of a share of our common stock, determined by the last reported sale price per share on that date as quoted on the Nasdaq Global Select Market, was $51.69. No fees, commissions or other charges are paid by employees in connection with the purchase of shares of common stock under the ESPP.

Payroll Deductions and Additional Contributions

The purchase price of the shares is accumulated by payroll deductions over the offering period. Generally, a participant may not increase payroll deductions after the beginning of any offering period, but may decrease his or her participation percentage at any time in accordance with rules established under the ESPP. A participant who reduces his or her participation percentage to zero shall nevertheless remain a participant in the current offering period unless such participant withdraws from the ESPP. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on the payroll deductions from a participant under the ESPP, except as otherwise required by applicable law. If such interest is required, the accrued interest will not be used to purchase additional shares of common stock on a purchase date, and such accrued interest will be refunded to the participant following such purchase date (or, if applicable, the participant’s withdrawal from the ESPP or termination of employment or eligibility). The Board may specify in the terms of an offering that a participant under the Non-423(b) Plan may make additional payments into his or her account, so long as such participant has not had the maximum amount withheld during the offering.

Withdrawal

A participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering a notice to us of withdrawal from the ESPP. Such withdrawal may be elected up to ten days to the end of the applicable offering. Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the ESPP.

Purchase of Stock

By executing an agreement to participate in the ESPP, an eligible employee is entitled to purchase shares under the ESPP. This purchase right shall consist of an option to purchase the number of shares of common stock determined by dividing $12,500 by the fair market value of a share of common stock on the first day of the offering period and prorating this amount for an offering period of any duration other than six months. If the aggregate number of shares to be purchased upon exercise of purchase rights granted in the offering would exceed the maximum aggregate number of shares available for issuance under the ESPP, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each offering period.

Termination of Employment

Generally, upon cessation of an employee’s employment for any reason, or upon the failure of a participant to remain an eligible employee, purchase rights granted pursuant to any offering under the ESPP terminate immediately, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest. However, except in the case of a termination resulting from the participant’s death, a Spinoff Transaction (as defined in the ESPP) or a leave of absence, participation in the ESPP may continue for an additional three months if the terminated employee executes a general release of claims against us.

Restrictions on Transfer

Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure, appropriate adjustments will be made in the number and class of shares subject to the ESPP and to any purchase rights.

If a Change in Control (as defined in the ESPP) occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume our rights and obligations under the outstanding purchase rights or substitute substantially equivalent purchase rights for such corporation’s stock. However, if an outstanding purchase right is not assumed or replaced, the ESPP provides that the purchase date of the then-current offering period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of common stock subject to outstanding purchase rights shall not be adjusted, so long as no acceleration applies to the Non-423(b) Plan unless the Change in Control meets the definition under Section 409A of the Code. All purchase rights that are not assumed, replaced nor exercised prior to the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

Duration, Amendment and Termination

The Board may suspend or terminate the ESPP at any time. The Board may also amend the ESPP at any time or from time to time. However, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the Board if the amendment would (i) increase the number of shares reserved for issuance under the ESPP or (ii) change the definition of the corporations which may be designated by the Board as participating companies in the ESPP. Purchase Rights granted before amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted, except as permitted under the ESPP.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of purchase rights granted under the ESPP and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes.

A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing common stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant’s holding period is more than 12 months. If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Plan Benefits Table

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the ESPP Amendment is approved are not currently determinable. The table below contains the benefits or amounts that the individuals and groups listed below have received under the ESPP since its inception:

Number of
Shares
Purchased
Under the
Participants	ESPP

Paul E. Jacobs	5,899
Chairman and Chief Executive Officer
William E. Keitel	7,354
Executive Vice President and Chief Financial Officer
Steven R. Altman	7,354
President
Steven M. Mollenkopf	6,895
Executive Vice President and Group President
Donald J. Rosenberg	1,455
Executive Vice President, General Counsel and Corporate Secretary
All current executive officers as a group (12 people)	58,215
All current directors who are not executive officers as a group (12 people)	—
All employees, including all current officers who are not executive officers, as a group (15,675 people)	24,622,294

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the ESPP Amendment discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, then the proposed amendment will not be implemented, and the ESPP will continue in effect pursuant to its current terms. However, the number of shares reserved for issuance will be depleted, and the ESPP will not achieve its objective of helping to attract, retain and reward employees.

The Board believes that the proposed amendment to the ESPP is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE 2001 ESPP FOR THE INCREASE IN THE SHARE RESERVE BY 22,000,000 SHARES.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 25, 2011, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended September 26, 2010 and September 27, 2009 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2010	2009

Audit fees (1)	$5,439,000	$5,369,000
Audit-related fees (2)	2,720,000	2,708,000
Tax fees (3)	58,000	—
All other fees (4)	11,000	8,000

Total	$8,228,000	$8,085,000

(1)	Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from licensees.

(3)	Tax fees consist of fees for professional services rendered for international tax compliance.

(4)	All other fees were comprised of fees related to technical publications purchased from the independent public accountant.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 25, 2011.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success. Stockholders are encouraged to read the

Compensation Discussion and Analysis (CD&A) and other sections of this proxy statement, which include discussions of the following:

•	Members of the Compensation Committee are independent directors (page 4). The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant (page 46). It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our executive officers’ compensation (page 44).

•	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices are highlighted on pages 41 and 42, discussed in detail in the CD&A and include:

•	We have stock ownership guidelines for directors and executive officers (pages 7 and 60).

•	We do not pay the tax liability (i.e., no gross-ups) associated with reimbursements (page 57).

•	We have a cash incentive compensation repayment (“claw back”) policy (page 59).

•	We employ our executive officers “at will” without severance agreements or employment contracts (page 58).

•	We have a long-standing insider trading policy (page 41).

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term programs and limits on the maximum amounts that may be earned (pages 48-50, and 56).

•	Approximately 75% of the executive officers’ total direct compensation is in the form of long-term incentive equity awards and 90% varies based on performance in the form of cash and equity (pages 48-50).

•	Our executive officers’ compensation amounts are aligned with our financial performance. In fiscal 2010, we exceeded our financial objectives and awarded our executive officers annual cash incentive amounts that were above the target amounts. While we exceeded the objectives for fiscal 2010 to an extent similar to fiscal 2009, the incentive plan funding rate was slightly reduced for fiscal 2010 compared to fiscal 2009. Accordingly, with one exception, our named executive officers’ fiscal 2010 annual cash incentive payments were not more than the amounts they received for fiscal 2009 (pages 39-40).

•	Dr. Jacobs’s fiscal 2010 total direct compensation was substantially the same as his fiscal 2009 amount. His annual cash incentive for fiscal 2010 was $3.4 million, which was 6% less than his incentive award of $3.6 million for fiscal 2009. This reflects the similar financial performance for fiscal 2010 as compared to fiscal 2009 and the slightly reduced cash incentive program funding rate for fiscal 2010. His fiscal 2010 annual equity award, which consisted of stock options and performance stock units, was substantially the same as his fiscal 2009 equity award, which consisted entirely of stock options. His salary for calendar 2010 did not change from calendar 2009 (pages 40-41, 50-51).

The Compensation Committee and the Board of Directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“Resolved, that the stockholders of Qualcomm Incorporated approve, on an advisory basis, the compensation of its executive officers, as disclosed under the heading ‘Executive Compensation and Related Information’.”

Required Vote and Board Recommendation

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION FOR OUR EXECUTIVE OFFICERS.

PROPOSAL 6

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Stockholders of Qualcomm have the opportunity to advise the Compensation Committee and the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation, commonly known as “Say-on-Pay.” Stockholders may indicate their preference for an annual, biennial (every two years) or triennial (every three years) “Say-on-Pay” advisory vote.

The Board believes that it is preferable to conduct the “Say-on-Pay” advisory vote every three years, for the reasons outlined below. Further, because the “Say-on-Pay” advisory vote is an emerging and newly regulated practice, the Board has committed to solicit stockholders’ preferences regarding the frequency of the “Say-on-Pay” advisory vote again in three years. (We are required by law to solicit stockholders’ preferences regarding the frequency of the “Say-on-Pay” advisory vote every six years.)

The Board recommends that stockholders vote for a triennial advisory vote on executive compensation for reasons that include:

•	We have a consistent record of full and transparent disclosures regarding our executive compensation philosophy, programs, practices and the amounts paid to our executive officers.

•	We have implemented numerous compensation best practices, including an emphasis on performance-based long-term equity awards, compensation risk management assessment, stock ownership guidelines and incentive compensation repayment (“claw back”) policies.

•	We have been recognized for a strong investor relations program since 2004.

•	As a practical matter, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and Executive Compensation sections of the Proxy Statement until the second year following an unfavorable “Say-on-Pay” vote.

This advisory stockholder vote, commonly known as “Say-on-Frequency,” gives you as a stockholder the opportunity to state your preference on how frequently we conduct the advisory vote on our executive compensation through the following resolution:

“Resolved, that the stockholders of Qualcomm Incorporated approve, on an advisory basis, that the advisory vote on executive compensation, commonly known as “Say-on-Pay,” be conducted every three years, beginning with this Annual Meeting.”

Required Vote and Board Recommendation

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board believes that a triennial advisory vote on executive compensation is appropriate for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION BE CONDUCTED EVERY THREE YEARS.

PROPOSAL 7

STOCKHOLDER PROPOSAL REGARDING MAJORITY
VOTING IN DIRECTOR ELECTIONS

The United Brotherhood of Carpenters and Joiners of America has represented that its pension fund is the beneficial owner of 24,971 shares of our common stock and has indicated that it intends to present the proposal set forth in quotes below (the “Majority Vote Proposal”) at the Annual Meeting.

The Board of Directors opposes the Majority Vote Proposal for the reasons stated after the proposal.

Director Election Majority Vote Standard Proposal

“Resolved, that the shareholders of Qualcomm Incorporated (the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

As of the date of the submission of this majority vote proposal, over 350 of the 500 companies in the Standard & Poor 500 Index have adopted a majority vote standard for director elections. This group of companies includes many of the Company’s “peer companies.” Additionally, these majority vote companies have adopted director resignation policies in their bylaws or corporate governance policies to address postelection issues related to the status of director nominees that fail to win election. At the time of this proposal submission, Qualcomm and its Board had not taken either action.

The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors and reserve for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Statement In Opposition To Proposal 7

After careful consideration, the Board and its Governance Committee, consisting entirely of independent directors, believe that the above-described shareholder proposal to change the voting standard for our directors is unnecessary and not in the best interests of the Company and its stockholders. Accordingly, the Board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.

Opposing Statement

We oppose the adoption of the shareholder proposal because our current policy achieves the same result as the proposed structure, but with fewer uncertainties and ambiguities. Since 2005, we have had a “Majority Voting” policy for directors as part of our Corporate Governance Principles and Practices. Our policy produces in spirit and substance the same result as the structure in the shareholder proposal, but it avoids the uncertain status of having directors who were not elected continuing to serve as “holdover” directors. We believe a board needs to have certainty in its composition, but with a mechanism for reviewing the desirability of continued service in the event a director does not receive a majority of the shares voted in an uncontested election. Our current policy provides that mechanism.

Our Majority Voting Process Already Provides Equivalent Results.  As described in the “Majority Voting, Stock Ownership Guidelines and Other Matters” section above, our Board adopted a policy in 2005 providing for a review of a director’s service in the event the director receives less than a majority of the votes cast in an uncontested election. Under our policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will take the following actions:

•	Undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board.

•	Review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to the Company and the availability of other qualified candidates.

•	Make recommendations to the Board regarding any appropriate actions, which could include requesting the director’s resignation. The director or directors in question will not participate in the Governance Committee’s or the Board’s analysis.

After the Governance Committee completes its evaluation, the Board will:

•	Review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant.

•	Act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director must promptly take whatever action is requested by the Board.

°	If the director does not take the required remedial action or if the Board determines that immediate resignation is in the best interests of the Company and our stockholders, the director must tender his or her resignation.

•	Disclose the Board’s decision within four business days in a Current Report on Form 8-K, which would include an explanation of the process by which the decision was reached.

Our Board is committed to adhering to the Corporate Governance Principles and Practices and to listening carefully to the collective voice of the Company’s stockholders. Our policy effectively implements a majority voting standard without the inherent limitations that a strict majority voting standard places on the Board’s flexibility. For example, pursuant to our policy, the Board has the ability to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The policy is also intended to allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at the Company.

The Board believes that the proponent has ignored the existing protections provided by our Corporate Governance Principles and Practices and that it is incorrect to suggest that the Company and our Board have not taken actions in this area. Contrary to the implications of the proponent’s proposal, our policy ensures that a director nominee who receives less than a majority of the vote from his or her election will not serve on the Board without undergoing a high degree of scrutiny by both the Governance Committee and independent members of the Board.

Our Majority Voting Process Provides Desired Certainty.  Our Board continues to believe that our Corporate Governance Principles and Practices, which are available on the Company’s website at http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=5526, effectively address the concerns raised by the proponent by providing our stockholders with a meaningful role in director elections and establishing an appropriate vote standard for Board nominees, without limiting the certainty that is necessary for the Board to be able to act efficiently and in the best interests of the Company and our stockholders. The Board believes this certainty is in the best interest of all stockholders and is preferable to placing strict majority voting standards in the Company’s certificate of incorporation or by-laws, which could result in potentially disruptive outcomes. Under the structure proposed by the proponent, a director who received less than a majority of the votes cast would not be “elected.” However, under Delaware law, even if not elected, the director would serve until his or her successor was elected and qualified. As a result, the changes suggested by the proponent could result in one or more “unelected” directors continuing to serve as “holdover” directors, perhaps for several years. We believe that uncertainty would not be beneficial to the Company or our stockholders. We believe that the implications of this “holdover” status have not been fully developed, which will create uncertainty in our Board’s composition and the execution of its oversight function.

We believe that our existing policy allows the stockholders to express any concerns about director nominees and requires the Board to review those concerns and take appropriate action, just like the structure suggested by the proponent. However, our existing policy avoids the uncertainties that would arise with unelected “holdover” directors continuing in office. FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ADOPTION OF PROPOSAL 7.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 20, 2010 by: (i) each stockholder known to us to have greater than 5% ownership (based solely on our review of Forms 13D and 13G filed with the SEC); (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of
	Beneficial Ownership (1)
	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Paul E. Jacobs (2)	5,621,122	*
William E. Keitel (3)	805,260	*
Steven R. Altman (4)	2,714,042	*
Steven M. Mollenkopf (5)	627,203	*
Donald J. Rosenberg (6)	484,791	*
Barbara T. Alexander (7)	77,942	*
Stephen M. Bennett (8)	18,000	*
Donald G. Cruickshank (9)	107,900	*
Raymond V. Dittamore (10)	145,100	*
Thomas W. Horton (11)	4,700	*
Irwin Mark Jacobs (12)	22,983,134	1.41%
Robert E. Kahn (13)	281,200	*
Sherry Lansing (14)	34,147	*
Duane A. Nelles (15)	171,040	*
Francisco Ros	—	*
Brent Scowcroft (16)	531,399	*
Marc I. Stern (17)	684,671	*
All Executive Officers and Directors as a Group (24 persons) (18)	38,504,153	2.34%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,632,653,188 shares outstanding on December 20, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Includes 611,400 shares held in family trusts, 867,142 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 18,027 shares held for the benefit of Dr. Paul Jacobs’s children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 4,124,553 shares issuable upon exercise of options exercisable within 60 days, of which 1,048,220 shares are held in trusts for the benefit of Dr. Paul Jacobs and/or his spouse and 484,431 shares are held by Dr. Paul Jacobs’s spouse.

(3)	Includes 797,086 shares issuable upon exercise of options exercisable within 60 days.

(4)	Includes 132,668 shares held in family trusts and 2,581,374 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 626,270 shares issuable upon exercise of options exercisable within 60 days.

(6)	Includes 1,455 shares held jointly with his spouse and 483,336 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 5,611 shares held in family trusts and 72,000 shares issuable upon exercise of options exercisable within 60 days and 331 fully vested deferred stock units and dividend equivalents to be released within 60 days. Excludes 3,398 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(8)	Includes 10,000 shares held jointly with his spouse. Excludes 5,374 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(9)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 99,700 shares issuable upon exercise of options exercisable within 60 days.

(10)	Includes 7,400 shares held in family trusts and 137,700 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,075 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(11)	Includes 2,200 shares held jointly with his spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days.

(12)	Includes 3,262,129 shares held in family trusts and 17,286,628 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Irwin Jacobs and his spouse. Dr. Irwin Jacobs shares voting power with his spouse for shares owned through these trusts. Also includes 2,434,377 shares issuable upon exercise of options exercisable within 60 days, of which 300,000 shares are held in trusts for the benefit of Dr. Irwin Jacobs and/or his spouse, and 306,881 shares are held by Dr. Irwin Jacobs’s spouse.

(13)	Includes 157,700 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 4,725 shares held in family trusts and 29,422 shares issuable upon exercise of options exercisable within 60 days.

(15)	Includes 111,340 shares held in family trusts and 59,700 shares issuable upon exercise of options exercisable within 60 days.

(16)	Includes 372,699 shares held in Grantor Retained Annuity Trusts for the benefit of Mr. Scowcroft and 157,700 shares issuable upon exercise of options exercisable within 60 days.

(17)	Includes 284,500 shares held by the Beatrice B. Corporation of which Mr. Stern is the president and sole owner, 241,808 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 157,700 shares issuable upon exercise of options exercisable within 60 days and 663 fully vested deferred stock units and dividend equivalents to be released within 60 days. Includes 525,085 shares pledged by Mr. Stern. Excludes 4,257 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)	Includes 15,085,582 shares issuable upon exercise of options exercisable within 60 days and 994 fully vested deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Also includes 525,085 shares pledged by one director. Excludes 20,024 deferred stock units, restricted stock units and related dividend equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2010, except for the following: a late Form 4 was filed to report a distribution from a Grantor Retained Annuity Trust by Dr. Paul Jacobs in fiscal 2009 that was reported late by his broker in fiscal 2010.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2010, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. In accordance with its charter, the Audit Committee is responsible for reviewing and approving related-person transactions between the Company and any directors or executive officers. The Compensation Committee reviews compensation-related transactions with directors or executive officers (such as base salary and annual cash incentives). Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2010, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the described transactions that is material to them or the Company. Moreover, none of the following directors or executive officers believes that they have a direct or indirect material interest in the employment relationships of the listed family members. Stock options and other awards were granted under our 2006 Long-Term Incentive Plan, and the options have exercise prices that were equal to the closing price of our stock on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable quarterly vesting over the remainder of the five-year vesting period. Options granted to family members of certain directors and executive officers under any of our stock option plans have a term of 10 years. Restricted stock units vest three years from the grant date. Generally, vesting of both stock options and restricted stock units is contingent upon continued service with the Company.

Dr. Paul E. Jacobs is the son of Dr. Irwin Mark Jacobs, a director of the Company. Dr. Paul Jacobs serves as our Chairman and Chief Executive Officer (CEO). Dr. Paul Jacobs was compensated as described below under the heading “Executive Compensation and Related Information.”

Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, Strategy and Analysis. During fiscal 2010, Duane A. Nelles III earned $230,827 in base salary and $100,000 in cash incentives and received a stock option grant for 24,000 shares of our stock at an exercise price of $40.70 per share and a restricted stock unit grant for 4,300 shares.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Vice President, Business Development. During fiscal 2010, Jeffrey Altman earned $205,240 in base salary and $63,000 in cash incentives and received a stock option grant for 12,000 shares of our common stock at an exercise price of $40.70 per share and a restricted stock unit grant for 2,700 shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2011 Proxy Statement.

COMPENSATION COMMITTEE

Stephen M. Bennett, Chair
Brent Scowcroft
Marc I. Stern

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section of the Proxy Statement includes the following:

•	The Executive Summary highlights our pay-for-performance approach and key compensation programs and provides a brief overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 5 (advisory vote on executive compensation, or “Say-on-Pay”) and Proposal 6 (advisory vote of frequency of advisory vote on executive compensation, or “Say-on-Frequency”).

•	The Compensation Discussion and Analysis (CD&A) section describes and analyzes our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2010. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.”

•	The Compensation Risk Management section describes the process applied, and the factors considered by the Compensation Committee’s independent compensation consultant, in an assessment that concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company.

•	The Compensation Tables and Narrative Disclosure section reports the compensation and benefit amounts paid to our NEOs for fiscal 2010.

Executive Summary

In this Executive Summary we highlight (1) the relationship between our NEOs’ and CEO’s cash incentive compensation and our financial performance for fiscal 2010 and relative to fiscal 2009 and (2) the key compensation program practices as they relate to governance, risk mitigation and best practices.

Pay for Performance:  The CEO’s and other NEOs’ cash incentive payments for fiscal 2010 were more than the target amounts because we exceeded our financial objectives for fiscal 2010. With one exception, the payments were not more than the amounts received by the NEOs for fiscal 2009.

In fiscal 2010, we achieved 102% of our revenues objective and 104% of our operating income objective, both of which were based on measures that did not conform with generally accepted accounting principles in the United States (Non-GAAP). Our fiscal 2010 performance reflects a 5.7% growth in Non-GAAP revenues and 5.4% growth in Non-GAAP operating income from fiscal 2009. In fiscal 2009, we achieved 98% of our Non-GAAP revenues objective and 107% of our Non-GAAP operating income objective. We use Non-GAAP operating objectives because they (1) focus the executive officer team on overall business growth and profitability; (2) provide direct linkage between decisions and outcomes; and (3) are two key factors that influence stockholder value. These Non-

GAAP objectives exclude the Qualcomm Strategic Initiatives (QSI) reportable segment, certain estimated share-based compensation and acquired in-process research and development expense. The Compensation Committee determined that the Non-GAAP objectives better enable evaluation of operating results on a consistent and comparable basis than objectives in conformity with GAAP would. The QSI segment, estimated share-based compensation, certain tax items and in-process research and development are excluded because we view such items as unrelated to our operational performance.

Comparison of Fiscal 2009 and 2010 Financial Performance

(1)	Fiscal 2009 Non-GAAP operating income reflected additional adjustments approved by the Compensation Committee for determining incentive award amounts.

We place more relative weight on Non-GAAP operating income performance than on Non-GAAP revenues performance; this means that in fiscal 2010, while we exceeded the objectives for fiscal 2010 to an extent similar to fiscal 2009, the funding rate for our cash incentive plan was slightly reduced for fiscal 2010 because we achieved a higher percentage of our Non-GAAP operating income objective for fiscal 2009.

Accordingly, the CEO and the Compensation Committee determined that, consistent with the incentive program design, the NEOs’ incentive payments for fiscal 2010 would be above the target amounts established at the beginning of fiscal 2010 and (except for Mr. Mollenkopf) would not be greater than the amounts they received for fiscal 2009. Mr. Mollenkopf assumed additional responsibilities and was promoted in fiscal 2010, and as a result, the CEO and the Compensation Committee determined it appropriate that he receive an incentive payment that was larger than his fiscal 2009 award.

NEO Annual Cash Incentive Amounts

The NEOs received cash incentive awards for fiscal 2010 that were consistent with the pre-established funding rate and, on average, were 22% more than the target amounts. For fiscal 2009, the annual cash incentive amounts averaged 30% more than the target amounts. The aggregate amount of cash incentives awarded to our NEOs for fiscal 2010 was 2.8% less than the amount that these same executives received for fiscal 2009.

CEO Compensation:  Dr. Jacobs’s 2010 total direct compensation (salary, cash incentive and long-term equity awards) was substantially the same as his 2009 amount. The “CEO Total Direct Compensation” table below presents Dr. Jacobs’s calendar year base salary combined with the cash incentives and long-term equity awards for the fiscal years.

CEO Total Direct Compensation

Dr. Jacobs’s fiscal 2010 annual equity award, which consisted of stock options and performance stock units (PSUs), had a grant date fair value of $12.4 million ($5.4 million in stock options and $7.0 million in PSUs) as compared to $12.2 million for his fiscal 2009 equity award, which consisted entirely of stock options.

Dr. Jacobs’s cash incentive award for fiscal 2010 of $3.4 million was 20% more than the target amount and 6% less than his incentive award of $3.6 million for fiscal 2009. This reflects similar performance compared to our objectives for fiscal 2009 and 2010 and the slightly reduced cash incentive program-funding rate for fiscal 2010.

Dr. Jacobs’s base salary for calendar 2010 of $1,125,000 did not change from calendar 2009. (In 2009, Dr. Jacobs voluntarily reduced his base salary by 25% in conjunction with company-wide cost-containment initiatives. The reduction was temporary and was reinstated to the prior level at the beginning of fiscal 2010 per the original agreement when the voluntary salary reduction began.) His fiscal 2010 target annual cash incentive amount of $2,813,000 was the same as in fiscal 2009.

We employ Dr. Jacobs “at will” and he does not have an employment contract or severance agreement. Any potential post-employment compensation he would receive would be primarily related to the acceleration of unvested stock options pursuant to the provisions of our 2006 LTIP and stock option award agreements for death, disability, termination following a change-in-control or involuntary termination without cause. The intrinsic value of the unvested options that would become exercisable upon certain events as of the end of fiscal 2010 was:

•	$9.9 million, if his termination was to occur because of death, disability or termination following a change-in-control (i.e., double trigger), and

•	$1.0 million, if his termination was involuntary.

Compensation Program Practices:  We have many practices that ensure consistent leadership, decision-making and actions among our NEOs that are consistent with our values of innovation, execution and collaborating without taking inappropriate or unnecessary risks. These practices include:

•	In fiscal 2010, we de-emphasized stock options in favor of other types of long-term equity incentives as a means of rewarding more than stock price appreciation for our executive officers by making grants of performance stock units in addition to grants of stock options.

•	Also in fiscal 2010, we initiated risk management assessments for our compensation and benefit programs and human resources data management processes and practices relative to executive, non-executive and sales compensation programs.

•	We established stock ownership guidelines in September 2006. Although no NEO is required to satisfy the guideline until 2011 at the earliest, our CEO and two of the other NEOs met the guideline as of September 26, 2010 and the remaining two NEOs are progressing towards the guideline. In October 2010, we increased the ownership guideline for the CEO from five times to six times annual base salary.

•	We eliminated payments of the tax liability associated with certain other compensation (i.e., no “gross-up”) effective January 1, 2009.

•	We adopted a cash incentive compensation repayment (“claw back”) policy effective January 1, 2009, and we intend to amend the policy to comply with the provisions of the Dodd-Frank Act after the SEC implements new regulations.

•	We have a long-standing insider trading policy for executive officers and non-employee directors that prohibits transactions involving short-swings, shorting, puts, non-covered calls and certain other derivatives. Our policy requires that a Qualcomm trading compliance officer first pre-clear complex transactions that are allowed, including certain forms of hedging, forward sale contracts, loans and sale of covered call options.

•	We employ our NEOs “at will,” without severance agreements or employment contracts. Thus, our CEO and other NEOs do not have guaranteed arrangements for cash compensation or severance upon a change-in-control or excise tax gross-up for change-in-control payments.

•	Approximately 75% of annual target compensation is in the form of long-term incentive equity awards, and 90% of annual target compensation is variable in the form of annual cash incentives and long-term incentive equity awards.

•	We have limited the potential annual cash incentive amounts for NEOs to 2.5 times the target amount. We introduced PSUs in fiscal 2010 and limited the potential number of shares of Qualcomm stock that our NEOs may earn to 1.25 times the target amount for the fiscal 2010 awards.

•	We have a balance of short-term (Non-GAAP revenues and Non-GAAP operating income) and long-term (relative total shareholder return) performance measures.

•	We have a balance of time horizons for our incentive awards, including an annual cash incentive program, a three-year PSU program and stock options that become fully vested four years after the grant date.

Our compensation programs are subject to a thorough process that includes Compensation Committee review and approval of program design and practices; the advice of an independent, third-party compensation consultant engaged by the Compensation Committee; and long-standing, consistently applied practices with respect to the timing and pricing of stock options.

Compensation Discussion and Analysis

In this section we discuss and analyze our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2010. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.” They are:

•	Dr. Paul E. Jacobs, Chairman and CEO, has 20 years of service with Qualcomm and has been CEO since July 2005 and Chairman since March 2009.

•	Mr. William E. Keitel, Executive Vice President (EVP) and CFO, has 14 years of service with Qualcomm and has been CFO since February 2002.

•	Mr. Steven R. Altman, President, has 21 years of service with Qualcomm and has been President since July 2005.

•	Mr. Steven M. Mollenkopf, EVP and Group President, has 16 years of service with Qualcomm and has been Group President since September 2010.

•	Mr. Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary, has 3 years of service with Qualcomm.

Compensation Program Objectives and What We Reward:  Our compensation program has five primary objectives:

•	Align the interests of our NEOs and long-term stockholders;

•	Pay for performance;

•	Deliver pay that is competitively reasonable and appropriate for our business needs and circumstances;

•	Reflect high standards for corporate governance and compensation-related risk management; and

•	Be tax efficient for the Company.

Key Components of Our NEO Compensation Program:  We are including three tables to summarize the key components of our NEO compensation program. The first table, immediately below, includes the principal components of our pay-for-performance approach. The other two tables are included in the final section of the CD&A under the heading “Other Components of Our Executive Compensation Programs” on page 56. These two additional tables summarize benefit programs that are available only to our NEOs and other employees in vice president or senior vice president roles and benefit programs that are generally available to all of our U.S.-based employees, including our NEOs.

Principal Components of our Pay-for-Performance Approach (1)

Component	Purpose	Form	Pay-for-Performance	Comment

Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance, contributions to the business, competitive practices and internal comparisons.	Annual fixed cash compensation. Base salary reflects the employee’s level of responsibility, expertise, skills, knowledge and experience.

Annual cash incentive	Encourage and reward contributions to our annual financial performance objectives.	Cash	The potential award amount varies with the degree to which we achieve our annual financial objectives and the extent to which the NEO contributes to strategic and operational objectives.	Annual variable cash compensation. The Compensation Committee, at its sole discretion, determines the amount of the annual cash incentive each year.

Long-term incentive	Encourage and reward building long-term stockholder value and retain NEOs. We provide a mix of equity award types to balance specific objectives. Stock options: Reward absolute stock price appreciation.
PSUs:  Reward relative stock performance.
	RSUs: Maintain retention value through short-term market volatility.	Stock options, PSUs and RSUs.	The potential appreciation in our stock price above the option exercise price motivates our NEOs to build stockholder value. NEOs may realize an amount only if our stock price appreciates over the option term. The PSUs award a variable amount of Qualcomm shares based on the relative performance of our TSR compared to the NASDAQ 100.	Long-term variable stock-based compensation. The Compensation Committee, at its sole discretion, determines the mix of equity awards (stock options, RSUs and PSUs) and the amounts awarded each year. We encourage stock ownership through guidelines applicable to all of our executive officers.

(1)	All of our employees receive a base salary and are eligible to participate in our annual cash incentive program, and substantially all of our employees are eligible to participate in our long-term incentive programs.

Determining the Amount of Compensation for Our NEOs:  The amount of compensation we provide our NEOs is intended to be:

Competitively reasonable and appropriate for our business needs and circumstances.  We consider competitive compensation practices by other companies as reference points that the Compensation Committee may use for comparative purposes. We do not target specific benchmark percentiles.

Internally fair and equitable relative to roles, responsibilities and work relationships.  Management and the Compensation Committee may consider certain business and individual factors to evaluate internal fairness and equity. We do not attempt to establish specific internal relationships among the NEOs.

Variable from year-to-year based on the Company’s performance and individual performance (“pay-for-performance”).  Our annual cash incentive program and long-term incentives provide compensation to our NEOs that are only realizable when we achieve our financial performance objectives; the price of our stock appreciates above the stock option exercise price during the option term; and our total shareholder return (TSR), relative to the NASDAQ 100 Total Return Index (NASDAQ 100), meets or exceeds a minimum threshold.

In determining the compensation amounts, we consider several factors, including (1) competitive compensation practices, (2) business and individual factors, (3) the perspectives provided by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FWC) and (4) the CEO’s evaluations and recommendations for the other executive officers. We discuss each of these factors in the following sections.

Competitive compensation practices.  One objective of our compensation program is to provide amounts that are competitively reasonable and appropriate in the talent market for our business needs and circumstances. We conduct analyses using compensation data disclosed in SEC filings to establish reference points (i.e., the statistical median and the 75th percentile) that we use to compare our NEOs’ compensation to that provided by peer companies.

Peer companies for fiscal 2010.  The Compensation Committee selected the peer group companies, taking into account FWC’s recommendations, based on the following characteristics with regard to Qualcomm:

•	Principal business in a related industry segment;

•	Broadly similar in profitability and market capitalization;

•	Comparable performance-based compensation model; and

•	Commonly used as peers of peers (i.e., the peer companies disclosed by the companies we used as peers).

Peer Companies for Fiscal 2010

Adobe Systems	Amazon	Apple
Applied Materials	AT&T	Broadcom
Cisco	Comcast	Corning
DirecTV	Dell	eBay
EMC	Google	Hewlett Packard
IBM	Intel	Microsoft
Motorola	Oracle	Sprint Nextel
Texas Instruments	Time Warner	United Technologies
Verizon	Viacom	Walt Disney
Yahoo!

Changes from the fiscal 2009 peer companies include the addition of DirecTV because it was (1) comparable in terms of net income and market capitalization, (2) a peer of peers and (3) a potential competitor for executive talent. Electronic Arts and Nvidia were excluded for fiscal 2010 because they were outside of the ranges for profitability and market capitalization.

Peer Company Data (1)
(Dollars in billions)

				Qualcomm’s
	Range	Median	Qualcomm	Percentile

Market Capitalization	$8.0 - $143.5	$27.7	$55.1	62nd
Revenues (trailing four quarters)	$3.6 - $124.0	$30.1	$11.2	21st
Net Income (trailing four quarters)	$(13.4) - $17.2	$2.5	$2.7	52nd
1-year TSR(2)	(64%) - 0%	(39)%	(20)%	79th
3-year TSR(2)	(47%) - 20%	(13)%	(10)%	55th

(1)	Qualcomm and the peer company data reported was as of February 2009, the time at which FWC prepared the peer company analysis.

(2)	Total shareholder return (TSR) includes gains from increases in stock price and assumes reinvestment of any dividends paid. The percentage is calculated by dividing (a) the increase or decrease in the stock price and the dividends paid during the period by (b) the stock price at the beginning of the period.

Business and individual factors.  In addition to compensation amounts that are competitively reasonable and appropriate, we intend for our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs. Accordingly, we also consider many other factors in the process of determining compensation levels for each NEO, including:

•	The Compensation Committee’s evaluation of the CEO and other NEOs;

•	Individual performance and contributions to financial goals, such as Non-GAAP revenues, profitability, free cash flow and Non-GAAP operating expenses;

•	Labor market conditions, the need to retain and motivate the NEO and the NEO’s potential to assume increased responsibilities and long-term value to the Company;

•	Management succession plans and bench strength;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our NEOs;

•	Individual expertise, skills, knowledge and tenure in position; and

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development.

We do not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other NEOs’ compensation.

Other factors considered in determining NEO compensation.

Prior compensation or amounts realized or realizable from prior equity compensation.  FWC prepared and reviewed with the Compensation Committee an analysis of the NEOs’ equity holdings based on the current and potential values of their equity awards and ownership of our stock. The Compensation Committee and the CEO reviewed these analyses as part of their broader consideration of alignment with stockholder interests and NEO retention and determined that the potential values provide strong alignment between the interests of the NEOs and stockholders. The Compensation Committee also determined not to include the amounts of annual cash incentives and the amounts realized or realizable from prior stock option awards in establishing compensation amounts for fiscal 2010 because we award cash incentives for fiscal year performance, and stock options are forward-looking long-term incentives awarded as part of the direct compensation that the Compensation Committee establishes each year. The Compensation Committee believes that reducing stock option awards because of prior gains could penalize our executive officers for their long-term service and past performance.

CEO involvement in compensation decisions.  After the end of the fiscal year, the Compensation Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary, annual cash incentive and long-term equity awards. The Compensation Committee also approved the base salaries, annual cash incentives and long-term equity awards for the other NEOs.

The Compensation Committee’s independent consultants and advisors.

Consultants and advisors.  The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2010, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise them on compensation matters. FWC reported directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2010 beyond its support of the Compensation Committee. The engagement did not raise any conflicts of interest, and pursuant to this engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of potential risks arising from our executive, non-executive and sales compensation programs;

•	Provided analyses of aggregate equity compensation spending;

•	Reviewed and commented on recommendations regarding NEO compensation; and

•	Advised the Compensation Committee on specific issues as they arose.

Representatives from FWC attended all Compensation Committee meetings during fiscal 2010 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation Committee meetings. We paid $180,382 in fees to FWC during fiscal 2010, all for work that was directly in support of the Compensation Committee and execution of the Committee’s responsibilities under its charter.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper. The total rewards management department within our human resources organization supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

Discussion of NEO Compensation for Fiscal 2010

In the first quarter of fiscal 2010, the Compensation Committee determined base salaries, target annual cash incentives and long-term incentives for the NEOs. The Compensation Committee considered information from FWC’s competitive analysis, the business and individual factors described above, tax efficiency and the CEO’s recommendations for the other NEOs in determining these amounts. The two graphs below summarize the total direct compensation profiles for our NEOs.

The “NEO Total Direct Compensation” graph compares the target total direct compensation (TDC) amount (the vertical bars referencing the left vertical axis) for each NEO relative to the 50th (the triangle-shaped markers) and 75th (diamond-shaped markers) percentiles of competitive practice. The graph also includes the CEO TDC multiple (square-shaped markers referencing the right vertical axis), which reflects the internal relationship of the CEO’s TDC as a multiple of the TDC for each of the four other NEOs. For example, Dr. Jacobs’s TDC is 1.8 times greater than Mr. Altman’s TDC. The Compensation Committee reviewed these relationships but did not use or attempt to establish specific internal compensation relationships among the NEOs.

NEO Total Direct Compensation for Fiscal 2010

The “Contribution of Each Pay Component to TDC” graph illustrates the proportionate contribution of each pay component to TDC. We report separately the PSU minimum amount to distinguish the portion of the PSU award that is intended to provide retentive value. Among the NEOs, 93% of Dr. Jacobs’s TDC varies based on performance (the sum of the target annual cash incentive and long-term equity incentives divided by TDC), 91% of Mr. Altman’s TDC varies based on performance and 88% — 89% of the other NEOs’ TDC varies based on performance.

Contribution of Each Pay Component to TDC for Fiscal 2010

(1)	The fair value of the PSUs was determined using a Monte-Carlo simulation (a form of a binomial option-pricing model) performed by an independent third party with the following assumptions: expected volatility of 40.15% for Qualcomm and 30.83% for the NASDAQ 100; expected volatility of 34.42% for Qualcomm’s ending stock price; a correlation coefficient of 0.7725; risk-free rates of return of 0.747%, 1.046%, 1.331% and 1.620% for the 18-, 24-, 30- and 36- month performance periods, respectively; and a dividend rate of 1.5%.

(2)	The fair values of the stock options were determined using a binomial option-pricing model with the following assumptions: 33.8% volatility; 2.5% risk-free interest rate; 1.5% dividend rate; 9.8% post-vesting forfeiture rate; and 1.8 suboptimal exercise factor.

Fiscal 2010 annual cash incentive program.  During the first quarter of fiscal 2010, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established Non-GAAP revenues and Non-GAAP operating income objectives for the fiscal 2010 annual cash incentive program. We applied a relative weighting of 60% to Non-GAAP operating income and 40% to Non-GAAP revenues to emphasize the relative importance of operating income on shareholder value creation.

The “Fiscal 2010 Annual Cash Incentive Calculation” table below reports our Non-GAAP revenues and Non-GAAP operating income objectives and results for fiscal 2010. We achieved 102% and 104% of our Non-GAAP revenues and Non-GAAP operating income objectives for fiscal 2010, respectively. These levels of performance, when applied to the formula approved by the Compensation Committee at the beginning of fiscal 2010, resulted in an incentive target multiple of 1.21. (See the narrative under “Grants of Plan-Based Awards” that provides a detailed description of the cash incentive program and formula.)

Fiscal 2010 Annual Cash Incentive Calculation

									Weighted
	Results		Target		Achievement		Relative		Achievement
	($000s)	÷	($000s)	=	Ratio	×	Weight	+	Ratio

Non-GAAP revenues	10,982,105		10,814,321		1.02		40%		40.6%
Non-GAAP operating income	4,315,842		4,164,945		1.04		60%	+	62.2%

							Sum	=	102.8%

					Incentive Multiple (1)(2)				1.21

(1)	See the section titled “Annual Cash Incentive Program” under the “Grants of Plan-Based Awards” for a discussion of how we calculate the target incentive multiple.

(2)	The target incentive multiple has been rounded to the nearest hundredth.

The “Fiscal 2010 Company Performance-Adjusted (Funded) and Actual Cash Incentive Award Amounts” table below shows, for each NEO, the target annual cash incentive established at the beginning of fiscal 2010, the incentive multiple (see the above calculation), the “funded” incentive amount that is the product of multiplying the target annual cash incentive times the incentive multiple and the actual incentive award amount approved by the Compensation Committee. In fiscal 2010, while we exceeded the objectives for the fiscal year, we did not exceed them to the extent that we exceeded the fiscal 2009 objectives. Accordingly, the CEO and the Compensation Committee determined that the NEOs’ cash incentive payments for fiscal 2010 should be above the target amounts established at the beginning of fiscal 2010 and, with one exception, would not be greater than the amounts they received for fiscal 2009.

Fiscal 2010 Company Performance-Adjusted (Funded) and Actual Cash Incentive Award Amounts

				Variance
	Target		Amount	of Award
	Annual	Funded	Awarded by	Amount
	Cash	Incentive	Compensation	vs.
	Incentive	Amount	Committee	Funded
	($)	($)(1)	($)	Amount

Paul E. Jacobs	2,812,524	3,403,154	3,370,000	(1.0)%
William E. Keitel	837,512	1,013,390	950,000	(6.7)%
Steven R. Altman	1,134,020	1,372,164	1,225,000	(12.0)%
Steven M. Mollenkopf	770,004	931,704	1,000,000	6.8%
Donald J. Rosenberg	682,007	825,229	950,000	13.1%

(1)	The Funded Incentive Amount is the product of the Target Annual Cash Incentive multiplied by the Incentive Multiple of 1.21.

Fiscal 2010 annual long-term incentive awards.  The Compensation Committee exercises its discretion in approving long-term incentive award amounts. A key consideration is the resulting target direct compensation relative to competitive practices; our compensation philosophy and practice is that total direct compensation positioned between the competitive median and 75th percentile is generally reasonable and appropriate. After it has considered the resulting position of total direct compensation relative to competitive practice, the Compensation Committee then considers individual performance and contributions, long-term potential and retention, internal fairness and equitability and the business and individual factors described earlier.

During the first quarter of fiscal 2010, the Compensation Committee established a strategy to de-emphasize stock options in favor of other types of long-term equity incentives for executive officers by including grants of PSUs in addition to stock options. We structured the PSU program to award a variable amount of Qualcomm shares based on the relative performance of our TSR compared to the NASDAQ 100. In this way, the PSUs reward relative stock performance, including dividends, and the previously granted options reward absolute stock price appreciation. We selected the NASDAQ 100 because it (1) represents a broader capital market with which we compete for talent and capital investments, (2) is representative of the broad range of our business operations, which includes licensing of intellectual property and sales of products and services, (3) is readily available, and our performance compared to the index can be evaluated at any time, (4) provides transparency for participants and stockholders, and (5) facilitates the tracking and administration of the plan. (See the section titled “Performance Stock Units” under the “Grants of Plan-Based Awards” for a description of the program.) If our TSR matches that of the NASDAQ 100, the NEO will receive 100% of the award amount. The maximum number of shares that may be earned is 125% of the award amount if our specified formula for TSR on Qualcomm stock is 150% or greater than that of the NASDAQ 100. The minimum number of shares a NEO may earn is 75% of the award amount if our relative TSR is 50% or less than that of the NASDAQ 100. The performance period is three years from November 2, 2009 to October 31, 2012, with four separate measurement periods of 18-, 20-, 24- and 36-months. We determined that four separate measurement periods would encourage and reward sustained and continuous growth over the three years and align with stockholders’ interests. The PSUs will not vest until the end of the performance period and do not include dividend equivalent rights. The cliff-vest provides a retention component and aligns with the three-year performance period. The PSUs are consistent with our long-term incentive program because they align the interests of our NEOs and our stockholders, and the 75% minimum award amount provides the additional advantage of a retention tool under certain circumstances. Our past practice of granting only stock options may not have provided the necessary ability to retain employees compared to our labor market competitors who have granted full-value shares in prior years and during periods in which the price of our stock may be volatile or flat, and stock options may not consistently provide retention value.

Providing a mix of stock-based compensation vehicles to our NEOs and other employees enables us to focus on certain strategic compensation objectives, including:

•	Better managing our equity burn rate (the number of shares subject to equity awards granted during the year divided by total common shares outstanding) while we increase our staffing levels and maintain a broad-based equity program in which substantially all of our employees are eligible to receive equity awards;

•	Better managing our overhang (the number of outstanding unexercised stock options and unvested RSUs);

•	Better balancing of our NEOs’ equity compensation portfolios, especially in times of high market volatility and when increases to our stock price may be constrained by external factors, such as legal challenges to our business model; and

•	Reinforcing our already strong capability to attract, retain and engage highly talented executives.

Discussion of compensation for Dr. Paul Jacobs, Chairman and CEO.

	Fiscal 2010	Fiscal 2009
	($)	($)	Change

Salary	1,146,644	964,427	18.9%
Annual cash incentive	3,370,000	3,600,000	(6.4)%

Total cash compensation	4,516,644	4,564,427	(1.0)%
Annual long-term incentive award	12,375,102	12,243,249	1.1%

Total direct compensation (TDC)	16,891,746	16,807,676	0.5%

Dr. Jacobs’s TDC for fiscal 2010 differed slightly from the fiscal 2009 amount. We noted in last year’s CD&A that during the first quarter of fiscal 2009, the Compensation Committee increased Dr. Jacobs’s base salary to $1,125,010. At Dr. Jacobs’s request, the Compensation Committee reduced his base salary by 25% to an annual rate of $843,752, effective February 14, 2009. His voluntary reduction was in conjunction with several company-wide cost-containment initiatives that included foregoing the non-executive employees’ semi-annual merit increase in the spring of 2009 and the executive level employees’ annual merit increase in the fall of 2009. At the time the Compensation Committee reduced Dr. Jacobs’s base salary, it determined that his base salary would be readjusted to the previous amount of $1,125,010 at the beginning of fiscal 2010 and that the fiscal 2009 annual cash incentive would be calculated based on the original salary level, not the voluntarily reduced amount. Accordingly, the 19%

increase in his base salary disclosed in the “Summary Compensation Table” is the result of the restoration in fiscal 2010 of Dr. Jacobs’s voluntary salary reduction in 2009.

Dr. Jacobs received a bonus award of $7,500 from Qualcomm’s patent award program in fiscal 2010. He received similar amounts from the patent award program in fiscal 2009 and 2008.

The Compensation Committee determined the amount of Dr. Jacobs’s equity award (comprised of both stock options and PSUs) so that his resulting TDC for fiscal 2010 would be slightly below the median of competitive practice and the same amount as fiscal 2009. (Final valuations of the equity awards for accounting purposes were determined after the Compensation Committee granted the awards, and therefore the fiscal 2010 award value differed slightly from the fiscal 2009 amount.)

After the end of fiscal 2010, the Compensation Committee awarded Dr. Jacobs an annual cash incentive of $3.4 million, which was 6% less than the amount he received for fiscal 2009. The annual cash incentive amount of $3.4 million is 1% less than the funding amount due to a nominal “rounding off” and is not a negative reflection of his performance. In determining his annual cash incentive award, the Compensation Committee considered the funded incentive amount and his leadership in accomplishing the following:

•	Demonstrated strong operating performance, driven by continued 3G growth, execution in our chipset business and disciplined management of operating expenses;

•	Returned $4.2 billion to stockholders in the form of cash dividends and the repurchase of our common stock, and grew our cash, cash equivalents and marketable securities portfolio from $17.7 billion to $18.4 billion;

•	Continued to identify and develop strategies to increase future revenues and stockholder value. For example, we expanded our licensing base (including 27 new CDMA-based agreements and 27 license expansions and amendments), acquired BWA spectrum in the 2.3 GHz band in India to accelerate India’s mobile broadband growth and oversaw development and deployment of a wide array of new technologies and products, including significant evolutions of the 3G technologies, Snapdragon, LTE, Mirasol® displays, mHealth, Augmented Reality, support for existing and new High Level Operating Systems, and more;

•	Continued to build positive strategic partnerships. Dr. Jacobs was appointed by the White House to the U.S.-India CEO Forum and served as the chair of the World Economic Forum’s Council on the Future of Mobile Communications. We furthered Qualcomm’s Wireless Reach initiative by working with our partners to create programs that bring the benefits of connectivity to developing communities globally; and

•	Furthered development of our capabilities of innovation, execution, partnership, leadership and employee development and retention, and our culture of high performance. Qualcomm was named to Fortune Magazine’s 100 Best Companies to Work for in America for the twelfth consecutive year and Qualcomm India was named to India’s “Best Workplace” list for the fourth consecutive year. Qualcomm also received the Higginbotham Award for Corporate Leadership in Diversity and Civil Rights.

Discussion of compensation for Mr. William Keitel, EVP & CFO.

	Fiscal 2010	Fiscal 2009
	($)	($)	Change

Salary	670,010	684,004	(2.0)%
Annual cash incentive	950,000	950,000	0.0%

Total cash compensation	1,620,010	1,634,004	(0.9)%
Annual long-term incentive award	4,707,265	5,017,725	(6.2)%

Total direct compensation (TDC)	6,327,275	6,651,729	(4.9)%

Mr. Keitel’s TDC for fiscal 2010 was less than fiscal 2009. His target base salary was at the median of competitive practice and did not change from fiscal 2009. Mr. Keitel’s salary for fiscal 2009 as reported above and in the “Summary Compensation Table” includes vacation match payments made under our vacation match policy. The Compensation Committee increased his target annual cash incentive from 110% to 125% of base salary, consistent with competitive practice and positioned his target cash compensation slightly above the median of competitive practice.

The Compensation Committee determined the amount of his equity award (comprised of both stock options and PSUs) to position his resulting TDC for fiscal 2010 at the median of competitive practice. Because the Compensation Committee had increased his target annual cash compensation, it reduced the amount of his equity award.

After the end of fiscal 2010, the Compensation Committee awarded Mr. Keitel an annual cash incentive of $950,000, which was the same amount he received for fiscal 2009. The annual cash incentive amount of $950,000 is 6.7% less than the funded incentive amount as a result of the Compensation Committee’s decision that Mr. Keitel’s fiscal 2010 cash incentive would not be greater than the amount he received for fiscal 2009 and is not a negative reflection of his performance. As noted earlier, the CEO and the Compensation Committee determined that the fiscal 2010 cash incentive amounts should not exceed the fiscal 2009 amounts. In determining his annual cash incentive award, the Compensation Committee considered the funded incentive amount and his leadership in accomplishing the following:

•	Demonstrated strong operating performance and continued to drive innovation with our strong balance sheet and operating cash flow while maintaining our focus on managing overall operating expense;

•	Maintained excellence with accounting quality and transparent, robust disclosures;

•	Achieved excellent returns on our substantial cash and marketable security holdings, ending fiscal 2010 with a net unrealized gain of $884 million;

•	Successfully entered the Internal Revenue Service’s (IRS) elite Compliance Assurance Process program under which Qualcomm’s federal income tax returns are fully audited at the time of filing, reducing the likelihood of federal tax reserves and the need to file amended state income tax returns for IRS adjustments; and

•	Continued to uphold best practices for earnings conference calls, analyst meetings and financial disclosures.

Discussion of compensation for Mr. Steven Altman, President.

	Fiscal 2010	Fiscal 2009
	($)	($)	Change

Salary	810,014	708,045	14.4%
Annual cash incentive	1,225,000	1,260,000	(2.8)%

Total cash compensation	2,035,014	1,968,045	3.4%
Annual long-term incentive award	7,248,303	7,292,427	(0.6)%

Total direct compensation (TDC)	9,283,317	9,260,472	0.2%

Mr. Altman’s TDC for fiscal 2010 differed slightly from the fiscal 2009 amount. We noted in last year’s CD&A that during the first quarter of fiscal 2009, the Compensation Committee increased Mr. Altman’s base salary to $810,014. At Mr. Altman’s request, the Compensation Committee reduced his base salary by 25% to an annual rate of $607,506, effective February 14, 2009. His voluntary reduction was in conjunction with several company-wide cost-containment initiatives that included foregoing the non-executive employees’ semi-annual merit increase in the spring of 2009 and the executive level employees’ annual merit increase in the fall of 2009. At the time the Compensation Committee reduced Mr. Altman’s base salary, it determined that his base salary would be readjusted to the previous amount of $810,014 at the beginning of fiscal 2010 and that the fiscal 2009 annual cash incentive would be calculated based on the original salary level, not the voluntarily reduced amount. Accordingly, the 14% increase in his actual base salary disclosed in the “Summary Compensation Table” is the result of the restoration in fiscal 2010 of Mr. Altman’s voluntary salary reduction in 2009.

The Compensation Committee determined the amount of Mr. Altman’s equity award (comprised of both stock options and PSUs) so that his resulting TDC for fiscal 2010 would be between the median and 75th percentile of competitive practice in the same manner as it was for fiscal 2009. Because the Compensation Committee had increased his target annual cash compensation, it reduced the amount of this equity award. (The fiscal 2010 award value was slightly different from the fiscal 2009 award value because final valuations of the equity awards for accounting purposes were determined after the Compensation Committee approved the awards.)

After the end of fiscal 2010, the Compensation Committee awarded Mr. Altman an annual cash incentive of $1.2 million, which was 3% less than the amount he received for fiscal 2009 due to the net effect of a higher target amount for fiscal 2010 and a lower incentive multiple compared to fiscal 2009. The cash incentive amount of $1.2 million is 12% less than the funded incentive amount as a result of the Compensation Committee’s decision that Mr. Altman’s fiscal 2010 cash incentive would not be greater than the amount he received for fiscal 2009 and a nominal “rounding” and is not a negative reflection of his performance. In determining his annual cash incentive award, the Compensation Committee considered the guideline incentive amount and his leadership in accomplishing the following:

•	Achieved record QTL licensing revenues;

•	Preserved the model, structure and integrity of Qualcomm’s licensing program in spite of continued competitor attacks and industry pressures;

•	Continued our growth globally; and

•	Provided leadership, counsel, strategic guidance, oversight and participated in negotiations in major transactions throughout the year.

Discussion of compensation for Mr. Steven Mollenkopf, EVP & Group President.

	Fiscal 2010	Fiscal 2009
	($)	($)	Change

Salary	691,158	637,123	8.5%
Annual cash incentive	1,000,000	950,000	5.3%

Total cash compensation	1,691,158	1,587,123	6.6%
Annual long-term incentive award	4,200,556	3,947,277	6.4%

Total direct compensation (TDC)	5,891,714	5,534,400	6.5%

Mr. Mollenkopf’s TDC for fiscal 2010 was more than his fiscal 2009 amount. The Compensation Committee increased his base salary by 6% to position it slightly above the median of competitive practice in recognition of the strategic importance of our Qualcomm CDMA Technologies (QCT) operating segment to Qualcomm and QCT’s contribution to the Company’s revenue and operating income.

The Compensation Committee determined the amount of Mr. Mollenkopf’s equity award (comprised of both stock options and PSUs) so that his resulting TDC for fiscal 2010 would be between the median and 75th percentile of competitive practice. During fiscal 2010, Mr. Mollenkopf assumed additional leadership responsibilities for Qualcomm MEMS Technologies, Inc. (QMT) and our Qualcomm Internet Services (QIS) division. To recognize the expanded scope of his responsibilities, Mr. Mollenkopf was promoted to EVP & Group President in September 2010. The Compensation Committee increased his base salary by 7.1% from $700,000 to $750,000 and awarded him a promotional equity award of 185,000 stock options that had a grant date fair value of $2.1 million. With only one month remaining in our fiscal year when the Compensation Committee increased his base salary, and to comply with Internal Revenue Code Section 162(m), the Compensation Committee did not adjust his target annual cash incentive.

After the end of fiscal 2010, the Compensation Committee awarded Mr. Mollenkopf an annual cash incentive of $1.0 million, which was 5% more than the amount he received for fiscal 2009. The cash incentive amount of $1.0 million is 6.8% more than the funded incentive amount as a result of the Compensation Committee’s decision that Mr. Mollenkopf’s fiscal 2010 cash incentive should be greater than the amount he received for fiscal 2009. In determining his annual cash incentive award, the Compensation Committee considered the guideline incentive amount and his leadership in accomplishing the following:

•	Achieved strong QCT financial performance shipping 399 million MSMs and delivering $6.7 billion in revenues and $1.7 billion in operating income;

•	Continued industry leadership by QCT, as demonstrated by being recognized as the top fabless semiconductor company, the top wireless chip company and one of the top 10 largest semiconductor companies worldwide in revenues;

•	Demonstrated leadership by QCT in cellular products, with UMTS volume increasing over fiscal 2009;

•	Demonstrated leadership by QCT in the smartphone market with a Snapdragon platform and shipped four times the number of Snapdragon chipsets in the second half of fiscal 2010 as compared to the first half:

•	Led QCT in gaining LTE industry leadership, capturing design wins in the initial LTE launch devices at Verizon Wireless; and

•	Led QCT in achieving its position as the leading supplier of Android smartphone solutions worldwide.

Discussion of compensation for Mr. Donald Rosenberg, EVP, General Counsel and Corporate Secretary.

	Fiscal 2010	Fiscal 2009
	($)	($)	Change

Salary	620,006	614,625	0.9%
Annual cash incentive	950,000	950,000	0.0%

Total cash compensation	1,570,006	1,564,625	0.3%
Annual long-term incentive award	4,049,361	3,746,568	8.1%

Total direct compensation (TDC)	5,619,367	5,311,193	5.8%

Mr. Rosenberg’s TDC for fiscal 2010 was more than his fiscal 2009 amount. His target base salary was between the median and 75th percentiles of competitive practice and did not change from fiscal 2009. His salary for fiscal 2009 as reported above and in the “Summary Compensation Table” reflects the lower base salary of $600,018 for calendar 2008 that was included for the first three months of fiscal 2009.

The Compensation Committee determined the amount of his equity award (comprised of both stock options and PSUs) so that his resulting TDC for fiscal 2010 would be between the median and 75th percentile of competitive practice similar to the position of his TDC for fiscal 2009. The cash incentive amount of $950,000 is 13.1% more than the funded incentive amount as a result of the Compensation Committee’s decision that Mr. Rosenberg’s fiscal 2010 cash incentive should be the same as the amount he received for fiscal 2009. After the end of fiscal 2010, the Compensation Committee awarded Mr. Rosenberg an annual cash incentive of $950,000, which was the same amount he received for fiscal 2009. In determining his annual cash incentive award, the Compensation Committee considered the guideline incentive amount and his leadership in accomplishing the following:

•	Significantly reduced our litigation spend from fiscal 2009;

•	Successfully defended our business model from continued attacks in litigation and in front of regulatory bodies; the European Commission closed formal proceedings against Qualcomm after an extensive four-year investigation into our practices without findings or actions against Qualcomm;

•	Continued proactive discussions with government agencies and political leaders regarding patent reform and standards issues critical to our licensing program; and

•	Named as a finalist for the U.S. State Department’s Award for Corporate Excellence for our Wireless Reach program.

Compensation Decisions for Our NEOs for Fiscal 2011

This section provides an update to compensation decisions and actions we made after the end of fiscal 2010.

The Compensation Committee increased Dr. Jacobs’s base salary from $1,125,000 to $1,160,000, or 3.1%, and increased the other NEOs’ base salaries by an average of 3.7%. The Compensation Committee took this action because it believed these increases were consistent with changes to base salaries among the peer companies and noted that the base salaries for Dr. Jacobs and Messrs. Altman and Keitel did not change in 2010 from the 2009 approved amounts. The Compensation Committee increased Mr. Mollenkopf’s annual incentive target from 110% of base salary for fiscal 2010 to 125% for fiscal 2011 to reflect his expanded scope of responsibilities, competitive practice and internal relationships.

The “Contribution of Each Pay Component to TDC for Fiscal 2011” chart illustrates the proportionate contribution of each pay component to TDC approved by the Compensation Committee during the first quarter of fiscal 2011.

Contribution of Each Pay Component to TDC for Fiscal 2011

The Compensation Committee exercised its discretion in determining the annual long-term incentive award amounts. We accelerated our transition to a more performance-based approach for equity compensation that we began in fiscal 2010 by granting RSUs and PSUs, with at least 50% of the annual units awarded to each NEO in the form of PSUs. We will continue to align our annual long-term incentive awards with our strategic objectives and intend to award at least 50% in the form of performance-based equity and the balance in the form of RSUs and/or stock options. We designed the PSUs to award a variable amount of shares of Qualcomm stock based on the relative performance of our TSR compared to the NASDAQ 100. The table below summarizes the percentage of the PSU award amount that a NEO would earn at different relative TSRs.

		Percent of PSU
		Award Amount
Qualcomm TSR vs. NASDAQ 100	Award Level	Earned

133% and above	Maximum	200%
125%		175%
110%		130%
100%	Target	100%
90%		80%
75%		50%
66%	Threshold	33%
Less than 66%		0%

The PSU award amount increases from 100% of the award amount by three percentage points for each percentage point improvement in relative TSR. The maximum award is 200% of the target award amount and is earned if relative TSR is 133% or above. The award amount reduces from 100% by two percentage points for each percentage point of under-performance. The threshold award is 33% of the target award amount and is earned if relative TSR is 66%. The award amount is zero if relative TSR is less than 33%. The performance period is three years, from November 1, 2010 through October 31, 2013, with four separate measurement periods of 18-, 20-, 24- and 36-months. The earned units will not vest until the end of the performance period. The PSU awards include dividend equivalents that may accrue, in the form of additional shares of Qualcomm stock, on earned units, but are not paid out on unearned performance awards and would vest at the same time as the underlying earned PSUs.

In addition to the annual, on-going long-term equity awards granted in November 2010, the Compensation Committee awarded a special retention grant to Mr. Rosenberg in the form of RSUs that cliff-vest four years from the grant date. The Compensation Committee and Dr. Jacobs wanted to increase the retention bonds because Mr. Rosenberg provides key leadership at a time of complex and critical global legal affairs and government relations.

Other Components of our Executive Compensation Programs

On page 42 of this CD&A, we noted that there are additional aspects of our executive compensation program. This section discusses those additional aspects.

Components of Our Compensation Program Available Broadly to U.S.-Based Executive-Level Employees

Component	Purpose	Form	Comment

Nonqualified deferred compensation	Provide a competitive, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.” Encourage building long-term stockholder value through a Company contribution in the form of Qualcomm stock (Match Shares).	Qualcomm stock (Match Shares)	We do not have a pension plan or other defined benefit retirement program. See the Nonqualified Deferred Compensation table, footnote 2, for a description of the Match Shares.

Financial planning reimbursement	Attract and retain executive-level employees. Assist NEOs to manage efficiently their time.	Reimbursement of actual expenses incurred for financial, estate and tax planning	Annual maximum reimbursement of up to $12,500 for the Chairman and CEO and the President and up to $8,000 for the other NEOs. We do not pay the tax liability associated with the reimbursement (i.e., no “gross-up”).

Additional life insurance	Attract and retain executive-level employees.	Additional coverage, above the amount provided to all employees	The additional coverage is $1 million for the Chairman and CEO and $750,000 for the other NEOs.

Use of corporate aircraft for personal travel	Facilitate flexible travel arrangements and provide security.	Imputed taxable income	We do not allow our NEOs to reimburse the Company for the cost for personal flights or for the incremental cost of non-business guests because we do not operate our aircraft on a “for hire” basis under applicable Federal Aviation Administration regulations.

Components of Our Compensation Program Available to All U.S.-Based Employees

Component	Purpose	Form	Comment

Tax qualified deferred compensation	Provide a tax-efficient retirement savings opportunity. Attract and retain employees.	401(k) Plan	The 401(k) Plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.

Employee Stock Purchase Plan (ESPP)	Encourage long-term stock ownership and align employee and stockholder interests. Attract and retain employees.	Qualcomm stock	A tax-qualified, voluntary ESPP available to all U.S.-based employees. (We also make a non-tax-qualified ESPP available to employees based in other countries provided we are able to comply with local regulations.) Annual purchases are limited to $25,000 per employee, through payroll deductions, including the purchase price discount. The purchase price is equal to 85% of the lower of: (1) the fair market value (FMV) on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	Encourage and extend employees’ support of cultural, educational and community non-profit organizations.	Matching cash paid to the charitable organization	We match 100% of employee contributions, up to predefined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our Chairman and CEO and the President and up to $100,000 annually for the other NEOs.

In addition to the programs identified above, we offer a supplemental health care program that provides limited coverage above the basic health care plan to approximately 3,000 senior-level U.S.-based employees. The purpose of this program is to attract and retain experienced technical talent. For each NEO and eligible dependent, the supplemental health plan provides a maximum annual coverage limit of $7,500 above the basic health plan coverage. Effective January 1, 2011, we discontinued the health benefit coverage and now provide supplemental coverage for dental and vision expenses only.

Post-Employment Compensation

We do not have employment agreements.  We employ all U.S.-based employees, including our NEOs, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

We do not have a pre-defined severance plan.  We do not have a pre-defined severance plan covering the involuntary termination of employees, including the NEOs. We do not accelerate unvested stock options or performance stock units in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy.

The table below summarizes the treatment of unvested stock options, RSUs and PSUs following involuntary terminations without cause and the “double trigger” provisions for terminations after a change in control.

Treatment of Unvested Equity Awards in Certain Termination Situations

	Stock Options	RSUs	PSUs

Treatment of unvested amounts after involuntary terminations without cause.	A portion (that does not exceed 20% of the total amount granted) may be accelerated using a pre-defined formula, subject to execution of a general release of claims.	For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) may be vested using a pre-defined formula, subject to execution of a general release of claims.	All unvested performance stock units are immediately forfeited. The Compensation Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of the award. This is consistent with the above-mentioned practice that allows our Board to terminate employment with discretion as to the terms and conditions of separation.

“Double trigger” treatment of unvested amounts.	If, within 24 months after a change-in-control, the recipient is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns “for good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.		Vesting of PSUs that remained outstanding after a change in control is accelerated but the number of shares of stock that may be issued will be prorated using a pre-defined formula.

Other Policies and Practices

We have a cash incentive compensation repayment (“claw back”) policy.  Effective January 1, 2009, we adopted a policy that would require an executive officer, including a NEO, to repay to us the amount of any annual cash incentive that an executive officer received to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within twelve months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this repayment policy. We plan to amend our repayment policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

We have long-standing practices regarding the timing, grant date and exercise price for equity awards.  We have a long-standing and consistent practice of awarding annual equity awards to the NEOs at the first Compensation Committee meeting held in the first quarter of our fiscal year. The Compensation Committee meetings for the year are scheduled in advance, and we schedule the first meeting for the fiscal year to take place after the earnings release and the filing of our Annual Report on Form 10-K for the prior fiscal year. The Compensation Committee approves base salaries, annual cash incentives and equity awards at the same time to facilitate consideration of total direct compensation to NEOs. We may award stock options and/or RSUs upon hiring a new NEO, and we may award stock options and/or RSUs upon a promotion or change in roles and responsibilities of a NEO. The exercise price of all stock options is the fair market value (i.e., closing price) on the grant date, and the number of shares subject to the options is fixed on the grant date.

We have stock ownership guidelines.  Our stock ownership guidelines for all of our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned and deferred stock units under the ERMC Plan count towards the equity ownership requirement. Outstanding unexercised stock options and unvested RSUs and PSUs do not count towards the requirement. Dr. Jacobs and Messrs. Altman and Keitel are required to achieve these stock ownership levels by September 2011 (five years after the Board of Directors adopted the guidelines). Messrs. Mollenkopf and Rosenberg are required to achieve these guidelines by May 2013 and October 2012, respectively (five years after becoming executive officers). If a NEO has not met the guidelines by the deadline, we will require that the NEO, upon a stock option exercise, hold at least 50% of the net shares remaining after required tax withholdings until they meet the minimum guideline. The guidelines are as follows:

Role	Multiple of Base Salary

CEO	6 X
President	3 X
All other executive officers	2 X

Although no NEO is required to satisfy the guideline until 2011 at the earliest, three of the NEOs (Dr. Jacobs and Messrs. Altman and Keitel) met their ownership guidelines as of September 26, 2010. Messrs. Rosenberg and Mollenkopf own our stock and are progressing towards their ownership guidelines.

Tax regulations.  A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Service Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation. We designed and administered our fiscal 2010 cash incentive program as cash-denominated performance units granted under the 2006 LTIP to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2010. Stock options granted under the 2006 LTIP also qualify as performance-based compensation. Only actual shares distributed that are above the PSU target amount will qualify as deductible compensation under Section 162(m). From time-to-time, we may pay compensation to our Section 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so.

Under Section 409A, a nonqualified deferred compensation plan (such as our ERMC Plan), must comply with certain requirements related to the timing of deferral and distribution decisions, otherwise amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. Nonqualified stock options are generally exempt from Section 409A if the option satisfies certain requirements. RSUs and PSUs are also generally exempt from Section 409A. We administer the ERMC Plan and equity awards in accordance with Section 409A requirements.

Compensation Risk Management

The Compensation Committee engaged its independent compensation consultant, FWC, to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive, non-executive and sales compensation programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a centralized, corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate.) The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•	Effective balance of cash and equity, short- and long-term performance periods, and financial metrics with individual factors and Compensation Committee and management discretion; and

•	Ownership guidelines, claw back policy, insider trading policy, equity award approval authorization policy and independent Compensation Committee oversight.

Compensation Tables and Narrative Disclosures

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2010. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year.

Summary Compensation Table

Salary.  We have a long-standing practice of establishing NEOs’ salaries concurrent with the calendar year. Salary increases during fiscal 2010 were effective on December 26, 2009. Thus, the base salaries reported in this table reflect approximately three months of earnings at the calendar 2009 rates and approximately nine months of earnings at the calendar 2010 rates. We used the calendar year 2010 base salaries in the CD&A when calculating target annual cash and target direct compensation. Salary for certain NEOs as presented in this table includes vacation match payments payable under our vacation policy.

Bonus.  The amounts in this column represent bonuses to the NEOs including amounts received under our patent award program and new hire bonuses. We disclose the annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards.  Stock awards granted to NEOs include annual grants and may include one-time grants for new hire, promotion and/or retention grants. The amounts in this column represent the estimated grant date fair value of RSUs and PSUs granted during the fiscal year. The estimated RSU grant date fair values were determined based on the fair value of our stock on the date of grant. The estimated PSU grant date fair values were determined based on a Monte Carlo simulation performed by an independent third party. The amounts are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefits from the award. See the “Grants of Plan-Based Awards” table for details on the PSUs granted to the NEOs during fiscal 2010.

Option Awards.  Option awards granted to NEOs include annual grants and may include one-time grants for new hire, promotion grants and/or retention grants. The amounts in this column represent the estimated fair value of stock option awards granted during the fiscal year. The estimated fair value amounts were determined on the date of grant using option-pricing models and are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefit from the award. See the “Grants of Plan-Based Awards” table for details on the stock option awards granted to the NEOs during fiscal 2010.

Non-Equity Incentive Plan Compensation.  The amounts in this column represent cash awards under our annual cash incentive program. The relevant performance period was fiscal 2010. The Compensation Committee approved the annual cash incentives after the end of fiscal 2010; the NEOs received payment of their fiscal 2010 annual cash incentives in November 2010. See the CD&A section and the “Grants of Plan-Based Awards” table and narrative for a description of the incentive program mechanics.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  We do not offer a pension plan or other defined benefit retirement plan. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the ERMC Plan at a rate higher than dividends on our common stock. As a result, this column has been omitted from the “Summary Compensation Table.”

All Other Compensation.  See the “All Other Compensation” table for an itemized account of all other compensation reported in the “Summary Compensation Table.” Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($)	($)	($)	($)	($)

Paul E. Jacobs,	2010	1,146,644	7,500	6,983,378	5,391,724	3,370,000	727,693	17,626,939
Chairman and Chief	2009	964,427	6,750	—	12,243,249	3,600,000	616,462	17,430,888
Executive Officer	2008	1,112,218	9,000	—	14,021,335	2,900,000	524,462	18,567,015
William E. Keitel,	2010	670,010	—	2,656,296	2,050,984	950,000	192,790	6,520,080
Executive Vice President and	2009	684,004	—	—	5,017,725	950,000	264,197	6,915,926
Chief Financial Officer	2008	689,707	—	—	6,272,703	1,150,000	145,764	8,258,174
Steven R. Altman,	2010	810,014	—	4,090,342	3,157,961	1,225,000	360,031	9,643,348
President	2009	708,045	—	—	7,292,427	1,260,000	388,633	9,649,105
	2008	817,351	1,500	—	8,486,598	1,475,000	367,080	11,147,529
Steven M. Mollenkopf,	2010	691,158	—	2,370,575	3,933,684	1,000,000	61,249	8,056,666
Executive Vice President	2009	637,123	—	2,176,800	3,947,277	950,000	61,487	7,772,687
and Group President
Donald J. Rosenberg,	2010	620,006	—	2,284,859	1,764,515	950,000	219,466	5,838,846
Executive Vice President, General	2009	614,625	—	—	3,746,568	950,000	263,553	5,574,746
Counsel and Corporate Secretary	2008	576,940	8,100,000	—	7,954,250	1,000,000	568,582	18,199,772

(1)	Dr. Jacobs received $7,500 from our patent award program.

All Other Compensation

Perquisites and Other Personal Benefits.  The amounts disclosed represent the full amount of perquisites if the aggregate annual value exceeded $10,000, and each perquisite and other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

Executive Retirement Matching Contribution Plan.  The amounts disclosed represent the dollar values of common stock used to match up to 10% of the aggregate of the participant’s base salary plus annual cash incentives, less any 401(k) contributions, deferred on a pre-tax basis under the ERMC Plan. The dollar values are based on the average of the fair market value of the stock over the 10 trading days preceding the match date. (See the “Voluntary Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.)

Charitable Match.  The amounts disclosed represent our matching contributions for NEO contributions to qualified, eligible IRS recognized non-profit organizations.

Company Match on 401(k) Contributions.  The amounts disclosed represent the cash value of our matches to employee contributions to the 401(k) plan.

Life Insurance Premiums.  The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

All Other Compensation

	Perquisites	Executive
	and Other	Retirement		Company	Life	All Other
	Personal	Contribution	Charitable	Matching 401k	Insurance	Compensation
	Benefits	Match Plan	Match	Contributions	Premiums	Total
Name	($) (1)(2)	($)	($)	($)	($)	($)

Paul E. Jacobs	126,729	463,251	125,000	5,325	7,388	727,693
William E. Keitel	—	156,760	16,223	5,875	13,932	192,790
Steven R. Altman	23,106	199,310	125,000	5,325	7,290	360,031
Steven M. Mollenkopf	—	47,515	5,175	5,325	3,234	61,249
Donald J. Rosenberg	15,609	151,187	33,580	5,875	13,215	219,466

(1)	The amounts in this column include: Dr. Jacobs — $120,021 for the personal use of our corporate aircraft and $6,708 for other insurance premiums; Mr. Altman — for financial planning, other insurance premiums and the personal use of our corporate aircraft; and Mr. Rosenberg — for financial planning, other insurance premiums and the personal use of our corporate aircraft. Under certain limited circumstances, NEOs may use the corporate aircraft solely for personal purposes. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. The incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights, are excluded.

(2)	We purchase tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses a ticket for personal purposes.

Grants of Plan-Based Awards

Annual Cash Incentive Program.  The Compensation Committee approved a target annual cash incentive, expressed as a percentage of base salary, for each NEO. The target annual cash incentive was the potential earnings opportunity for the NEO if we achieved 100% of our financial objectives for Non-GAAP revenues and Non-GAAP operating income. We structured the cash incentive program to provide different potential incentive earnings opportunities at various levels of financial performance. Below is a table depicting the relationship between the percentage of financial performance that is achieved (the Achievement Ratio) and the potential cash incentive opportunity as a percentage of the target annual cash incentive (the Target Incentive Multiple). The Target Incentive Multiple increases 2.2 percentage points for each 1 percent improvement in the Weighted Achievement Ratio from 80% to 95%; 7.4 percentage points for each 1 percent improvement from 95% to 110%; and 1.9 percentage points for each 1% improvement from 110% to 150%. The maximum Target Incentive Multiple is 2.5 and applies to Weighted Achievement Ratios of 150% and above. The cash incentive program would not fund if the Weighted Achievement Ratio was below 80%.

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

	Weighted	Target
	Achievement	Incentive
Potential Payout Level	Ratio (1)	Multiple (2)

Maximum	150%	2.50
	110%	1.74
Target	100%	1.00
	95%	0.63
Threshold	80%	0.30

(1)	The weighted achievement ratio is the result from actual financial results achieved for the fiscal year divided by financial objectives established during the first quarter of the fiscal year.

(2)	The target incentive multiple is the percentage of potential cash incentive earnings relative to the target annual cash incentive. The target incentive multiple is applied to each NEO’s target annual cash incentive to calculate the company performance-adjusted incentive amount. For example, if we achieve 80% of our financial objectives, the NEOs’ target annual cash incentives would be multiplied by 0.30 to calculate the company performance-adjusted incentive amounts.

Equity Awards.  At its previously scheduled meeting in November 2009, the Compensation Committee approved long-term equity awards granted under the 2006 LTIP. The awards consisted of stock options and performance stock units. The grant date for both the stock options and PSUs was the same date that the Compensation Committee met and approved the awards. The exercise price of the stock options was the closing price of our stock on the grant date.

Stock Option Awards.  The stock options reported are nonqualified stock options granted under the 2006 LTIP. Twelve and one-half (12.5%) percent of the shares vest six months after the grant date and then in equal semi-annual installments over the next 42 months, becoming fully vested four years after the grant date. The options granted on November 9, 2009 have a 10-year term, and the option granted on September 10, 2010 has a 7-year term. Generally, vesting is contingent upon continued service with Qualcomm.

The fair value amounts reported in the “Grants of Plan-Based Awards” table below reflect the fair values of stock option awards that were granted in fiscal 2010 as estimated for accounting purposes using a binomial option-pricing model on the grant dates and are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the award.

Performance Stock Units (PSUs).  The PSUs award a variable amount of Qualcomm stock based on the relative performance of our TSR compared to the NASDAQ 100. There are four separate measurement periods, all of which began on November 2, 2009. The first measurement period is 18 months and ends on April 29, 2011; the second is 24 months and ends on October 31, 2011; the third is 30 months and ends on April 30, 2012; and the fourth is 36 months and ends on October 31, 2012. We allocated 25% of the target PSU amount disclosed in the “Grants of Plan-Based Awards” table to each measurement period. Our TSR is compared to the NASDAQ 100 at the end of each measurement period, and an award amount is determined according to the schedule below. Between the levels specified, the percent of award amount earned is interpolated linearly. The number of shares of Qualcomm stock to be distributed to each participant at the end of the three-year performance period is the sum of the shares earned for each of the four performance periods. The shares vest three years from the grant date. The PSUs are not eligible to receive dividends or dividend equivalents.

		Percent of Award
	Qualcomm TSR Compared	Amount Earned for the
Potential Award Level	to NASDAQ 100	Performance Period

Maximum	150% and above	125%
	140%	120%
	130%	115%
	120%	110%
	110%	105%
Target	100%	100%
	90%	95%
	80%	90%
	70%	85%
	60%	80%
Minimum	50% and below	75%

Grants of Plan-Based Awards (1)(2)

									All other
									Option		Grant Date
									Awards:	Exercise or	Fair Value of
			Estimated Future Payouts Under						Number of	Base	Stock
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Securities	Price of	and
			Awards			Equity Incentive Plan Awards			Underlying	Option	Option
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($) (3)

Paul E. Jacobs	Annual cash incentive		843,757	2,812,524	7,031,310
	Stock Options Performance	11/9/2009							395,250	44.75	5,391,724
	Stock Units	11/9/2009				115,485	153,980	192,475			6,890,605

William E. Keitel	Annual cash incentive		251,254	837,512	2,093,780
	Stock Options	11/9/2009							150,350	44.75	2,050,984
	Performance Stock Units	11/9/2009				43,928	58,570	73,213			2,621,008

Steven R. Altman	Annual cash incentive		340,206	1,134,020	2,835,050
	Stock Options	11/9/2009							231,500	44.75	3,157,961
	Performance Stock Units	11/9/2009				67,643	90,190	112,738			4,036,003

Steven M. Mollenkopf	Annual cash incentive		231,001	770,004	1,925,009
	Stock Options	11/9/2009							134,150	44.75	1,829,994
	Stock Options	9/10/2010							185,000	40.42	2,103,691
	Performance Stock Units	11/9/2009				39,203	52,270	65,338			2,339,083

Donald J. Rosenberg	Annual cash incentive		204,602	682,007	1,705,018
	Stock Options	11/9/2009							129,350	44.75	1,764,515
	Performance Stock Units	11/9/2009				37,785	50,380	62,975			2,254,505

(1)	Unless indicated otherwise, the Compensation Committee approved all grants on the grant date.

(2)	We did not award any stock or stock units to any NEOs in fiscal 2010 other than those granted under our equity incentive award program; therefore, we did not include the “Other Awards” column in this table.

(3)	The amounts for stock options represent the grant date fair value as determined using a binomial option-pricing model and are not indicative of whether the NEO will realize the fair value or any financial benefit from the award. For additional information on the valuation assumptions, refer to Note 1 of Qualcomm’s consolidated financial statements in our Annual Report on Form 10-K for the year ended September 26, 2010, as filed with the SEC. The amounts for performance stock units represent the grant date fair value as determined using a Monte Carlo simulation.

Outstanding Equity Awards at Fiscal Year End

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of equity awards by the NEOs. All stock options awarded to the NEOs were nonqualified stock options; options granted prior to September 10, 2010 are exercisable for ten years from the grant date and options granted on or after September 10, 2010 are exercisable for seven years from the grant date.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
								Equity Incentive
								Plan Awards:
							Equity Incentive	Market
							Plan Awards:	or Payout
							Number	Value of
							of Unearned	Unearned
							Shares,	Shares,
	Number of	Number of					Units or	Units or
	Securities	Securities			Number of	Market Value	Other	Other
	Underlying	Underlying			Shares or Units	of Shares or	Rights	Rights
	Unexercised	Unexercised	Option		of Stock That	Units of Stock	That	That Have
	Options	Options	Exercise	Option	Have Not	That have Not	have Not	Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable	($)	Date	(#)(2)	($)	(#)	($)

Paul E. Jacobs	310,000	—	29.21	11/29/2011
	1,041		17.47	11/7/2012
	600,000	—	43.62	12/2/2014
	791,991	—	33.01	6/30/2015
	870,000	30,000	44.02	11/3/2015
	590,333	179,667	34.83	11/9/2016
	538,333	411,667	37.29	11/11/2017
	335,500	579,500	35.66	11/6/2018
	49,406	345,844	44.75	11/8/2019
							153,980	6,859,809

Total	4,086,604	1,546,678					153,980	6,859,809

William E. Keitel	32,667	—	22.23	11/27/2013
	400,000	—	43.62	12/2/2014
	459,166	15,834	44.02	11/3/2015
	283,666	86,334	34.83	11/9/2016
	240,833	184,167	37.29	11/11/2017
	137,500	237,500	35.66	11/6/2018
	18,793	131,557	44.75	11/8/2019
							58,570	2,609,294

Total	1,572,625	655,392					58,570	2,609,294

Steven R. Altman	600,000	—	43.62	12/2/2014
	200,000	—	33.01	6/30/2015
	599,333	20,667	44.02	11/3/2015
	437,000	133,000	34.83	11/9/2016
	325,833	249,167	37.29	11/11/2017
	199,833	345,167	35.66	11/6/2018
	28,937	202,563	44.75	11/8/2019
							90,190	4,017,965

Total	2,390,936	950,564					90,190	4,017,965

	Option Awards				Stock Awards
								Equity Incentive
								Plan Awards:
							Equity Incentive	Market
							Plan Awards:	or Payout
							Number	Value of
							of Unearned	Unearned
							Shares,	Shares,
	Number of	Number of					Units or	Units or
	Securities	Securities			Number of	Market Value	Other	Other
	Underlying	Underlying			Shares or Units	of Shares or	Rights	Rights
	Unexercised	Unexercised	Option		of Stock That	Units of Stock	That	That Have
	Options	Options	Exercise	Option	Have Not	That have Not	have Not	Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable	($)	Date	(#)(2)	($)	(#)	($)

Steven M. Mollenkopf	2,100	—	24.84	10/11/2011
	9,334	—	16.20	4/25/2012
	9,817	—	18.00	10/17/2012
	10,834	—	16.47	4/20/2013
	15,500	—	22.44	10/16/2013
	23,800	—	33.02	4/15/2014
	40,000	—	42.16	10/14/2014
	32,000	—	33.57	4/14/2015
	31,466	534	41.70	10/13/2015
	28,266	3,734	51.48	4/13/2016
	16,333	3,667	34.52	7/27/2016
	19,166	5,834	37.99	10/26/2016
	23,333	11,667	44.63	4/26/2017
	—	185,000	40.42	9/9/2017
	35,000	25,000	41.33	10/25/2017
	33,833	36,167	43.24	4/24/2018
	9,333	10,667	47.35	5/18/2018
	83,333	116,667	52.87	8/3/2018
	108,166	186,834	35.66	11/6/2018
	16,768	117,382	44.75	11/8/2019
					24,905	1,109,535
							52,270	2,328,629

Total	548,382	703,153			24,905	1,109,535	52,270	2,328,629

Donald J. Rosenberg	291,666	208,334	40.31	10/18/2017
	102,666	177,334	35.66	11/6/2018
	16,168	113,182	44.75	11/8/2019
							50,380	2,244,429

Total	410,500	498,850					50,380	2,244,429

(1)	Includes 1,048,220 shares under options exercisable by a Grantor retained Annuity Trust for the benefits of Dr. Jacobs and his spouse and 744,431 shares under options exercisable by Dr. Jacobs’s spouse. Includes 705,416 shares under options exercisable by a Grantor Retained Annuity Trust for the benefits of Mr. Altman and his spouse.

(2)	Includes 905 dividend equivalent shares for Mr. Mollenkopf that have not vested.

Option Exercises and Stock Vested During Fiscal 2010

The “Option Exercises and Stock Vested” table provides information on stock option exercises by the NEOs during fiscal 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	Upon Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#) (1)	($) (2)

Paul E. Jacobs	234,000	3,945,705	—	—
William E. Keitel	—	—	—	—
Steven R. Altman	85,000	1,020,603	—	—
Steven M. Mollenkopf	—	—	16,533	657,683
Donald J. Rosenberg	—	—	—	—

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	This amount represents the dollar value of such shares based on the fair market value of Qualcomm stock on the vest date. Such amount includes the value of shares withheld for the payment of taxes.

Nonqualified Deferred Compensation

The “Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs. We provide a nonqualified plan. Employees at a certain level are eligible to participate. See the “Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.

Under the ERMC Plan, we match participants’ contributions to the ERMC Plan with our stock. We provide the match at the end of each calendar quarter for eligible contributions made during that quarter. The number of shares for the match is based on the average closing price of our stock for the last ten trading days in the quarter. The amounts reported as registrant contributions in the last fiscal year reflect the cash value of the stock matches that we made for the calendar quarters ending in September 2009, December 2009, March 2010 and June 2010. The September 2010 match occurred during fiscal 2011.

The amounts reported as total aggregate earnings in the last fiscal year are the sum of the ERMC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the cash value of all vested and unvested Match Shares at the end of fiscal 2010 less their value at the end of fiscal 2009 and the Company’s contributions in fiscal 2010.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($)	($)	($) (3)

Paul E. Jacobs	932,829	463,251	1,053,372	—	10,758,592
William E. Keitel	302,002	156,760	470,862	—	5,124,360
Steven R. Altman	397,503	199,310	519,553	—	7,333,555
Steven M. Mollenkopf	95,000	47,515	31,336	—	494,612
Donald J. Rosenberg	292,001	151,187	73,559	—	1,162,556

(1)	The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(2)	We match 50% of a participant’s deferred base salary and/or annual cash incentive award, up to a maximum of 20% of the aggregate of a participant’s base salary and annual cash incentive award, less the 401(k) Plan maximum match contribution limit, in the form of Qualcomm stock (Match Shares). The Match Shares are subject to a four-year vesting schedule. Effective in fiscal 2011, the Match Shares are fully vested upon the completion of two years of continuous service with the Company. We made this change to align the Match Share vesting schedule with the vesting schedule for company matches of employee contributions under the 401(k) Plan.

(3)	Includes all vested and unvested amounts under the Match Plan.

Potential Post-Employment Payments

We noted in the CD&A that Qualcomm employs all U.S.-based employees, including our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.

The information in the “Potential Payments Upon Termination or Change-in-Control” table describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2010.

The following summarizes the terms that our stock option plans and nonqualified deferred compensation ERMC Plan establish for how unvested options, RSUs, PSUs and Match Shares would be treated in the event of death, long-term disability, change-in-control and involuntary termination.

Summary of the Treatment of Unvested Equity Awards and Match Shares

Treatment of
	Treatment of		Unvested Match
	Unvested Stock	Treatment of	Shares in the ERMC
Termination Scenario	Options and RSUs	Unvested PSUs	Plan (1)

Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become immediately 100% vested.
Long-Term Disability (LTD)	Stock options and RSUs would continue to vest per the original vesting schedule. Stock options would remain exercisable until the expiration date of the grant.

Treatment of
	Treatment of		Unvested Match
	Unvested Stock	Treatment of	Shares in the ERMC
Termination Scenario	Options and RSUs	Unvested PSUs	Plan (1)

Change-in-Control	If no stock options and RSUs were assumed, all unvested stock options and RSUs would become fully vested.	If no PSUs were assumed, all unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become immediately 100% vested if at any time within twenty-four months of the change-in-control, the participant’s employment is involuntarily terminated by the employer without cause, or if such employment is voluntarily terminated by the participant with good reason.
Involuntary Termination	Stock options: A portion (that does not exceed 20% of the total amount granted) may be accelerated using a pre-established formula, subject to execution of a general release of claims. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.	All unvested PSUs are immediately forfeited.	All vested shares would be distributed to the ERMC Plan participant. There would be no accelerated vesting of unvested shares.
RSUs: For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) may be vested using a pre-established formula, subject to execution of a general release of claims.

(1)	Effective in fiscal 2011, Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm.

Potential Payments Upon Termination or Change-in-Control

			Equity Awards		Nonqualified
		Accrued		Restricted Stock	Deferred
		Vacation	Stock Options	Awards/Restricted	Compensation	Total
Name	Termination Scenario	($) (1)	($) (2)(3)(4)(5)(6)	Stock Units ($)	($) (7)	($)

Paul E. Jacobs	Death	163,424	9,902,721	—	1,050,133	11,116,278
	LTD, Change-in-Control	—	9,902,721	—	1,050,133	10,952,854
	Involuntary Termination	163,424	990,277	—	—	1,153,701
William E. Keitel	Death	80,875	4,295,986	—	461,627	4,838,488
	LTD, Change-in-Control	—	4,295,986	—	461,627	4,757,613
	Involuntary Termination	80,875	429,607	—	—	510,482
Steven R. Altman	Death	155,772	6,181,201	—	561,597	6,898,570
	LTD, Change-in-Control	—	6,181,201	—	561,597	6,742,798
	Involuntary Termination	155,772	618,125	—	—	773,897
Steven M. Mollenkopf	Death	128,673	2,629,456	1,109,535	93,555	3,961,219
	LTD, Change-in-Control	—	2,629,456	1,109,535	93,555	3,832,546
	Involuntary Termination	128,673	262,960	—	—	391,633
Donald J. Rosenberg	Death	38,428	2,459,835	—	307,350	2,805,613
	LTD, Change-in-Control	—	2,459,835	—	307,350	2,767,185
	Involuntary Termination	38,428	245,991	—	—	284,419

(1)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 26, 2010.

(2)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 26, 2010 based on the fair market value of the stock.

(3)	Amounts related to the termination scenario of involuntary termination are based on the intrinsic value of 10% of unvested options assuming acceleration.

(4)	The stock-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(5)	The valuation of unvested shares is presented as of September 26, 2010. For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares under the “double trigger” provision described in the “Summary of the Treatment of Unvested Equity Awards and Match Shares” table.

(6)	As of September 26, 2010, all NEOS would receive additional vested shares due to the accelerated vesting schedules described in the “Summary of the Treatment of Unvested Awards and Match Shares” table.

(7)	Effective in fiscal 2011, Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm. All NEOs fulfill the continuous service requirement and all Match Shares credited to their accounts are vested. Accordingly, effective in fiscal 2011, the amounts in this column will be zero because there are no unvested Match Shares.

Director Compensation

Changes introduced for calendar 2010.  The Compensation Committee reviews annually our non-employee director compensation practices, which includes an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees and equity compensation. The analysis conducted for 2010 revealed that prevalent practices among the peer companies and other large-cap companies has shifted to (1) award annual equity grants in the form of full-value restricted stock or deferred stock units using a fixed dollar value rather than a fixed number of shares; and (2) not provide board meeting fees. Our historic practice of awarding a fixed number of stock options to non-employee directors, which had been the prevalent practice among our peer companies, had resulted in significant variations in value provided to our directors as a result of fluctuations in our stock price, and this year positioned our directors’ total compensation above the 90th percentile of the peer companies. As a result of these changes in prevailing practices, the Compensation Committee decided to re-align our director compensation program by making the following changes for 2010, which reduce the annual compensation of Qualcomm’s typical director by approximately 14% and align annual compensation closer to the peer-group 75th percentile:

•	Eliminated the Board meeting fee that had been $2,000 per meeting (or $1,000 for telephonic attendance). This represents a $14,000 annual reduction in non-employee director compensation, based on the recent average of seven Board meetings during the year.

•	Transitioned the annual equity award from a fixed share amount of 14,000 stock options to a fixed value amount of $200,000 in the form of tax-deferred stock units (DSUs). The DSUs will be fully vested at the next annual stockholder meeting following the grant date and distributed at the earlier of three years following the grant date (unless the director voluntarily elects to further defer the distribution date) or separation from the Board.

•	Increased the additional retainer for the Audit Committee Chair from $17,500 to $20,000 and for the Compensation Committee chair from $10,000 to $15,000, which is consistent with competitive medians.

The following table, narrative and notes describe the total compensation and benefits for our non-employee directors for fiscal 2010.

Fees earned or paid in cash.

Annual retainer.  Directors receive an annual retainer of $100,000 paid in equal installments in arrears at the end of each calendar quarter. Directors may elect to receive all, or a portion of, the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the quarter. The DSUs generally settle three years from the grant date, unless the director elects to defer further. Effective January 1, 2010, the Compensation Committee increased the annual retainer to $120,000 for directors who are non-U.S. residents in consideration of the increased travel time.

Board committee chair retainer.  The chair of the audit committee receives an annual retainer of $20,000, the chair of the compensation committee receives an annual retainer of $15,000, and the chairs of the other committees receive an annual retainer of $10,000.

Meeting fees.  Directors receive $1,500 for each committee meeting attended (in person or telephonic attendance). Directors do not receive a fee for attending Board meetings.

Equity compensation.  The Compensation Committee approves annual DSU awards to each director. The grant date is the date of the annual stockholders’ meeting, and the number of shares awarded is determined by dividing $200,000 by the closing price of Qualcomm stock on the grant date. The DSUs vest at the following annual meeting (generally a one-year cliff vesting) and are settled in shares of Qualcomm stock three years following the grant date (or later if voluntarily elected by the director). We do not grant equity awards at the time a director is elected to the Board.

Nonqualified deferred compensation earnings.  Directors may defer any cash portion of their retainer and meeting fees under the ERMC Plan. Directors who contribute to the ERMC Plan are not eligible to receive Match Shares.

All other compensation.  See the “Director All Other Compensation” table for an itemized account of all other compensation.

Stock ownership requirement.  As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” directors are subject to a stock ownership requirement.

Director Compensation

				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($) (1)	($) (2)	($)	($) (3)	($)	($)

Barbara T. Alexander	138,000	188,186	—	—	50,000	376,186
Stephen M. Bennett	124,500	188,186	—	—	25,000	337,686
Donald G. Cruickshank	141,000	196,005	—	—	14,779	351,784
Raymond V. Dittamore	149,000	188,186	—	—	10,000	347,186
Thomas W. Horton	126,000	188,186	—	—	50,000	364,186
Irwin M. Jacobs	120,000	188,186	—	458,341	50,000	816,527
Robert E. Kahn	118,000	188,186	—	20,412	50,000	376,598
Sherry Lansing	121,000	188,186	—	—	50,000	359,186
Duane A. Nelles	130,000	188,186	—	—	47,500	365,686
Francisco Ros	—	—	—	—	—	—
Brent Scowcroft	106,500	188,186	—	—	50,000	344,686
Marc I. Stern	115,000	188,186	—	42,557	50,000	395,743

(1)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by directors Ms. Alexander, Messrs. Bennett and Stern and Dr. Jacobs. DSUs awarded to Ms. Alexander, Mr. Stern and Dr. Jacobs are fully vested and will be settled in three years. DSUs awarded to Mr. Bennett are fully vested and will be settled on December 31, 2020. Dr. Ros joined the Board in December 2010 and did not receive any compensation in fiscal 2010.

(2)	These amounts represent the fair value of the awards as determined based on the fair value of our stock on the date of grant.

(3)	The amount for Dr. Jacobs represents earnings through our Executive Retirement Contribution (ERC) Plan and ERMC Plan whereby amounts remained in the plans after he was no longer an employee of the Company, but continued as a non-employee director. Dr. Jacobs continues to defer his fees earned as a non-employee director into the ERC Plan. Nonqualified deferred compensation earnings attributable to amounts deferred as a non-employee director and as an employee were $9,486 and $448,855, respectively. The amounts for Dr. Kahn and Mr. Stern represent earnings through our ERC Plan from amounts received from our non-employee director compensation plan.

The “All Other Compensation” table provides an itemized account of all other compensation reported in the “Directors Compensation Table. Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

All Other Compensation

Perquisites and Other Personal Benefits.  We disclosed the full amount of perquisites if the aggregate annual value exceeded $10,000, and each perquisite and other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded $25,000 or 10% of the aggregate amount of all perquisites for any director. We provide each director a new cellular phone each year as a personal benefit, and these amounts were included as a perquisite.

Charitable gifts matching program.  We will match 100%, up to $50,000 annually, of a director’s contribution to a qualified, eligible IRS recognized non-profit organization.

Director All Other Compensation

	Perquisites and	Charitable
	Other Personal	Matching		All Other
	Benefits	Grant	Other	Compensation Total
Name and Principal Position	($) (1)	($)	($)	($)

Barbara T. Alexander	—	50,000	—	50,000
Stephen M. Bennett	—	25,000	—	25,000
Donald G. Cruickshank	14,779	—	—	14,779
Raymond V. Dittamore	—	10,000	—	10,000
Thomas W. Horton	—	50,000	—	50,000
Irwin M. Jacobs	—	50,000	—	50,000
Robert E. Kahn	—	50,000	—	50,000
Sherry Lansing	—	50,000	—	50,000
Duane A. Nelles	—	47,500	—	47,500
Francisco Ros	—	—	—	—
Brent Scowcroft	—	50,000	—	50,000
Marc I. Stern	—	50,000	—	50,000

(1)	The amount for Sir Donald Cruickshank includes the personal expenses related to his spouse’s attendance at our annual meeting of stockholders and a cell phone provided by Qualcomm.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews Qualcomm’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviews the overall audit scope and plans of the independent public accountants and the internal auditors, the results of internal and external audit examinations, and evaluations by management and the independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants of the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2010, for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Barbara T. Alexander
Thomas W. Horton

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2010 as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 20, 2011

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 3, 2010 as part of our Annual Report on Form 10-K for the fiscal year ended September 26, 2010. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

The financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results and outcomes may differ materially from those referred to herein due to a number of factors, including but not limited to risks associated with: the commercial deployment of our CDMA- and OFDMA-based technologies and upgrades of 3G and 3G/4G multimode wireless communications equipment, products and services based on our technologies; the deployment of other technologies in place of CDMA- and/or OFDMA-based technologies; the need to extend certain existing license agreements to cover later patents; competition in an environment of rapid technological change; our dependence on major customers and licensees; efforts by some telecommunications equipment manufacturers to avoid paying fair and reasonable royalties for the use of our intellectual property; our success at enforcing and protecting our intellectual property; claims by other companies that we infringe their intellectual property; global economic conditions that impact the wireless communications industry; our dependence on third-party manufacturers and suppliers; foreign currency fluctuations; as well as the other risks detailed from time-to-time in our SEC reports.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 26, 2010, September 27, 2009 and September 28, 2008 all included 52 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

2009
First quarter	45.57	28.16
Second quarter	39.70	32.64
Third quarter	46.73	37.32
Fourth quarter	48.72	42.67
2010
First quarter	46.35	40.15
Second quarter	49.80	35.46
Third quarter	43.39	34.28
Fourth quarter	44.97	31.63

At November 1, 2010, there were 8,838 holders of record of our common stock. On November 1, 2010, the last sale price reported on the NASDAQ Stock Market for our common stock was $45.33 per share.

Dividends

On March 3, 2009, we announced an increase in our quarterly dividend from $0.16 to $0.17 per share on our common stock. On March 1, 2010, we announced an increase in our quarterly dividend from $0.17 to $0.19 per share of common stock. Cash dividends announced in fiscal 2009 and 2010 were as follows (in millions, except per share data):

			Cumulative
	Per Share	Total	by Fiscal Year

2009
First quarter	$0.16	$264	$264
Second quarter	0.16	264	528
Third quarter	0.17	282	810
Fourth quarter	0.17	283	1,093

	$0.66	$1,093

2010
First quarter	$0.17	$284	$284
Second quarter	0.17	279	563
Third quarter	0.19	309	872
Fourth quarter	0.19	305	1,177

	$0.72	$1,177

On October 13, 2010, we announced a cash dividend of $0.19 per share on our common stock, payable on December 22, 2010 to stockholders of record as of November 24, 2010. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options and restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards. Options are granted at a price not less than the fair market value of the stock on the date of grant. Generally, options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. Restricted stock units generally vest three years from the date of grant. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our share-based compensation plans and plan activity for fiscal 2010, 2009 and 2008 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 8 — Employee Benefit Plans” and in our 2011 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

Issuer purchases of equity securities during the fourth quarter of fiscal 2010 were (in millions, except per share data):

				Approximate Dollar
			Total Number of	Value of Shares
			Shares Purchased as	that May Yet Be
		Average	Part of Publicly	Purchased Under the
	Total Number of	Price Paid per	Announced Plans or	Plans or
	Shares Purchased	Share(1)	Programs(2)	Programs(2)

June 28, 2010, to
July 25, 2010	3.5	$34.68	3.5	$1,700
July 26, 2010 to
August 22, 2010	—	—	—	1,700
August 23, 2010 to
September 26, 2010	—	—	—	1,700

Total	3.5		3.5	$1,700

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)	On March 1, 2010, we announced that we had been authorized to repurchase up to $3.0 billion of our common stock, and $1.7 billion of that amount remained available at September 26, 2010. The stock repurchase program has no expiration date.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 25, 2005 to three indices: the Standard & Poor’s 500 Stock Index (the S&P 500), the Nasdaq 100 Index (Nasdaq 100) and the Nasdaq Industry Index for Communications Equipment Stocks, SIC 3660-3669 (the Nasdaq Industry). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The Nasdaq 100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the Nasdaq Stock Market based on market capitalization. The Nasdaq Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the NASDAQ Stock Market.

Our business continues to evolve along with the technology landscape and ecosystem. Our operations include licensing portions of our intellectual property to manufacturers of wireless products, sales of integrated circuits, other equipment and software, and providing services. In response to this evolution, we believe that the Nasdaq 100 is a more representative peer group than the Nasdaq Industry, which we have used historically. In addition, starting in fiscal 2010, we aligned part of our executive compensation with the performance of Qualcomm stock relative to the Nasdaq 100. To ensure that our peer benchmark is consistent with how we view and manage our business, we have elected to change our peer benchmark from the Nasdaq Industry to the Nasdaq 100 beginning in fiscal 2010. Below we present both the Nasdaq Industry and the Nasdaq 100 for comparison purposes.

The total return for our stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations at the end of each annual period. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500, the Nasdaq Industry and the Nasdaq 100.

Comparison of Cumulative Total Return on Investment Since
September 25, 2005 (1)

The Company’s closing stock price on September 24, 2010, the last trading day of the Company’s 2010 fiscal year, was $44.55 per share.

 (1) Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500, the Nasdaq Industry and the Nasdaq 100 on September 25, 2005. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Selected Financial Data

The following balance sheet data and statement of operations data for the five fiscal years ended September 26, 2010, September 27, 2009, September 28, 2008, September 30, 2007, and September 24, 2006 were derived from our audited consolidated financial statements. Consolidated balance sheets at September 26, 2010 and September 27, 2009 and the related consolidated statements of operations and cash flows for fiscal 2010, 2009 and 2008 and notes thereto appear elsewhere herein. The data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended(1)
	September 26,	September 27,	September 28,	September 30,	September 24,
	2010	2009	2008	2007	2006
	(In millions, except per share data)

Statement of Operations Data:
Revenues	$10,991	$10,416	$11,142	$8,871	$7,526
Operating income	3,283	2,226	3,730	2,883	2,690
Net income	3,247	1,592	3,160	3,303	2,470
Per Share Data:
Net income — basic	$1.98	$0.96	$1.94	$1.99	$1.49
Net income — diluted	1.96	0.95	1.90	1.95	1.44
Dividends announced	0.72	0.66	0.60	0.52	0.42
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$18,402	$17,742	$11,269	$11,815	$9,949
Total assets	30,572	27,445	24,712	18,495	15,208
Loan payable to banks	1,086	—	—	—	—
Capital lease obligations	221	187	142	91	58
Other long-term liabilities(2)	540	665	418	169	181
Total stockholders’ equity	20,858	20,316	17,944	15,835	13,406

(1)	Our fiscal year ends on the last Sunday in September. The fiscal years ended September 26, 2010, September 27, 2009, September 28, 2008, and September 24, 2006 each included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

(2)	Other long-term liabilities in this balance sheet data exclude capital lease obligations and unearned revenues. Capital lease obligations are included in other liabilities in the consolidated balance sheets.

Business Overview

In 1989, we publicly introduced the concept that a digital communication technique called CDMA could be commercially successful in cellular wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). CDMA and TDMA (Time Division Multiple Access), of which Global System for Mobile Communications (GSM) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network. Because we led, and continue to lead, the development and commercialization of CDMA technology, we own significant intellectual property, including patents, patent applications and trade secrets, which applies to all versions of CDMA, portions of which we license to other companies and implement in our own products. The wireless communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us.

We also continue our leading role in the development and commercialization of Orthogonal Frequency Division Multiplexing Access (OFDMA)-based technologies for which we have substantial intellectual property. Our CDMA licensees’ sales of multimode CDMA and OFDMA devices are covered by their existing CDMA license agreements with us. We have begun to license companies to make and sell OFDMA products that do not also implement CDMA, and nine companies have royalty-bearing licenses under our patent portfolio for use in such OFDMA products.

Our Revenues.  We generate revenues by licensing portions of our intellectual property to manufacturers of wireless products (such as mobile devices, also known as subscriber units, which include handsets, other consumer devices and modem cards, and the infrastructure required to establish and operate a wireless network). We receive licensing fees and royalties on products sold by our licensees that incorporate our patented technologies. We also sell products and services, which include:

•	CDMA-based integrated circuits (also known as chips or chipsets) and Radio Frequency (RF) and Power Management (PM) chips and system software used in mobile devices and in wireless networks;

•	Software products and services for content enablement across a wide variety of platforms and devices for the wireless industry;

•	Equipment, software and services used by companies, including those in the transportation industry and governments, to wirelessly connect with their assets and workforce;

•	Software products and services that enable mobile commerce services;

•	Services to wireless operators delivering multimedia content, including live television, in the United States; and

•	Software and hardware development services.

Our Licensing Business.  We grant licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and collect license fees and royalties in partial consideration for such licenses.

Our Integrated Circuits Business.  We develop and supply CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. We also design and create multimode and multiband integrated circuits incorporating other wireless standards for roaming in global roaming markets. Our integrated circuit products and system software are used in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers, data cards and infrastructure equipment. The integrated circuits for wireless devices include the baseband Mobile Station Modem (MSM), Mobile Data Modem (MDM), Qualcomm Single Chip (QSC), Qualcomm Snapdragon (QSD), RF, PM and Bluetooth devices, as well as the system software that enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals, power management and peripheral connectivity. Our infrastructure equipment Cell Site Modem (CSM) integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment providing wireless standards-compliant processing of voice and data signals to and from wireless devices. Because of our broad and unique experience in designing and developing CDMA-based products, we not only design the baseband integrated circuit, but the supporting system as well, including the RF devices, PM devices and accompanying software products. This approach enables us to optimize the performance of the wireless device with improved product features, as well as the integration and performance of the network system. Our design of the system allows CDMA systems and devices manufactured by our customers to come to market faster. We provide our integrated circuits and system software, including reference designs and tools, to many of the world’s leading wireless device and infrastructure equipment manufacturers. We also provide support to enable our customers to reduce the time required to design their products and bring their products to market faster. We plan to add additional features and capabilities to our integrated circuit products to help our customers reduce the costs and size of their products, to simplify our customers’ design processes and to enable more wireless devices and services.

Our Wireless Device Software and Related Services Business.  We provide software products and services for the global wireless industry. Our Brew products and services enable wireless operators, device manufacturers and software developers to provide over-the-air and pre-loaded wireless applications and services. Our Plaza products and services enable wireless operators, device manufacturers and publishers to create and distribute mobile content across a variety of platforms and devices. We also offer Xiam wireless content discovery and recommendation products to help wireless operators improve usage and adoption of digital content and services. We also provide QChat, a push to talk product optimized for third generation (3G) networks, as well as QPoint, which enables wireless operators to offer enhanced 911 (E-911) wireless emergency and other location-based applications and services.

Our Asset Tracking and Services Business.  We design, manufacture and sell equipment, license software and provide services to our customers to enable them to connect wirelessly with their assets, products and workforce. We offer satellite- and terrestrial-based two-way wireless connectivity and position location services to transportation and logistics fleets and other enterprise companies to enable our customers to track the location and monitor the performance of their assets, and the workflow of their personnel.

Our Mobile Commerce Business.  In fiscal 2011, we expect to introduce a new product application trademarked as SWAGG, which will be marketed on a standalone basis directly to consumers. SWAGG’s core features include purchase and gift of virtually stored-value gift cards delivered via mobile devices. In addition, we provide a single, secure, certified application embedded on select wireless devices, which enables financial institutions and merchants to deliver branded services to consumers through the wireless devices.

Our FLO TV Business.  Our subsidiary, FLO TV Incorporated (FLO TV), currently offers its service in the United States over our nationwide multicast network. We have commenced a restructuring plan under which we expect to exit the current FLO TV service business. Additionally, we continue to evaluate strategic options for the FLO TV business, which include, but are not limited to, operating the FLO TV network under a new wholesale service model; sale to, or joint venture with, a third party; and/or the sale of the spectrum licenses and discontinuance of the operation of the network.

Our MediaFLO Technologies (MFT) division is comprised of the FLO Technology group, which continues to develop our MediaFLO MDS and MediaFLO technology, and the FLO International group, which markets MediaFLO for deployment outside of the United States. The market for mobile TV remains nascent with numerous competing technologies and standards.

Our Display Business.  We continue to develop display technology for the full range of consumer-targeted mobile products. Our interferometric modulator (IMOD) display technology, based on a MEMS structure combined with thin film optics and sold under the “mirasol” brand, is expected to provide performance, power consumption and cost benefits as compared to current display technologies.

Wireless Telecommunications Market

Use of wireless telecommunications devices has increased dramatically in the past decade. According to Wireless Intelligence estimates as of November 1, 2010, the number of worldwide mobile connections is expected to reach approximately 5.3 billion by the end of 2010 and almost 7.0 billion in 2014. Growth in the early days of wireless communications was driven by the need to make voice calls in a mobile environment. More recently, increases in demand are primarily driven by the desire to have access to data services in a mobile environment. This is evidenced by the continued transition from 2G to 3G services. According to Wireless Intelligence, in March 2010, the industry reached a significant milestone by surpassing one billion 3G connections. Furthermore, Wireless Intelligence expects the number of global 3G connections to reach approximately 2.8 billion by 2014. There are several drivers for the growth in 3G:

•	Consumer awareness and desire for data services;

•	Mature 3G networks with high data rates;

•	Consumer demand for data centric smartphone devices;

•	Emergence of new data devices; and

•	Growth in emerging regions.

The last couple of years have witnessed a significant increase in the consumer’s awareness and willingness to use mobile data services. Applications such as email, access to the mobile Internet, downloading of videos and social networking are driving the demand for 3G services and more capable phones.

Wireless Technologies

The significant growth in the use of wireless devices worldwide, such as smartphones, and demand for data services and applications requires constant innovation to further improve the user experience, expand capacity and enable dense deployments of low power nodes, such as femtocells. To meet these requirements, progressive generations of wireless telecommunications technology standards have evolved. The use of wireless standards for mobile communications within individual countries is generally determined by the telecommunication service providers operating in those countries and, in some instances, local government regulations. Such determinations are typically based on economic criteria and the service provider’s evaluation of each technology’s ability to provide the features and functionality required for its business plan. More than two decades ago, the European Community developed regulations requiring the use of the GSM standard, a TDMA-based, 2G technology. In addition, there are several versions of CDMA technology that have been adopted worldwide as public cellular standards. The first version, known as cdmaOne, is a 2G cellular technology that was first commercially deployed in the mid-1990s. The other subsequent versions of CDMA are referred to as 3G technologies.

Our Engineering Resources.  We have significant engineering resources, including engineers with substantial expertise in CDMA, OFDMA and a broad range of other technologies. Using these engineering resources, we expect to continue to develop new versions of CDMA, OFDMA and other technologies, develop alternative technologies for certain specialized applications (including multicast), participate in the formulation of new wireless telecommunications standards and technologies and assist in deploying wireless voice and data communications networks around the world.

Investments in New and Existing Products, Services and Technologies.  We continue to invest in research and development in a variety of ways in an effort to extend the market for our products and services.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K.

Recent Developments

Revenues of $11.0 billion and net income of $3.2 billion for fiscal 2010 were impacted by the following key items:

•	We shipped approximately 399 million Mobile Station Modem (MSM) integrated circuits for CDMA-based wireless devices, an increase of 26%, compared to approximately 317 million MSM integrated circuits in fiscal 2009. The chipset volume in fiscal 2009 was affected by the slowdown in the worldwide economy.

•	Total reported device sales were approximately $105.7 billion, an increase of approximately 7%, compared to approximately $98.5 billion in fiscal 2009.(1)

Against this backdrop, the following recent developments occurred during fiscal 2010 with respect to key elements of our business or our industry:

•	Worldwide wireless subscribers grew by approximately 15% to reach approximately 5.2 billion.(2)

•	Worldwide 3G subscribers (all CDMA-based) grew to approximately 1.15 billion, approximately 22% of total wireless subscribers, including approximately 500 million CDMA2000 1X/1xEV-DO subscribers and approximately 645 million WCDMA/HSPA/TD-SCDMA subscribers.(2)

•	In the handset market, CDMA-based unit shipments grew an estimated 21% year-over-year, compared to an estimated increase of 14% year-over-year across all technologies.(3)

•	In June 2010, we won a 20 MHz slot of Broadband Wireless Access (BWA) spectrum in four telecom circles in India as a result of the completion of the BWA spectrum auction for $1.1 billion. We entered the BWA auction to facilitate the deployment of LTE technology as a complement to the existing 3G HSPA and EV-DO networks in India.

(1)	Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period. Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, such as transportation, insurance and packing costs, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time.

(2)	According to Wireless Intelligence estimates as of November 1, 2010, for the quarter ending September 30, 2010. Wireless Intelligence estimates for CDMA2000 1X/1xEV-DO subscribers do not include Wireless Local Loop.

(3)	Based on current reports by Strategy Analytics, a global research and consulting firm, in their August 2010 Global Handset Market Share Update.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital wireless telecommunications products and services based on our CDMA technology and other technologies. We derive revenues principally from sales of integrated circuit products, license fees and royalties for use of our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. Operating expenses primarily consist of cost of equipment and services, research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments. These segments are: Qualcomm CDMA Technologies, or QCT; Qualcomm Technology Licensing, or QTL; Qualcomm Wireless & Internet, or QWI; and Qualcomm Strategic Initiatives, or QSI.

QCT is a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. QCT’s integrated circuit products and system software are used in wireless devices, particularly mobile phones, laptops, data modules, handheld wireless computers, data cards and infrastructure equipment. The integrated circuits for wireless devices include the Mobile Station Modem (MSM), Mobile Data Modem (MDM), Qualcomm Single Chip (QSC), Qualcomm Snapdragon (QSD), Radio Frequency (RF), Power Management (PM) and Bluetooth devices. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals, power management and peripheral connectivity. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. The infrastructure equipment integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment. QCT revenues comprised 61%, 59% and 60% of total consolidated revenues in fiscal 2010, 2009 and 2008, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the assembly and final test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing business models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing business model, we purchase die from semiconductor manufacturing foundries and contract with separate third-party manufacturers for back-end assembly and test services. We refer to this two-stage manufacturing business model as Integrated Fabless Manufacturing (IFM).

QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL receives license fees as well as ongoing royalties based on worldwide sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Ongoing royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of licensed products, net of certain permissible deductions (e.g., certain shipping costs, packing costs, VAT, etc.). QTL revenues comprised 33%, 35% and 33% of total consolidated revenues in fiscal 2010, 2009 and 2008, respectively. The vast majority of such revenues were generated through our licensees’ sales of cdmaOne, CDMA2000 and WCDMA subscriber equipment products.

QWI, which includes Qualcomm Enterprise Services (QES), Qualcomm Internet Services (QIS), Qualcomm Government Technologies (QGOV) and Firethorn, generates revenues primarily through mobile information products and services and software and software development aimed at support and delivery of wireless applications. QES sells equipment, software and services used by transportation and other companies to connect wirelessly with their assets and workforce. Through September 2010, QES has shipped approximately 1,423,000 terrestrial-based and satellite-based mobile information units. QIS provides content enablement services for the wireless industry, including Brew, the Plaza suite and other services. QIS also provides QChat push-to-talk, QPoint and other products for wireless operators. QGOV provides development, hardware and analytical expertise involving wireless communications technologies to United States government agencies. Firethorn builds and manages software applications that enable mobile commerce services. QWI revenues comprised 6%, 6% and 7% of total consolidated revenues fiscal 2010, 2009 and 2008, respectively.

QSI consists of the Company’s strategic investment activities, including FLO TV Incorporated (FLO TV), our wholly-owned wireless multimedia operator subsidiary. QSI makes strategic investments in early-stage and other companies and in wireless spectrum, such as the BWA spectrum recently won in the auction in India, that we believe will open new markets for CDMA- and OFDMA-based technologies, support the design and introduction of new CDMA and OFDMA products and services for wireless voice and internet data communications or possess unique capabilities or technology. Our FLO TV subsidiary offers its service over our nationwide multicast network based on our MediaFLO Media Distribution System (MDS) and MediaFLO technology, which leverages the Forward Link Only (FLO) air interface standard. This network is utilized as a shared resource for wireless operators and their customers in the United States. FLO TV’s network uses the 700 MHz spectrum for which we hold licenses nationwide. We have commenced a restructuring plan under which we expect to exit the current FLO TV service business. Additionally, we continue to evaluate strategic options for the FLO TV business, which include, but are not limited to, operating the FLO TV network under a new wholesale service model; sale to, or joint venture with, a third party; and/or the sale of the spectrum licenses and the discontinuance of the operation of the network. As part of our strategic investment activities, we intend to pursue various exit strategies at some point in the future.

Nonreportable segments include: the Qualcomm MEMS Technologies division, which continues to develop an interferometric modulator (IMOD) display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics; the MediaFLO Technologies division, which is comprised of the FLO Technology group, which continues to develop our MediaFLO MDS and MediaFLO technology, and the FLO International group, which markets MediaFLO for deployment outside of the United States; and other product initiatives.

Looking Forward

The deployment of 3G networks enables increased voice capacity and higher data rates than prior generation networks, thereby supporting more minutes of use and a wide range of mobile broadband data applications for handsets, 3G connected computing devices and other consumer electronics. Many wireless operators are also planning to complement their existing 3G networks by deploying OFDMA-based technology, often called 4G, in new spectrum to gain additional capacity for data services. As a result, we expect continued growth in the coming years in consumer demand for 3G and 3G/4G multimode products and services around the world. As we look forward to the next several months, the following items are likely to have an impact on our business:

•	The worldwide transition to 3G CDMA-based networks is expected to continue. With the recently completed auction of 3G spectrum in India, we look forward to network launches and expansion of 3G in that region along with the continued expansion of 3G in China.

•	We expect consumer demand for advanced 3G-based devices, including smartphones, other data devices and new device categories, such as eBook readers and tablets, to continue at a strong pace. We also expect growth in lower-end 3G devices as 3G expands in emerging markets. We still face significant competition in the lower-end market from GSM-based products, particularly in emerging markets.

•	We expect that CDMA-based device prices will continue to segment into high and low end due to increased development of smartphones and popularity of smartphone applications on the high end and high volumes and active competition throughout the world on both the low and high end. This, along with a tempered economic recovery combined with growth in emerging markets, is expected to continue to impact the average selling price of CDMA-based devices.

•	We continue to invest significant resources toward the development of technology to increase the data rates available with 3G and 4G networks, wireless baseband chips, converged computing/communication chips, multimedia products, software and services for the wireless industry.

•	We continue to invest in the evolution of CDMA and a broad range of other technologies, such as LTE, our IMOD display technology and our Snapdragon platform, as part of our vision to enable a wide range of products and technologies.

•	We have commenced a restructuring plan under which we expect to exit the current FLO TV service business. Additionally, we continue to evaluate strategic options for the FLO TV business, which include, but are not limited to, operating the FLO TV network under a new wholesale service model; sale to, or joint venture with, a third party; and/or the sale of the spectrum licenses and the discontinuance of the operation of the network.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless market. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in the Risk Factors included in our Annual Report on Form 10-K.

Revenue Concentrations

Revenues from customers in China, South Korea, Taiwan and Japan comprised 29%, 27%, 12% and 9%, respectively, of total consolidated revenues for fiscal 2010, as compared to 23%, 35%, 8% and 11%, respectively, for fiscal 2009, and 21%, 35%, 5% and 14%, respectively, for fiscal 2008. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of our licensees.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Revenue Recognition.  We derive revenue principally from sales of integrated circuit products, royalties and license fees for our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We record reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Certain reductions to revenue for customer incentives are based on estimates, including our assumptions related to historical and projected customer sales volumes, market share and inventory levels.

We license or otherwise provide rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. We earn royalties on such licensed products sold worldwide by our licensees at the time that the licensees’ sales occur. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. We recognize royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. From time to time, licensees will not report royalties timely due to legal disputes or other reasons, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments.  Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. At September 26, 2010, our goodwill and intangible assets, net of accumulated amortization, were $1.5 billion and $3.0 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish their recorded values, except when neither the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions which require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets, or our conclusion that the value of certain assets is not reliably estimable, may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill and intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our net investment income (loss).

We hold minority investments in publicly-traded companies whose share prices may be highly volatile. We also hold investments in other marketable securities, including non-investment-grade debt securities, equity and debt mutual and exchange-traded funds, corporate bonds and notes, auction rate securities and mortgage- and asset-backed securities. These investments, which are recorded at fair value with increases or decreases generally recorded through stockholders’ equity as other comprehensive income or loss, totaled $14.9 billion at September 26, 2010. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments may be subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been below its original cost, the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class, negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others, the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2010, 2009 and 2008, we recorded $111 million, $743 million and $502 million, respectively, in net impairment losses on our investments in marketable securities.

Share-Based Compensation.  Share-based compensation expense recognized during fiscal 2010, 2009 and 2008 was $615 million, $584 million and $543 million, respectively. Share-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We generally estimate the value of stock option awards using a lattice binomial option-pricing model. Accordingly, the fair value of an option award as determined using an option-pricing model is affected by our stock price on the date of grant as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. For purposes of estimating the fair value of stock options, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the binomial model. The assumption inputs related to employee exercise behavior include estimates of the post-vest forfeiture rate and suboptimal exercise factors, which are based on historical experience. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, share-based compensation expense is adjusted accordingly.

Income Taxes.  Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service (IRS) and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. Although we believe that the estimates and assumptions supporting our assessments are reasonable, adjustments could be materially different from those which are reflected in historical income tax provisions and recorded assets and liabilities. We are participating in the IRS Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. At September 26, 2010, gross deferred tax assets were $2.8 billion. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. At September 26, 2010, we had unused federal, state and foreign net operating losses of $114 million, $284 million and $40 million, respectively. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2010. Therefore, we have provided a $17 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of taxable income are reflected in the period the change is made.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely invested outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability of approximately $4.2 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $10.6 billion of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

Litigation.  We are currently involved in certain legal proceedings. Although there can be no assurance that unfavorable outcomes in any of these matters would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims are without merit and intend to vigorously defend the actions. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations. For example, we recorded a $783 million charge during fiscal 2009 in connection with a litigation settlement charge related to the Settlement and Patent License and Non-Assert Agreement with Broadcom. We are engaged in numerous other legal actions arising in the ordinary course of our business and, while there can be no assurance, we believe that the ultimate outcome of these actions will not have a material adverse effect on our operating results, liquidity or financial position.

Fiscal 2010 Compared to Fiscal 2009

Revenues.  Total revenues for fiscal 2010 were $10.99 billion, compared to $10.42 billion for fiscal 2009. Revenues from two customers of our QCT and QTL segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 25% and 31% in aggregate of total consolidated revenues in fiscal 2010 and 2009, respectively.

Revenues from sales of equipment and services for fiscal 2010 were $6.98 billion, compared to $6.47 billion for fiscal 2009. The increase in revenues from sales of equipment and services was primarily due to a $541 million increase in QCT revenues. Revenues from licensing and royalty fees for fiscal 2010 were $4.01 billion, compared to $3.95 billion for fiscal 2009. The increase in revenues from licensing and royalty fees was primarily due to a $56 million increase in QTL revenues.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2010 was $3.52 billion, compared to $3.18 billion for fiscal 2009. Cost of equipment and services revenues as a percentage of equipment and services revenues was 50% for fiscal 2010, compared to 49% for fiscal 2009. The decrease in margin percentage was primarily attributable to the effect of increases in costs related to our FLO TV subsidiary and our QMT division, partially offset by an increase in QCT gross margin percentage. Cost of equipment and services revenues included $42 million in share-based compensation in fiscal 2010, compared to $41 million for fiscal 2009. Cost of equipment and services revenues as a percentage of equipment and services revenues may fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

Research and Development Expenses.  For fiscal 2010, research and development expenses were $2.55 billion or 23% of revenues, compared to $2.44 billion or 23% of revenues for fiscal 2009. The dollar increase is primarily attributable to a $156 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies and other initiatives to support the acceleration of advanced wireless products and services, including lower-cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third-party operating systems and services platforms. The increase in research and development expenses was partially offset by a $65 million decrease in costs primarily related to the development of our asset-tracking products and services and Brew products. Research and development expenses for fiscal 2010 included share-based compensation of $300 million, compared to $280 million in fiscal 2009.

Selling, General and Administrative Expenses.  For fiscal 2010, selling, general and administrative expenses were $1.64 billion or 15% of revenues, compared to $1.56 billion or 15% of revenues for fiscal 2009. The dollar increase was primarily attributable to a $61 million increase in selling and marketing expenses, a $56 million increase in patent-related costs and a $23 million increase in employee-related expenses, partially offset by a $62 million gain on the sale of our Australia spectrum license. Selling, general and administrative expenses for fiscal 2010 included share-based compensation of $273 million, compared to $263 million in fiscal 2009.

Other Operating Expenses.  Operating expenses for fiscal 2009 included a $783 million charge in connection with the Settlement and Patent License and Non-Assert Agreement with Broadcom and a $230 million fine levied by the KFTC.

Net Investment Income.  Net investment income was $751 million for fiscal 2010, compared to a net investment loss of $150 million for fiscal 2009. The net increase was comprised as follows (in millions):

	Year Ended
	September 26,	September 27,
	2010	2009	Change

Interest and dividend income:
Corporate and other segments	$522	$513	$9
QSI	8	3	$5
Interest expense	(58)	(24)	(34)
Net realized gains on investments:
Corporate and other segments	379	107	272
QSI	26	30	(4)
Net impairment losses on investments:
Corporate and other segments	(110)	(734)	624
QSI	(15)	(29)	14
Gains on derivative instruments	3	1	2
Equity in losses of investees	(4)	(17)	13

	$751	$(150)	$901

During fiscal 2010, we recorded lower impairment losses and higher realized gains on marketable securities, compared to fiscal 2009. Depressed security values caused by a major disruption in the United States and foreign financial markets impacted our results in fiscal 2009 and continued to cause impairment losses in fiscal 2010, but to a much lesser extent. The increase in interest expense is primarily the result of the short-term bank loan related to the BWA spectrum recently won in the India auction.

Income Tax Expense.  Income tax expense was $787 million for fiscal 2010, compared to $484 million for fiscal 2009. The annual effective tax rate was 20% for fiscal 2010, compared to 23% for fiscal 2009. The annual effective tax rate for fiscal 2010 was lower than fiscal 2009 primarily as a result of the net decrease in valuation allowance on the deferred tax asset related to capital losses and an increase in tax benefits related to foreign earnings taxed at less than the United States federal rate, partially offset by a decrease in tax benefit related to tax audits settled during the year and a decrease in research and development tax credits.

The annual effective tax rate for fiscal 2010 was 20% and only reflected the United States federal research and development credits generated through December 31, 2009, the date on which they expired. The annual effective tax rate for fiscal 2010 of 20% was less than the United States federal statutory rate primarily due to benefits of 22% related to foreign earnings taxed at less than the United States federal rate, 1% related to a decrease in valuation allowance recorded in fiscal 2010 on the deferred tax asset related to capital losses and 1% related to research and development tax credits, partially offset by state taxes of 5% and tax expense of 4% related to the valuation of deferred tax assets to reflect changes in California law, primarily deferred revenue that was taxable in fiscal 2010, but for which the resulting deferred tax asset will reverse in future years when the Company’s state tax rate will be lower.

Deferred tax assets, net of valuation allowance, increased during fiscal 2010 primarily due to the establishment of the deferred tax asset related to revenue derived from the Company’s 2008 license and settlement agreements with Nokia.

Fiscal 2009 Compared to Fiscal 2008

Revenues.  Total revenues for fiscal 2009 were $10.42 billion, compared to $11.14 billion for fiscal 2008. Revenues from two customers of our QCT and QTL segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 31% and 30% in aggregate of total consolidated revenues in fiscal 2009 and 2008, respectively.

Revenues from sales of equipment and services for fiscal 2009 were $6.47 billion, compared to $7.16 billion for fiscal 2008. The decrease in revenues from sales of equipment and services was primarily due to a $597 million decrease in QCT revenues and a $79 million decrease in QES revenues. Revenues from licensing and royalty fees for fiscal 2009 were $3.95 billion, compared to $3.98 billion for fiscal 2008. The decrease in revenues from licensing and royalty fees was primarily due to a $26 million decrease in QIS revenues.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2009 was $3.18 billion compared to $3.41 billion for fiscal 2008. Cost of equipment and services revenues as a percentage of equipment and services revenues was 49% for fiscal 2009, compared to 48% for fiscal 2008. Cost of equipment and services revenues included $41 million in share-based compensation in fiscal 2009, compared to $39 million in fiscal 2008.

Research and Development Expenses.  For fiscal 2009, research and development expenses were $2.44 billion or 23% of revenues, compared to $2.28 billion or 20% of revenues for fiscal 2008. The dollar increase was primarily attributable to a $129 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third-party operating systems and services platforms. Research and development expenses in fiscal 2009 included share-based compensation and in-process research and development of $280 million and $6 million, respectively, compared to $250 million and $14 million, respectively, in fiscal 2008.

Selling, General and Administrative Expenses.  For fiscal 2009, selling, general and administrative expenses were $1.56 billion or 15% of revenues, compared to $1.71 billion or 15% of revenues for fiscal 2008. The dollar decrease was primarily attributable to a $110 million decrease in professional fees, of which $72 million related to litigation and other legal matters, a $24 million decrease in selling and marketing expenses and a $19 million decrease in travel expenses. Selling, general and administrative expenses in fiscal 2009 included share-based compensation of $263 million, compared to $254 million in fiscal 2008.

Other Operating Expenses.  Operating expenses for fiscal 2009 included a $783 million charge in connection with the Settlement and Patent License and Non-Assert Agreement with Broadcom and a $230 million fine levied by the KFTC.

Net Investment (Loss) Income.  Net investment loss was $150 million for fiscal 2009, compared to net investment income of $96 million for fiscal 2008. The net decrease was primarily comprised as follows (in millions):

	Year Ended
	September 27,	September 28,
	2009	2008	Change

Interest and dividend income:
Corporate and other segments	$513	$487	$26
QSI	3	4	(1)
Interest expense	(24)	(22)	(2)
Net realized gains on investments:
Corporate and other segments	107	104	3
QSI	30	51	(21)
Net impairment losses on investments:
Corporate and other segments	(734)	(502)	(232)
QSI	(29)	(33)	4
Gains on derivative instruments	1	6	(5)
Equity in (losses) earnings of investees	(17)	1	(18)

	$(150)	$96	$(246)

Net impairment losses on marketable securities related primarily to depressed securities values caused by the prolonged disruption in global financial markets affecting consumers and the banking, finance and housing industries. This disruption was evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities.

Income Tax Expense.  Income tax expense was $484 million for fiscal 2009, compared to $666 million for fiscal 2008. The annual effective tax rate was 23% for fiscal 2009, compared to 17% for fiscal 2008. The annual effective tax rate for fiscal 2009 was higher than the annual effective tax rate for fiscal 2008 primarily due to a decrease in foreign earnings taxed at less than the United States federal rate, an increase in the valuation allowance on capital losses recognized in earnings and the revaluation of net deferred tax assets to reflect changes in California law, partially offset by adjustments to prior year estimates of uncertain tax positions as a result of tax audits during fiscal 2009.

The annual effective tax rate for fiscal 2009 of 23% was less than the United States federal statutory rate primarily due to benefits of approximately 20% related to foreign earnings taxed at less than the United States federal rate, 7% related to adjustments to prior year estimates of uncertain tax positions as a result of tax audits during the year and 5% related to research and development tax credits, partially offset by an increase in valuation allowance related to capital losses of 11%, the revaluation of net deferred items of 4% and state taxes of approximately 5%.

Our Segment Results for Fiscal 2010 Compared to Fiscal 2009

The following should be read in conjunction with the fiscal 2010 and 2009 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2010 were $6.70 billion, compared to $6.14 billion for fiscal 2009. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $6.47 billion for fiscal 2010, compared to $5.93 billion for fiscal 2009. The increase in equipment and services revenues resulted primarily from a $1.25 billion increase related to higher unit shipments, partially offset by a decrease of $713 million related to the net effects of changes in product mix and the average selling prices of such products. Approximately 399 million MSM integrated circuits were sold during fiscal 2010, compared to approximately 317 million for fiscal 2009. The chipset volume in fiscal 2009 was impacted by the slowdown in the worldwide economy that caused contraction in the CDMA-based channel inventory and resulted in lower demand for CDMA-based MSM integrated chips.

QCT earnings before taxes for fiscal 2010 were $1.69 billion, compared to $1.44 million for fiscal 2009. QCT operating income as a percentage of revenues (operating margin percentage) was 25% in fiscal 2010, compared to 23% in fiscal 2009. The increase in QCT earnings before taxes was primarily attributable to the increase in revenues, partially offset by an increase in research and development expenses. The increase in QCT operating margin percentage was primarily due to an increase in gross margin percentage and a decrease in selling, general and administrative expenses as a percentage of revenues driven primarily by the increase in revenues. QCT gross margin percentage increased as a result of the net effects of a decrease in average unit costs, lower average selling prices and favorable product mix.

QCT inventory increased by 18% in fiscal 2010 from $408 million to $481 million primarily due to an increase in work-in-process associated with growth in sales volume and the net effects of changes in integrated circuit product mix.

QTL Segment.  QTL revenues for fiscal 2010 were $3.66 billion, compared to $3.61 billion for fiscal 2009. Revenues in fiscal 2010 included $71 million attributable to fiscal 2009 that had previously not been recognized due to discussions regarding a license agreement that was signed in the first quarter of fiscal 2010. QTL earnings before taxes for fiscal 2010 were $3.02 billion, compared to $3.07 billion for fiscal 2009. QTL operating margin percentage was 83% in the fiscal 2010, compared to 85% in fiscal 2009. The decrease in QTL earnings before taxes was primarily attributable to an increase in patent-related costs, partially offset by the increase in revenues, which resulted in a corresponding decrease in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2010 were $628 million, compared to $641 million for fiscal 2009. Revenues decreased primarily due to a $56 million decrease in QIS revenues, partially offset by a $31 million increase in QES revenues. The decrease in QIS revenues was primarily attributable to a $39 million decrease in QChat revenues resulting from decreased development efforts under the licensing agreement with Sprint and a $16 million decrease in Brew revenues resulting from lower consumer demand. The increase in QES revenues was primarily attributable to a $58 million increase in equipment revenue resulting from higher unit shipments, partially offset by a $31 million decrease in messaging and other services revenue. QWI earnings before taxes for fiscal 2010 were $12 million, compared to $20 million for fiscal 2009. QWI operating margin percentage was 1% in fiscal 2010, compared to 3% in fiscal 2009. The decrease in QWI earnings before taxes was primarily attributable to the decrease in revenues, partially offset by a decrease in research and development expenses. The decrease in QWI operating margin percentage was primarily attributable to a decrease in QIS gross margin percentage, partially offset by the decrease in research and development expenses.

QSI Segment.  QSI revenues for fiscal 2010 were $9 million, compared to $29 million for fiscal 2009. Revenues were attributable to our FLO TV subsidiary. The decrease in FLO TV revenues was primarily due to an increase in customer-related incentives that were recorded as reductions in revenues and lower service-related revenues. QSI loss before taxes for fiscal 2010 was $436 million, compared to $361 million for fiscal 2009. QSI loss before taxes increased by $75 million primarily due to a $135 million increase in our FLO TV subsidiary’s loss before taxes, partially offset by a $62 million gain on the sale of our Australia spectrum license.

We have commenced a restructuring plan under which we expect to exit the current FLO TV service business. There were no significant expenses recognized in fiscal 2010 related to this restructuring plan. In addition to our ongoing operating costs, we expect to incur restructuring charges related to this plan in the range of $125 million to $175 million in fiscal 2011, which are primarily related to certain contractual obligations. Additional charges, including impairment of assets, may be incurred as we continue to evaluate or implement strategic options or if we are unable to generate adequate future cash flows associated with this business.

Our Segment Results for Fiscal 2009 Compared to Fiscal 2008

The following should be read in conjunction with the fiscal 2009 and 2008 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2009 were $6.14 billion, compared to $6.72 billion for fiscal 2008. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $5.93 billion for fiscal 2009, compared to $6.53 billion for fiscal 2008. The decrease in equipment and services revenues resulted primarily from a $770 million decrease related to lower unit shipments, caused by the contraction in CDMA-based channel inventory. This decrease was partially offset by an increase of $113 million related to the net effects of changes in product mix and the average selling prices of such products. Approximately 317 million MSM integrated circuits were sold during fiscal 2009, compared to approximately 336 million for fiscal 2008.

QCT earnings before taxes for fiscal 2009 were $1.44 billion, compared to $1.83 billion for fiscal 2008. QCT operating income as a percentage of revenues (operating margin percentage) was 23% in fiscal 2009, compared to 27% in fiscal 2008. The decrease in operating margin percentage was primarily due to increased research and development expenses while revenues declined.

QCT inventories decreased by 10% in fiscal 2009 from $453 million to $408 million primarily due to the net effects of changes in integrated circuit product mix and a decrease in average unit costs.

QTL Segment.  QTL revenues for fiscal 2009 were $3.61 billion, compared to $3.62 billion for fiscal 2008. QTL earnings before taxes for fiscal 2009 were $3.07 billion, compared to $3.14 billion for fiscal 2008. QTL operating margin percentage was 85% in fiscal 2009, compared to 87% in fiscal 2008. The decrease in earnings before taxes was primarily attributable to an increase in amortization related to acquired patents, partially offset by a decrease in professional fees related to litigation and other legal matters, which resulted in a corresponding decline in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2009 were $641 million, compared to $785 million for fiscal 2008. Revenues decreased primarily due to a $79 million decrease in QES revenues and a $71 million decrease in QIS revenues. The decrease in QES revenues was primarily attributable to a $50 million decrease in revenues from hardware product sales, due to a 47,500-unit reduction, or 52%, in the number of units shipped, and a $21 million decrease in messaging revenue. The decrease in QIS revenues was primarily attributable to a $45 million decrease in QChat revenues resulting primarily from decreased development efforts under the licensing agreement with Sprint and a $30 million decrease in Brew revenues resulting from lower consumer demand and lower prices due to the slowdown in global economies and competitive pricing pressures.

QWI earnings before taxes for fiscal 2009 were $20 million, compared to a loss before taxes of $1 million for fiscal 2008. QWI operating margin percentage was 3% in fiscal 2009, compared to zero percent in fiscal 2008. The increase in QWI earnings before taxes was primarily attributable to a decrease in selling, general and administrative expenses and research and development expenses of QIS and QES, partially offset by an increase in the operating loss of Firethorn. The increase in QWI operating margin percentage was primarily attributable to improvements in QIS and QES gross margin percentage, partially offset by an increase in the operating loss of Firethorn.

QSI Segment.  QSI revenues for fiscal 2009 were $29 million, compared to $12 million for fiscal 2008. QSI loss before taxes for fiscal 2009 was $361 million, compared to $304 million for fiscal 2008. QSI revenues were attributable to our FLO TV subsidiary. QSI loss before taxes increased by $57 million primarily due to a $39 million increase in net investment losses (unrelated to FLO TV) and an $18 million increase in our FLO TV subsidiary’s loss before taxes.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $18.4 billion at September 26, 2010, an increase of $660 million from September 27, 2009. Our cash, cash equivalents and marketable securities at September 26, 2010 consisted of $6.3 billion held domestically and $12.1 billion held by foreign subsidiaries. Due to tax and accounting considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Total cash provided by operating activities decreased to $4.1 billion during fiscal 2010, compared to $7.2 billion during fiscal 2009. The decrease was primarily due to collection of the $2.5 billion trade receivable in fiscal 2009 related to the license and settlement agreements completed with Nokia in September 2008.

During fiscal 2010, we repurchased and retired 79,789,000 shares of our common stock for $3.0 billion. On March 1, 2010, we announced that we had been authorized to repurchase up to $3.0 billion of our common stock, and $1.7 billion of that amount remained available at September 26, 2010. The stock repurchase program has no expiration date. We intend to continue to repurchase shares of our common stock under this program as a means of returning capital to stockholders, subject to capital availability and periodic determinations that stock repurchases are in the best interests of our stockholders.

We declared and paid dividends totaling $1.2 billion, $1.1 billion and $982 million, or $0.72, $0.66 and $0.60 per common share, during fiscal 2010, 2009 and 2008. On March 1, 2010, we announced an increase in our quarterly cash dividend per share of common stock from $0.17 to $0.19. We announced cash dividends totaling $305 million, or $0.19 per share, during the fourth quarter of fiscal 2010, which were paid on September 24, 2010. On October 13, 2010, we announced a cash dividend of $0.19 per share on our common stock, payable on December 22, 2010 to stockholders of record as of November 24, 2010. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders.

Accounts receivable increased 4% during fiscal 2010. Days sales outstanding, on a consolidated basis, were 22 days at September 26, 2010 compared to 23 days at September 27, 2009.

We believe our current cash and cash equivalents, marketable securities and our expected cash flow generated from operations will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans. The following working and other capital requirements are anticipated in fiscal 2011:

•	Our total research and development expenditures were $2.5 billion and $2.4 billion in fiscal 2010 and 2009, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for the wireless industry.

•	Capital expenditures were $426 million and $761 million in fiscal 2010 and 2009, respectively, and advance payment on spectrum was $1.1 billion in fiscal 2010. We anticipate that capital expenditures excluding the fiscal 2010 advance payment on spectrum will be more than three times higher in fiscal 2011 as compared to fiscal 2010 primarily due to the construction of a new manufacturing facility in fiscal 2011 for our QMT division. Future capital expenditures may also be impacted by transactions that are currently not forecasted.

•	Our purchase obligations for fiscal 2011, some of which relate to research and development activities and capital expenditures, totaled $1.4 billion at September 26, 2010.

•	In the first quarter of fiscal 2011, we expect to pay $1.4 billion to the United States tax authorities as a result of the cash and intangible assets received in connection with the 2008 license and settlement agreements with Nokia. We intend to use cash held domestically to settle this obligation.

•	In the first quarter of fiscal 2011, we are obligated to repay a $1.1 billion short-term bank loan that is denominated in Indian rupees. The loan has a fixed interest rate of 6.75% per year with interest payments due monthly. The loan is related to the BWA spectrum recently won in the India auction. We expect to refinance a substantial portion of this short-term bank loan with a long-term bank loan in the first half of fiscal 2011.

•	Pursuant to the Settlement and Patent License and Non-Assert Agreement with Broadcom, we are obligated to pay a remaining $475 million ratably through April 2013, including imputed interest, of which $173 million is payable in fiscal 2011.

•	In fiscal 2011, we anticipate incurring cash expenditures associated with the expected exit of the current FLO TV service business in the range of $160 million to $210 million, primarily related to certain contractual obligations, in addition to FLO TV’s ongoing cash expenditures. Additional cash expenditures may be incurred as we continue to evaluate or implement strategic options or if we are unable to generate adequate future cash flows associated with this business.

•	Cash used for strategic investments and acquisitions, net of cash acquired, was $94 million and $54 million in fiscal 2010 and 2009, respectively, and we expect to continue making strategic investments and acquisitions to open new markets for our technology, expand our technology, obtain development resources, grow our patent portfolio or pursue new business opportunities.

Contractual Obligations/Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 26, 2010, our outstanding contractual obligations included (in millions):

Contractual Obligations
Payments Due By Fiscal Period

					Beyond	No Expiration
	Total	2011	2012-2013	2014-2015	2015	Date

Purchase obligations(1)	$1,729	$1,401	$222	$67	$39	$—
Operating lease obligations	471	95	100	48	228	—
Equity funding commitments(2)	30	—	—	—	—	30

Total commitments	2,230	1,496	322	115	267	30

Loan payable to banks	1,086	1,086	—	—	—	—
Capital lease obligations(3)	521	17	32	34	438	—
Other long-term liabilities(4)(5)	305	—	293	—	12	—

Total recorded liabilities	1,912	1,103	325	34	450	—

Total	$4,142	$2,599	$647	$149	$717	$30

(1)	Total purchase obligations include $1.2 billion in commitments to purchase integrated circuit product inventories.

(2)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 26, 2010.

(4)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(5)	Our consolidated balance sheet at September 26, 2010 included a $6 million noncurrent liability for uncertain tax positions, all of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 26, 2010 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 9 — Commitments and Contingencies.”

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.  We invest our cash in a number of diversified investment- and non-investment-grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities and debt mutual funds. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. When the general economy weakens significantly, the credit profile, financial strength and growth prospects of certain issuers of interest-bearing securities held in our investment portfolios may deteriorate, and our interest-bearing securities may lose value either temporarily or other than temporarily. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing cash and cash equivalents, marketable securities and loan payable to banks that are sensitive to changes in interest rates. The table presents principal cash flows, weighted-average yield at cost and contractual maturity dates. Additionally, we have assumed that the interest-bearing securities are similar enough within the specified categories to aggregate the securities for presentation purposes.

Principal Amount by Expected Maturity
Average Interest Rates
(Dollars in millions)

							No Single
	2011	2012	2013	2014	2015	Thereafter	Maturity	Total

Fixed interest-bearing securities:
Cash and cash equivalents	$698	$—	$—	$—	$—	$—	$—	$698
Interest rate	0.3%
Time deposits	$400	$—	$—	$—	$—	$—	$—	$400
Interest rate	0.6%
Available-for-sale securities:
Investment grade	$1,299	$672	$695	$558	$162	$229	$1,818	$5,433
Interest rate	2.2%	3.3%	2.7%	3.9%	3.7%	7.9%	1.3%
Non-investment grade	$11	$25	$45	$107	$234	$836	$20	$1,278
Interest rate	12.6%	8.7%	9.7%	9.6%	10.3%	8.7%	0.7%
Floating interest-bearing securities:
Cash and cash equivalents	$2,488	$—	$—	$—	$—	$—	$—	$2,488
Interest rate	0.2%
Available-for-sale securities:
Investment grade	$785	$499	$225	$35	$29	$465	$451	$2,489
Interest rate	1.0%	0.8%	0.9%	1.7%	1.0%	8.7%	2.8%
Non-investment grade	$5	$39	$137	$317	$146	$372	$1,071	$2,087
Interest rate	7.6%	5.7%	6.5%	6.6%	6.4%	7.0%	4.1%
Loan payable to banks	$1,086	$—	$—	$—	$—	$—	$—	$1,086
Fixed interest rate	6.8%

Cash and cash equivalents and available-for-sale securities are recorded at fair value. The loan payable to banks approximates fair value.

Equity Price Risk.  We have a diversified marketable securities portfolio that includes equity securities held by mutual and exchange-traded fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and equity mutual fund and exchange-traded fund shares at September 26, 2010 would cause a decrease in the carrying amounts of these securities of $270 million. At September 26, 2010, gross unrealized losses of our marketable equity securities and equity mutual and exchange-traded fund shares were $11 million. Although we consider these unrealized losses to be temporary, there is a risk that we may incur net other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.

Foreign Exchange Risk.  We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. Such derivative financial instruments are viewed as hedging or risk management tools and are not used for speculative or trading purposes. Counterparties to our derivative contracts are all major institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. At September 26, 2010, we had a net liability of $13 million related to foreign currency option contracts that were designated as hedges of foreign currency risk on royalties earned from certain international licensees on their sales of CDMA-based devices and a net liability of $2 million related to foreign currency option contracts that have been rendered ineffective as a result of changes in our forecast of royalty revenues. If our forecasted royalty revenues were to decline by 50% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would incur a loss of approximately $16 million resulting from a decrease in the fair value of the portion of our hedges that would be rendered ineffective. In addition, we are subject to market risk on foreign currency option contracts that have been deemed ineffective. If foreign exchange rates relevant to those contracts were to change unfavorably by 20%, we would incur a loss of $20 million resulting from a decrease in the fair value of our hedges. See “Notes to Consolidated Financial Statements, Note 1 — The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

At September 26, 2010, we had a fixed-rate short-term bank loan of $1.1 billion, which is payable in full in Indian rupees in December 2010. The loan is payable in the functional currency of our consolidated subsidiary that is party to the loan, however we are subject to foreign currency translation risk, which may impact the amount of our liability for principal repayment and interest expense we record in the future. If the foreign currency exchange rate were to change unfavorably by 20%, additional interest expense would be negligible due to the short-term nature of the loan. At September 26, 2010, we had an asset of $7 million related to foreign currency forward contracts that were not designated as hedges of certain payments to be made in Indian rupees in connection with the bank loan. We are subject to market risk on such contracts. If the foreign exchange rates relevant to those contracts were to change unfavorably by 20%, we would incur a loss of $57 million.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal

Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 26, 2010.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 26, 2010, as stated in its report which appears on page F-1.

Inherent Limitations Over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during fiscal 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidate statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 26, 2010 and September 27, 2009 and the results of their operations and their cash flows for each of the three years in the period ended September 26, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 26, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Diego, California
November 3, 2010

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 26,	September 27,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$3,547	$2,717
Marketable securities	6,732	8,352
Accounts receivable, net	730	700
Inventories	528	453
Deferred tax assets	321	149
Other current assets	275	199

Total current assets	12,133	12,570
Marketable securities	8,123	6,673
Deferred tax assets	1,922	843
Property, plant and equipment, net	2,373	2,387
Goodwill	1,488	1,492
Other intangible assets, net	3,022	3,065
Other assets	1,511	415

Total assets	$30,572	$27,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$764	$636
Payroll and other benefits related liabilities	467	480
Unearned revenues	623	441
Loan payable to banks	1,086	—
Income taxes payable	1,443	29
Other current liabilities	1,085	1,227

Total current liabilities	5,468	2,813
Unearned revenues	3,485	3,464
Other liabilities	761	852

Total liabilities	9,714	7,129

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 26, 2010 and September 27, 2009	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,612 and 1,669 shares issued and outstanding at September 26, 2010 and September 27, 2009, respectively	—	—
Paid-in capital	6,856	8,493
Retained earnings	13,305	11,235
Accumulated other comprehensive income	697	588

Total stockholders’ equity	20,858	20,316

Total liabilities and stockholders’ equity	$30,572	$27,445

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 26, 2010	September 27, 2009	September 28, 2008

Revenues:
Equipment and services	$6,980	$6,466	$7,160
Licensing and royalty fees	4,011	3,950	3,982

Total revenues	10,991	10,416	11,142

Operating expenses:
Cost of equipment and services revenues	3,517	3,181	3,414
Research and development	2,549	2,440	2,281
Selling, general and administrative	1,642	1,556	1,717
Litigation settlement, patent license and other related items (Note 9)	—	783	—
KFTC fine (Note 9)	—	230	—

Total operating expenses	7,708	8,190	7,412

Operating income	3,283	2,226	3,730
Investment income (loss), net (Note 5)	751	(150)	96

Income before income taxes	4,034	2,076	3,826
Income tax expense	(787)	(484)	(666)

Net income	$3,247	$1,592	$3,160

Basic earnings per common share	$1.98	$0.96	$1.94

Diluted earnings per common share	$1.96	$0.95	$1.90

Shares used in per share calculations:
Basic	1,643	1,656	1,632

Diluted	1,658	1,673	1,660

Dividends per share announced	$0.72	$0.66	$0.60

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 26, 2010	September 27, 2009	September 28, 2008

Operating Activities:
Net income	$3,247	$1,592	$3,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	666	635	456
Revenues related to non-monetary exchanges	(130)	(114)	(172)
Income tax provision in excess of (less than) income tax payments	116	(33)	306
Non-cash portion of share-based compensation expense	612	584	541
Non-cash portion of interest and dividend income	(24)	(68)	(26)
Incremental tax benefit from stock options exercised	(45)	(79)	(408)
Net realized gains on marketable securities and other investments	(405)	(137)	(155)
Net impairment losses on marketable securities and other investments	125	763	535
Other items, net	(40)	36	29
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(18)	3,083	(802)
Inventories	(80)	69	(47)
Other assets	(60)	(58)	(17)
Trade accounts payable	148	57	(63)
Payroll, benefits and other liabilities	(229)	984	310
Unearned revenues	193	(142)	(89)

Net cash provided by operating activities	4,076	7,172	3,558

Investing Activities:
Capital expenditures	(426)	(761)	(1,397)
Advance payment on spectrum	(1,064)	—	—
Purchases of available-for-sale securities	(8,973)	(10,443)	(7,680)
Proceeds from sale of available-for-sale securities	10,440	5,274	6,689
Purchases of other marketable securities	(850)	—	—
Increase in investment receivables	—	—	(406)
Cash received for partial settlement of investment receivables	34	349	—
Other investments and acquisitions, net of cash acquired	(94)	(54)	(298)
Change in collateral held under securities lending	—	173	248
Other items, net	94	5	25

Net cash used by investing activities	(839)	(5,457)	(2,819)

Financing Activities:
Borrowing under loan payable to banks	1,064	—	—
Proceeds from issuance of common stock	689	642	1,184
Incremental tax benefit from stock options exercised	45	79	408
Repurchase and retirement of common stock	(3,016)	(285)	(1,670)
Dividends paid	(1,177)	(1,093)	(982)
Change in obligation under securities lending	—	(173)	(248)
Other items, net	(10)	(3)	1

Net cash used by financing activities	(2,405)	(833)	(1,307)

Effect of exchange rate changes on cash	(2)	(5)	(3)

Net increase (decrease) in cash and cash equivalents	830	877	(571)
Cash and cash equivalents at beginning of year	2,717	1,840	2,411

Cash and cash equivalents at end of year	$3,547	$2,717	$1,840

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

				Accumulated
	Common			Other	Total
	Stock	Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Capital	Earnings	Income (Loss)	Equity

Balance at September 30, 2007	1,646	$7,057	$8,541	$237	$15,835

Components of comprehensive income, net of tax:
Net income	—	—	3,160	—	3,160
Other comprehensive loss (Note 1)	—	—	—	(521)	(521)

Total comprehensive income					2,639

Common stock issued under employee benefit plans	53	1,187	—	—	1,187
Repurchase and retirement of common stock	(43)	(1,666)	—	—	(1,666)
Share-based compensation	—	544	—	—	544
Tax benefit from exercise of stock options	—	385	—	—	385
Dividends	—	—	(982)	—	(982)
Other	—	4	(2)	—	2

Balance at September 28, 2008	1,656	7,511	10,717	(284)	17,944

Components of comprehensive income, net of tax:
Net income	—	—	1,592	—	1,592
Other comprehensive income (Note 1)	—	—	—	891	891

Total comprehensive income					2,483

Common stock issued under employee benefit plans	22	648	—	—	648
Repurchase and retirement of common stock	(9)	(285)	—	—	(285)
Share-based compensation	—	585	—	—	585
Tax benefit from exercise of stock options	—	34	—	—	34
Dividends	—	—	(1,093)	—	(1,093)
Other	—	—	19	(19)	—

Balance at September 27, 2009	1,669	8,493	11,235	588	20,316

Components of comprehensive income, net of tax:
Net income	—	—	3,247	—	3,247
Other comprehensive income (Note 1)	—	—	—	109	109

Total comprehensive income					3,356

Common stock issued under employee benefit plans	23	740	—	—	740
Repurchase and retirement of common stock	(80)	(3,016)	—	—	(3,016)
Share-based compensation	—	604	—	—	604
Tax benefit from exercise of stock options	—	30	—	—	30
Dividends	—	—	(1,177)	—	(1,177)
Other	—	5	—	—	5

Balance at September 26, 2010	1,612	$6,856	$13,305	$697	$20,858

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Its Significant Accounting Policies

The Company.  QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or QUALCOMM), develop, design, manufacture and market digital wireless telecommunications products and services. The Company is a leading developer and supplier of Code Division Multiple Access (CDMA)-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products to wireless device and infrastructure manufacturers. The Company also manufactures and sells products based upon Orthogonal Frequency Division Multiplexing Access (OFDMA) technology. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives license fees as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company sells equipment, software and services to transportation and other companies to wirelessly connect their assets and workforce. The Company provides software products and services for content enablement across a wide variety of platforms and devices for the wireless industry. The Company provides services to wireless operators to deliver multimedia content, including live television, in the United States. The Company also makes strategic investments to support the global adoption of CDMA- and OFDMA-based technologies and services.

Principles of Consolidation.  The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investments in two less than majority-owned variable interest entities as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and variable interest entities is not presented separately in the consolidated balance sheets or statements of operations as these amounts are negligible for the fiscal years presented. The Company does not hold significant variable interests in any variable interest entities. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s consolidated subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements.

Financial Statement Preparation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year.  The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 26, 2010, September 27, 2009 and September 28, 2008 included 52 weeks.

Revenue Recognition.  The Company derives revenues principally from sales of integrated circuit products, royalties and license fees for its intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

For transactions entered into prior to the first quarter of fiscal 2010, the Company allocated revenue for transactions that included multiple elements to each unit of accounting based on its relative fair value using vendor-specific objective evidence (VSOE). The price charged when the element was sold separately generally determined fair value. When the Company had objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocated revenue first to the fair value of the undelivered elements, and the residual revenue was then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element arrangement could not be objectively determined, revenue was deferred until all elements were delivered or

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services were performed, or until fair value could be objectively determined for any remaining undelivered elements. Beginning in the first quarter of fiscal 2010, the Company elected to early adopt the Financial Accounting Standards Board’s (FASB) amended accounting guidance for revenue recognition that eliminates the use of the residual method and requires entities to allocate revenue using the relative selling price method. For substantially all of the arrangements with multiple deliverables, the Company continues to use VSOE to allocate the selling price to each deliverable. The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold separately. As a result of the amended guidance, in certain limited instances when VSOE cannot be established, the Company first attempts to establish the selling price based on third-party evidence (TPE). If TPE is not available, the Company estimates the selling price of the product or service as if it were sold on a standalone basis. The adoption of the new guidance did not have a material impact on the timing or pattern of revenue recognition.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services and the delivery of multimedia content, are recognized when earned.

The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

Revenues from long-term contracts are recognized using the percentage-of-completion method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Estimated contract losses are recognized when determined.

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when revenue recognition criteria are met and, if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the term of the related contract. When contracts contain multiple elements wherein the only undelivered element is post-contract customer support and vendor-specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. The amount or timing of the Company’s software license revenue may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Certain reductions to revenues for customer incentives are based on a number of factors, including the contractual provisions of the customer agreements and the Company’s assumptions related to historical and projected customer sales volumes, market share and inventory levels.

Unearned revenues consist primarily of license fees for intellectual property and software products, hardware product sales with continuing performance obligations and billings on uncompleted contracts in excess of incurred cost and accrued profit.

Concentrations.  A significant portion of the Company’s revenues is concentrated with a limited number of customers. Revenues from two customers of the Company’s QCT and QTL segments each comprised an aggregate

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of 15% and 10% of total consolidated revenues in fiscal 2010, compared to 18% and 13% of total consolidated revenues in fiscal 2009 and 16% and 14% of total consolidated revenues in fiscal 2008, respectively. Aggregated accounts receivable from three customers comprised 42% of gross accounts receivable at September 26, 2010. Aggregated accounts receivable from three customers comprised 48% of gross accounts receivable at September 27, 2009.

Revenues from international customers were approximately 95%, 94% and 91% of total consolidated revenues in fiscal 2010, 2009 and 2008, respectively.

Cost of Equipment and Services Revenues.  Cost of equipment and services revenues is primarily comprised of the cost of equipment revenues, the cost of messaging and multimedia content delivery services revenues and the cost of development and other services revenues. Cost of equipment revenues consists of the cost of equipment sold, the amortization of certain intangible assets, including license fees and patents, and sustaining engineering costs, including personnel and related costs. Cost of messaging and multimedia content delivery services revenues consists principally of satellite transponder costs, network operations expenses, including personnel and related costs, depreciation, content costs and airtime charges by telecommunications operators. Cost of development and other services revenues primarily includes personnel costs and related expenses.

Shipping and Handling Costs.  Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Research and Development.  Costs incurred in research and development activities are expensed as incurred, except certain software development costs capitalized after technological feasibility of the software is established.

Marketing.  Cooperative marketing programs reimburse customers for marketing activities for certain of the Company’s products and services, subject to defined criteria. Cooperative marketing costs are recorded as selling, general and administrative expenses to the extent that a marketing benefit separate from the revenue transaction can be identified and supported by objective evidence and the cash paid does not exceed the fair value of that marketing benefit received. Any excess of cash paid over the fair value of the marketing benefit received is recorded as a reduction in revenues in the same period the related revenue is recorded. Cooperative marketing expense is recorded as incurred.

Income Taxes.  The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.  The appropriate classification of marketable securities is determined at the time of purchase and reevaluated as of each balance sheet date. Marketable securities include available-for-sale securities, securities for which the Company has elected the fair value option and certain time deposits. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Actively traded marketable securities are stated at fair value as determined by the security’s most recently traded price at the balance sheet date. If securities are not actively traded, fair value is determined using other valuation techniques, such as matrix pricing. The net unrealized gains or losses on available-for-sale securities are reported as a component of accumulated other comprehensive income (loss), net of income tax. The unrealized gains or losses on securities for which the Company has elected the fair value option are recognized in net investment income (loss). The realized gains and losses on marketable securities are determined using the specific identification method.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, how long the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general, analyst recommendations and price targets, views of external investment managers, news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates.

In April 2009, the FASB amended the existing guidance on determining whether an impairment for an investment in debt securities is other than temporary. Effective in the third quarter of fiscal 2009, if the debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income (loss) for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to investment income (loss), and the noncredit loss portion is recorded as a separate component of other comprehensive income (loss). Prior to the third quarter of fiscal 2009, the entire other-than-temporary impairment loss was recognized in earnings for all debt securities.

When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to earnings. The difference between the new cost basis and cash flows expected to be collected is accreted to investment income (loss) over the remaining expected life of the security.

Securities that are accounted for as equity securities include investments in common stock, equity mutual and exchange-traded funds and debt mutual funds. For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date.

Allowances for Doubtful Accounts.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories.  Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventory is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment.  Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease, not to exceed 15 years. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of capital leased assets is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

Derivatives.  The Company may enter into foreign currency forward and option contracts to manage foreign exchange risk for certain foreign currency transactions and probable anticipated foreign currency revenue transactions. Gains and losses arising from changes in the fair values of foreign currency forward and option contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprehensive income (loss) as gains (losses) on derivative instruments, net of tax. The amounts are subsequently reclassified into revenues in the same period in which the underlying transactions affect the Company’s earnings. The fair value of the Company’s foreign currency option contracts used to hedge foreign currency revenue transactions recorded in other current assets was $4 million and $29 million at September 26, 2010 and September 27, 2009, respectively, and the value recorded in other current liabilities was $19 million and $58 million at September 26, 2010 and September 27, 2009, respectively, substantially all of which were designated as cash-flow hedging instruments. The fair value recorded in other current assets related to the Company’s foreign currency forward contracts used to manage foreign exchange risk for certain forecasted payments to be made in Indian rupees in connection with the loan payable to banks, which were not designated as hedging instruments, was $7 million at September 26, 2010.

In connection with its stock repurchase program, the Company may sell put options that require the Company to repurchase shares of its common stock at fixed prices. The premiums received from put options are recorded as other current liabilities. Changes in the fair value of put options are recorded in investment income (expense) as gains (losses) on derivative instruments. At September 26, 2010 and September 27, 2009, no put options were outstanding.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.

Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish the cost bases, except when neither of the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows at September 26, 2010 and September 27, 2009:

Wireless licenses	5 years
Marketing-related	18 years
Technology-based	14 years
Customer-related	5 years
Other	22 years
Total intangible assets	14 years

Impairment of Long-Lived and Intangible Assets.  The Company assesses potential impairments to its long-lived assets or asset groups when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset or asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value and is recorded as a reduction in the carrying value of the related asset or asset group and a charge to operating results. Intangible assets with indefinite lives are tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of the intangible assets may be impaired.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities Lending.  The Company may engage in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. At September 26, 2010 and September 27, 2009, there were no securities loaned under the Company’s securities lending program. Cash collateral is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary.

Litigation.  The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending litigation when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s policy is to expense legal costs associated with defending itself as incurred.

Share-Based Compensation.  Share-based compensation expense for equity-classified awards, principally related to stock options and restricted stock units (RSUs), is measured at the grant date, based on the estimated fair value of the award and is recognized over the employee’s requisite service period.

The grant-date fair values of employee stock options are estimated using the lattice binomial option-pricing model. The weighted-average estimated fair values of employee stock options granted during fiscal 2010, 2009 and 2008 were $12.40, $14.27 and $15.97 per share, respectively. The following table presents the weighted-average assumptions (annualized percentages) used to estimate the fair values of employee stock options granted in the periods presented:

	2010	2009	2008

Volatility	33.8%	42.7%	41.1%
Risk-free interest rate	2.5%	2.6%	3.8%
Dividend yield	1.5%	1.5%	1.3%
Post-vest forfeiture rate	9.8%	9.2%	8.0%
Suboptimal exercise factor	1.8	1.9	1.9

The Company uses the implied volatility of market-traded options in the Company’s stock to determine the expected volatility. The term structure of volatility is used up to approximately two years, and the Company uses the implied volatility of the option with the longest time to maturity for periods beyond two years. The risk-free interest rate is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vest forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively.

The expected life of employee stock options is a derived output of the binomial model and is impacted by all of the underlying assumptions used by the Company. The weighted-average expected life of employee stock options granted, as derived from the binomial model, was 5.5 years, 5.6 years and 5.9 years during fiscal 2010, 2009 and 2008, respectively.

The grant-date fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant. The weighted-average estimated fair values of employee RSUs granted during fiscal 2010 and 2008 were $35.61 and $54.42 per share, respectively. No RSUs were granted in fiscal 2009. Shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the actual number of RSUs outstanding.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited. The annual pre-vest forfeiture rate for stock options and RSUs granted in fiscal 2010 was estimated to be approximately 3% based on historical experience. The effect of pre-vest forfeitures on the Company’s recorded expense in fiscal 2010, 2009 and 2008 for awards granted prior to fiscal 2010 was negligible due to the predominantly monthly vesting of stock options that were granted in those periods.

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2010	2009	2008

Cost of equipment and services revenues	$42	$41	$39
Research and development	300	280	250
Selling, general and administrative	273	263	254

Share-based compensation expense before income taxes	615	584	543
Related income tax benefit	(170)	(129)	(176)

Share-based compensation expense, net of income taxes	$445	$455	$367

The Company recorded $119 million, $106 million and $135 million in share-based compensation expense during fiscal 2010, 2009 and 2008, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense primarily related to stock option awards granted in earlier periods. In addition, for fiscal 2010, 2009 and 2008, $45 million, $79 million and $408 million, respectively, were reclassified to reduce net cash provided by operating activities with an offsetting increase in net cash used by financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised in those periods. The amount of compensation cost capitalized related to share-based payment awards was negligible for all periods presented.

Foreign Currency.  Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Resulting translation gains or losses are recognized as a component of other comprehensive income. Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the statements of operations. Transaction gains or losses related to balances denominated in a different currency than the functional currency are recognized in the statement of operations. Net foreign currency transaction gains included in the Company’s statement of operations were negligible in fiscal 2010, 2009 and 2008.

Comprehensive Income.  Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled. The reclassification adjustment for other-than-temporary losses on marketable securities included in net income results from the recognition of the unrealized losses in the statements of operations when they are no longer viewed as temporary. The portion of other-than-temporary impairment losses related to noncredit factors and subsequent changes in fair value included in comprehensive income is shown separately from other unrealized gains or losses on marketable securities.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of accumulated other comprehensive income consisted of the following (in millions):

	September 26,	September 27,
	2010	2009

Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income taxes	$62	$71
Net unrealized gains on marketable securities, net of income taxes	723	574
Net unrealized losses on derivative instruments, net of income taxes	(8)	(17)
Foreign currency translation	(80)	(40)

	$697	$588

Total comprehensive income consisted of the following (in millions):

	2010	2009	2008

Net income	$3,247	$1,592	$3,160

Other comprehensive income:
Foreign currency translation	(40)	(25)	(12)
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income taxes of ($5), $12 and $0, respectively	21	135	—
Net unrealized gains (losses) on other marketable securities and derivative instruments, net of income taxes of $74, ($5) and $373, respectively	392	261	(738)
Reclassification of net realized gains on marketable securities and derivative instruments included in net income, net of income taxes of ($12), $75 and $48, respectively	(380)	(93)	(72)
Reclassification of other-than-temporary losses on marketable securities included in net income, net of income taxes of ($5), $130 and $201, respectively	116	613	301

Total other comprehensive income (loss)	109	891	(521)

Total comprehensive income	$3,356	$2,483	$2,639

At September 26, 2010, accumulated other comprehensive income includes $36 million of other-than-temporary losses on marketable debt securities related to factors other than credit, net of income taxes.

Earnings Per Common Share.  Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an option, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the amount of estimated tax benefits that would be recorded in paid-in capital, if any, when the award is settled are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2010, 2009 and 2008 were 15,652,000, 16,900,000 and 27,618,000, respectively.

Employee stock options to purchase 149,007,000, 136,309,000 and 102,397,000 shares of common stock during fiscal 2010, 2009 and 2008, respectively, were outstanding but not included in the computation of diluted

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings per common share because the effect would be anti-dilutive. In addition, 235,000 and 2,388,000 shares of other common stock equivalents outstanding in fiscal 2010 and 2008, respectively, were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive.

Note 2.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transactions (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions. The pricing models incorporate transaction details such as contractual terms, maturity and, in certain instances, timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of marketplace participants.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 26, 2010 (in millions):

	Level 1	Level 2	Level 3	Total

Assets
Cash equivalents	$2,499	$687	$—	$3,186

Marketable securities
U.S. Treasury securities and government-related securities	30	624	—	654
Corporate bonds and notes	—	4,999	—	4,999
Mortgage- and asset-backed securities	—	661	6	667
Auction rate securities	—	—	126	126
Non-investment-grade debt securities	—	3,353	12	3,365
Common and preferred stock	1,086	636	—	1,722
Equity mutual and exchange-traded funds	979	—	—	979
Debt mutual funds	—	1,943	—	1,943

Total marketable securities	2,095	12,216	144	14,455

Derivative instruments	—	11	—	11
Other investments(1)	134	—	—	134

Total assets measured at fair value	$4,728	$12,914	$144	$17,786

Liabilities
Derivative instruments	$—	$19	$—	$19
Other liabilities(1)	134	—	—	134

Total liabilities measured at fair value	$134	$19	$—	$153

(1)	Comprised of the Company’s deferred compensation plan liability and related assets which are invested in mutual funds.

Marketable Securities.  With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, recognized independent pricing vendors or multiple pricing vendors, or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to validate that the inputs used in that vendor’s pricing process are deemed to be observable.

The fair value of other government-related securities and investment- and non-investment-grade corporate bonds and notes is generally determined using standard observable inputs, including matrix pricing or reported trades, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids and/or offers.

The fair value of debt mutual funds is determined based on published net asset values. Debt mutual funds are included in Level 2 of the fair value hierarchy if the net asset values are reported other than daily or if the mutual funds are considered illiquid. The Company looks to the characteristics of the underlying collateral to assess the fund’s valuation and to determine whether fair value is determined using observable or unobservable inputs.

The fair value of mortgage- and asset-backed securities is derived from the use of matrix pricing or cash flow pricing models in which inputs are observable, including contractual terms, maturity, prepayment speeds, credit rating and securitization structure, to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities, principally those that are rated below AAA, require use of significant unobservable inputs

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to estimate fair value, including significant assumptions about prioritization of the payment schedule, default likelihood, recovery rates and prepayment speed.

The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of market participants. Though the vast majority of the securities are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. Therefore, auction rate securities are included in Level 3.

Derivative Instruments.  Derivative instruments include foreign currency option and forward contracts to manage foreign exchange risk for certain foreign currency transactions. Derivative instruments are valued using standard calculations/models that are primarily based on observable inputs, including foreign currency exchange rates, volatilities and interest rates. Therefore, derivative instruments are included in Level 2.

Activity between Levels of the Fair Value Hierarchy.  There were no significant transfers between Level 1 and Level 2 during fiscal 2010 or fiscal 2009. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for marketable securities classified within Level 3 of the valuation hierarchy (in millions):

	September 26, 2010
	Auction Rate	Other Marketable
	Securities	Securities	Total

Beginning balance of Level 3 marketable securities	$174	$31	$205
Total realized and unrealized gains (losses):
Included in investment income, net	—	5	5
Included in other comprehensive income	7	(1)	6
Settlements	(55)	(21)	(76)
Transfers into Level 3	—	4	4

Ending balance of Level 3 marketable securities	$126	$18	$144

	September 27, 2009
	Auction Rate	Other Marketable
	Securities	Securities	Total

Beginning balance of Level 3 marketable securities	$186	$25	$211
Total realized and unrealized (losses) gains:
Included in investment loss, net	(2)	(6)	(8)
Included in other comprehensive income	(3)	8	5
Settlements	(7)	(22)	(29)
Transfers into Level 3	—	26	26

Ending balance of Level 3 marketable securities	$174	$31	$205

The Company’s policy is to recognize transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers into Level 3 in fiscal 2010 and fiscal 2009 primarily consisted of debt securities with significant inputs that became unobservable as a result of an increased likelihood of a shortfall in contractual cash flows or a significant downgrade in the credit ratings.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonrecurring Fair Value Measurements.  The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2010 and 2009, the Company did not have any significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Note 3.	Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 26,	September 27,	September 26,	September 27,
	2010	2009	2010	2009

Available-for- sale:
U.S. Treasury securities and government-related securities	$650	$1,407	$4	$—
Corporate bonds and notes	3,504	3,988	1,495	1,204
Mortgage- and asset-backed securities	629	821	38	36
Auction rate securities	—	—	126	174
Non-investment-grade debt securities	21	21	3,344	2,719
Common and preferred stock	52	140	1,670	1,377
Equity mutual and exchange-traded funds	—	—	979	948
Debt mutual funds	1,476	1,975	—	215

Total available-for-sale	6,332	8,352	7,656	6,673

Fair value option:
Debt mutual fund	—	—	467	—
Time deposits	400	—	—	—

Total marketable securities	$6,732	$8,352	$8,123	$6,673

In fiscal 2010, the Company made an investment in a debt mutual fund for which the Company elected the fair value option. The investment would have otherwise been recorded using the equity method. The debt mutual fund has no single maturity date. At September 26, 2010, the Company had an effective ownership interest in the debt mutual fund of 17%. An increase in fair value associated with this investment of $17 million was recognized in net investment income in fiscal 2010. The Company believes that recording the investment at fair value and reporting the investment as a marketable security is preferable to applying the equity method because the Company is able to redeem its shares at net asset value, which is determined daily. At September 26, 2010, marketable securities also included $400 million of time deposits that mature in December 2010.

At September 26, 2010, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single
Less Than	One to	Five to	Greater Than	Maturity
One Year	Five Years	Ten Years	Ten Years	Date	Total

$738	$4,566	$1,683	$940	$3,360	$11,287

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities with no single maturity date included mortgage- and asset-backed securities, auction rate securities, non-investment-grade debt securities and debt mutual funds.

The Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross	Gross	Net
	Realized	Realized	Realized
Fiscal Year	Gains	Losses	Gains

2010	$415	$(31)	$384
2009	215	(79)	136
2008	246	(119)	127

Available-for-sale securities were comprised as follows (in millions):

		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

September 26, 2010
Equity securities	$2,309	$403	$(11)	$2,701
Debt securities	10,795	512	(20)	11,287

	$13,104	$915	$(31)	$13,988

September 27, 2009
Equity securities	$2,282	$340	$(157)	$2,465
Debt securities	12,069	530	(39)	12,560

	$14,351	$870	$(196)	$15,025

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 26, 2010
	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

Corporate bonds and notes	$425	$(1)	$23	$—
Auction rate securities	—	—	126	(4)
Non-investment-grade debt securities	296	(7)	90	(8)
Common and preferred stock	133	(10)	3	—
Equity mutual and exchange-traded funds	277	(1)	—	—

	$1,131	$(19)	$242	$(12)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 27, 2009
	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

Corporate bonds and notes	$462	$(1)	$183	$(5)
Mortgage- and asset-backed securities	56	(1)	20	(1)
Auction rate securities	23	(1)	151	(10)
Non-investment-grade debt securities	127	(5)	263	(15)
Common and preferred stock	155	(11)	155	(16)
Equity mutual and exchange-traded funds	44	(6)	730	(124)

	$867	$(25)	$1,502	$(171)

At September 26, 2010, the Company concluded that the unrealized losses were temporary. Further, for common and preferred stock, equity mutual and exchange-traded funds and debt mutual funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.

The following table shows the activity for the credit loss portion of other-than-temporary impairments on debt securities held by the Company (in millions):

	September 26,	September 27,
	2010	2009

Beginning balance of credit losses	$170	$—
Credit losses remaining in retained earnings upon adoption	—	186
Additional credit losses recognized on securities previously impaired	1	2
Credit losses recognized on securities previously not impaired	1	17
Reductions in credit losses related to securities sold	(39)	(21)
Accretion of credit losses due to an increase in cash flows expected to be collected	(24)	—
Reductions in credit losses related to previously impaired securities that the Company intends to sell	—	(14)

Ending balance of credit losses	$109	$170

Note 4.	Composition of Certain Financial Statement Captions

Accounts Receivable.

	September 26,	September 27,
	2010	2009
	(In millions)

Trade, net of allowances for doubtful accounts of $3 and $4, respectively	$697	$639
Long-term contracts	25	38
Other	8	23

	$730	$700

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories.

	September 26,	September 27,
	2010	2009
	(In millions)

Raw materials	$15	$15
Work-in-process	284	199
Finished goods	229	239

	$528	$453

Property, Plant and Equipment.

	September 26,	September 27,
	2010	2009
	(In millions)

Land	$201	$187
Buildings and improvements	1,424	1,364
Computer equipment and software	1,144	1,022
Machinery and equipment	1,684	1,535
Furniture and office equipment	70	65
Leasehold improvements	242	219
Construction in progress	75	76

	4,840	4,468
Less accumulated depreciation and amortization	(2,467)	(2,081)

	$2,373	$2,387

Depreciation and amortization expense related to property, plant and equipment for fiscal 2010, 2009 and 2008 was $437 million, $428 million and $372 million, respectively. The gross book values of property under capital leases included in buildings and improvements were $227 million and $190 million at September 26, 2010 and September 27, 2009, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions during fiscal 2010, 2009 and 2008 were $40 million, $50 million and $51 million, respectively.

At September 26, 2010 and September 27, 2009, buildings and improvements and leasehold improvements with aggregate net book value of $38 million and $56 million, respectively, including accumulated depreciation and amortization of $8 million and $9 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others in fiscal 2011 to 2014 is expected to be $5 million, $4 million, $2 million and $1 million, respectively, and zero thereafter.

Goodwill and Other Intangible Assets.  The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments and to its QMT division, a nonreportable segment, as described in Note 10 as follows (in millions):

	September 26,	September 27,
	2010	2009

QCT	$443	$434
QTL	676	675
QWI	241	255
QMT	128	128

	$1,488	$1,492

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of intangible assets were as follows (in millions):

	September 26, 2010		September 27, 2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Wireless licenses	$766	$(2)	$766	$(1)
Marketing-related	21	(13)	22	(13)
Technology-based	2,778	(536)	2,598	(317)
Customer-related	10	(8)	11	(7)
Other	9	(3)	9	(3)

	$3,584	$(562)	$3,406	$(341)

Technology-based intangible assets increased during fiscal 2010 primarily due to the assignment of certain patents to the Company pursuant to a license agreement entered into in the first quarter of fiscal 2010. The estimated fair value of these patents was determined using the income approach.

All of the Company’s intangible assets, other than certain spectrum licenses in the amount of $762 million and goodwill, are subject to amortization. Amortization expense related to these intangible assets for fiscal 2010, 2009 and 2008 was $227 million, $207 million and $84 million, respectively, and amortization expense is expected to be $228 million, $217 million, $195 million, $181 million and $179 million for fiscal 2011 to 2015, respectively, and $1.3 billion thereafter.

Other Current Liabilities.

	September 26,	September 27,
	2010	2009
	(In millions)

Customer-related liabilities, including incentives, rebates and other reserves	$574	$461
Current portion of payable to Broadcom (Note 9)	170	170
Fine payable to KFTC (Note 9)	—	230
Payable for unsettled securities trades	80	101
Other	261	265

	$1,085	$1,227

Note 5.	Investment Income (Loss)

Investment income (loss), net was comprised as follows (in millions):

	2010	2009	2008

Interest and dividend income	$530	$516	$491
Interest expense	(58)	(24)	(22)
Net realized gains on marketable securities	401	136	127
Net realized gains on other investments	4	1	28
Impairment losses on marketable securities	(111)	(743)	(502)
Impairment losses on other investments	(14)	(20)	(33)
Gains on derivative instruments	3	1	6
Equity in (losses) earnings of investees	(4)	(17)	1

	$751	$(150)	$96

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment losses on marketable securities for fiscal 2010 did not contain any amount related to the noncredit portion of losses on debt securities recognized in other comprehensive income. Impairment losses on marketable securities for fiscal 2009 were comprised of total other-than-temporary impairment losses of $747 million less $4 million related to the noncredit portion of losses on debt securities recognized in other comprehensive income. The other-than-temporary losses on marketable securities were generally caused by a prolonged disruption in U.S. and foreign credit and financial markets that depressed securities values.

Note 6.	Income Taxes

The components of the income tax provision were as follows (in millions):

	2010	2009	2008

Current provision:
Federal	$1,341	$130	$394
State	216	52	71
Foreign	389	291	245

	1,946	473	710

Deferred provision:
Federal	(1,129)	(47)	(14)
State	(23)	77	(22)
Foreign	(7)	(19)	(8)

	(1,159)	11	(44)

	$787	$484	$666

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

The components of income before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2010	2009	2008

United States	$1,736	$1,041	$1,564
Foreign	2,298	1,035	2,262

	$4,034	$2,076	$3,826

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision (in millions):

	2010	2009	2008

Expected income tax provision at federal statutory tax rate	$1,412	$727	$1,339
State income tax provision, net of federal benefit	203	98	168
Foreign income taxed at other than U.S. rates	(897)	(407)	(858)
Tax audit impacts, net	3	(155)	—
Tax credits	(57)	(112)	(47)
Valuation allowance	(40)	229	48
Revaluation of deferred taxes	152	74	—
Other	11	30	16

Income tax expense	$787	$484	$666

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The revaluation of deferred taxes represents the impact of paying current taxes at a higher state effective tax rate than the effective tax rate that will be in effect when the resulting deferred tax asset or liability is scheduled to reverse. The Company has not recorded a deferred tax liability of approximately $4.2 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $10.6 billion of undistributed earnings of certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate the foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the earnings will no longer be indefinitely invested outside the United States.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The tax provision was increased by $3 million during fiscal 2010 to adjust the Company’s prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits. The Company is participating in the Internal Revenue Service (IRS) Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all issues in the fiscal 2010 tax return prior to the return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2008 and issued a full acceptance letter for fiscal 2009 during the third quarter of fiscal 2010, resulting in an increase to the tax provision of $20 million. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2010. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2004 and is currently under examination for fiscal 2005 through 2008. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000.

During fiscal 2009, the tax provision was reduced by $155 million to adjust the Company’s prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 26,	September 27,
	2010	2009

Accrued liabilities, reserves and other	$287	$278
Share-based compensation	615	500
Capitalized start-up and organizational costs	102	103
Unearned revenues	1,311	56
Unrealized losses on marketable securities	341	396
Unrealized losses on other investments	27	31
Capital loss carryover	37	83
Tax credits	54	5
Unused net operating losses	64	69
Other basis differences	10	7

Total gross deferred assets	2,848	1,528
Valuation allowance	(39)	(72)

Total net deferred assets	2,809	1,456

Purchased intangible assets	(108)	(95)
Deferred contract costs	(6)	(7)
Unrealized gains on marketable securities	(352)	(255)
Property, plant and equipment	(100)	(110)

Total deferred liabilities	(566)	(467)

Net deferred assets	$2,243	$989

Reported as:
Current deferred tax assets	$321	$149
Non-current deferred tax assets	1,922	843
Non-current deferred tax liabilities(1)	—	(3)

	$2,243	$989

(1)	Included in other liabilities in the consolidated balance sheets.

At September 26, 2010, the Company had unused federal net operating loss carryforwards of $114 million expiring from 2021 through 2029, unused state net operating loss carryforwards of $284 million expiring from 2011 through 2030, and unused foreign net operating loss carryforwards of $40 million, which expire from 2012 through 2014. At September 26, 2010, the Company had unused tax credits of $5 million in foreign jurisdictions, which expire in 2013, and state income tax credits of $8 million, which do not expire. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after stock option related deductions to utilize the majority of its deferred tax assets. At September 26, 2010, the Company has provided a valuation allowance on certain foreign deferred tax assets, state net operating losses and net capital losses of $24 million, $7 million and $8 million, respectively. The valuation allowances reflect the uncertainty surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2010, 2009 and 2008 follows (in millions):

	2010	2009	2008

Beginning balance of unrecognized tax benefits	$84	$244	$224
Additions based on prior year tax positions	223	39	6
Reductions for prior year tax positions	(58)	(202)	(38)
Additions for current year tax positions	165	3	52
Settlements with taxing authorities	(61)	—	—

Ending balance of unrecognized tax benefits	$353	$84	$244

At September 26, 2010, unrecognized tax benefits of $202 million are expected to result in cash payment in fiscal 2011 and were recorded in income taxes payable. Unrecognized tax benefits at September 26, 2010 include $175 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits are included on a gross basis and do not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The increase in unrecognized tax benefits in fiscal 2010 related primarily to tax positions taken in 2010 associated with the method used by the Company to apportion income to states for fiscal 2006 through 2010. The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 26, 2010 will significantly increase or decrease in fiscal 2011. Interest expense related to uncertain tax positions was negligible in fiscal 2010, 2009 and 2008. The amount of accrued interest and penalties was negligible at September 26, 2010 and September 27, 2009.

Cash amounts paid for income taxes, net of refunds received, were $671 million, $516 million and $360 million for fiscal 2010, 2009 and 2008, respectively. The income taxes paid are primarily related to foreign withholding taxes.

Note 7.	Capital Stock

Preferred Stock.  The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 26, 2010 and September 27, 2009, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.  The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Repurchase Program.  On March 1, 2010, the Company announced that it had been authorized to repurchase up to $3.0 billion of the Company’s common stock. The stock repurchase program has no expiration date. When stock is repurchased and retired, the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2010, 2009 and 2008, the Company repurchased and retired 79,789,000, 8,920,000 and 42,616,000 shares of common stock, respectively, for $3.0 billion, $284 million and $1.7 billion, respectively, before commissions and excluding $14 million of premiums received related to put options that were exercised in fiscal 2008. At September 26, 2010, approximately $1.7 billion remained authorized for repurchase under the Company’s stock repurchase program.

At September 26, 2010, September 27, 2009 and September 28, 2008, no put options remained outstanding. During fiscal 2008, the Company recognized gains of $6 million in investment income due to decreases in the fair values of put options, including premiums received of $14 million.

Dividends.  The Company announced increases in its quarterly dividend per share of common stock from $0.14 to $0.16 on March 11, 2008, from $0.16 to $0.17 on March 3, 2009, and from $0.17 to $0.19 on March 1, 2010. Cash dividends announced in fiscal 2010, 2009 and 2008 were as follows (in millions, except per share data):

	2010		2009		2008
	Per Share	Total	Per Share	Total	Per Share	Total

First quarter	$0.17	$284	$0.16	$264	$0.14	$228
Second quarter	0.17	279	0.16	264	0.14	227
Third quarter	0.19	309	0.17	282	0.16	261
Fourth quarter	0.19	305	0.17	283	0.16	266

	$0.72	$1,177	$0.66	$1,093	$0.60	$982

On October 13, 2010, the Company announced a cash dividend of $0.19 per share on the Company’s common stock, payable on December 22, 2010 to stockholders of record as of November 24, 2010, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2011.

Note 8.	Employee Benefit Plans

Employee Savings and Retirement Plan.  The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $46 million in fiscal 2010 and 2009 and $45 million in fiscal 2008.

Equity Compensation Plans.  The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards and is the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The share reserve under the 2006 Plan was approximately 418,284,000 at September 26, 2010, including 13,000,000 shares that were approved by the Company’s stockholders in March 2010. Shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.

During fiscal 2008, the Company assumed a total of approximately 1,462,000 outstanding stock options under various stock-based incentive plans (the Assumed Plans) as a result of acquisitions. The Assumed Plans were

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

suspended on the dates of acquisition, and no additional shares may be granted under those plans. The Assumed Plans provided for the grant of both incentive stock options and non-qualified stock options.

Net share-based awards, after forfeitures and cancellations, granted during fiscal 2010, 2009 and 2008 represented 1.2%, 2.2% and 2.7% of outstanding shares as of the beginning of each fiscal year, respectively. Total share-based awards granted during fiscal 2010, 2009 and 2008 represented 1.9%, 2.5% and 3.2%, respectively, of outstanding shares as of the end of each fiscal year.

Stock Options:  The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. Generally, options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

			Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(In thousands)	Price	(Years)	(In billions)

Options outstanding at September 27, 2009	219,511	$38.18
Options granted	24,133	41.00
Options cancelled/forfeited/expired	(10,280)	47.03
Options exercised	(18,406)	33.14

Options outstanding at September 26, 2010	214,958	$38.51	6.09	$1.4

Exercisable at September 26, 2010	136,121	$37.29	5.01	$1.1

At September 26, 2010, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $1.1 billion, which is expected to be recognized over a weighted-average period of 2.7 years. The total intrinsic value of stock options exercised during fiscal 2010, 2009 and 2008 was $208 million, $272 million and $1.3 billion, respectively. The Company recorded cash received from the exercise of stock options of $565 million, $534 million and $1.1 billion and related tax benefits of $80 million, $106 million and $492 million during fiscal 2010, 2009 and 2008, respectively. Upon option exercise, the Company issues new shares of stock.

Restricted Stock Units:  RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs include dividend-equivalent rights and generally vest three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

		Weighted-	Aggregate
	Number of	Average	Intrinsic
	Shares	Grant Date	Value
	(In thousands)	Fair Value	(In millions)

RSUs outstanding at September 27, 2009	55	$54.42
RSUs granted	5,605	35.61
RSUs cancelled/forfeited	(83)	35.59
RSUs vested	(22)	54.42

RSUs outstanding at September 26, 2010	5,555	$35.72	$247

At September 26, 2010, total unrecognized estimated compensation cost related to non-vested RSUs granted prior to that date was $162 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Employee Stock Purchase Plans.  The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. In fiscal 2008, the Company amended the employee stock purchase plan to include a non-423(b) plan. The employee stock purchase plan authorizes up to approximately 46,709,000 shares to be granted. At September 26, 2010, approximately 22,189,000 shares were reserved for future issuance. Of the shares authorized and reserved for future issuance, 22,000,000 are subject to stockholder approval, which is expected to occur at the next annual stockholders’ meeting in March 2011. During fiscal 2010, 2009 and 2008, approximately 3,782,000, 3,654,000 and 2,951,000 shares, respectively, were issued under the plans at an average price of $32.81, $29.72 and $35.96 per share, respectively.

At September 26, 2010, total unrecognized estimated compensation cost related to non-vested purchase rights granted prior to that date was $35 million. The Company recorded cash received from the exercise of purchase rights of $124 million, $109 million and $106 million during fiscal 2010, 2009 and 2008, respectively.

Note 9.	Commitments and Contingencies

Litigation.  Tessera, Inc. v. QUALCOMM Incorporated: On April 17, 2007, Tessera filed a patent infringement lawsuit in the United States District Court for the Eastern Division of Texas and a complaint with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents relating to semiconductor packaging structures and seeking monetary damages and injunctive and other relief. The District Court action is stayed pending resolution of the ITC proceeding, including appeals. The U.S. Patent and Trademark Office’s (USPTO) Central Reexamination Unit has issued office actions rejecting all of the asserted patent claims on the grounds that they are invalid in view of certain prior art and has made these rejections final. Tessera has appealed the rejections to the Board of Appeals and Interferences. On December 1, 2008, the ITC Administrative Law Judge (ALJ) ruled that the patents are valid but not infringed. On May 20, 2009, however, the ITC reversed the ALJ’s determination that the patents were not infringed, and it issued the following remedial orders: (1) a limited exclusion order that bans the Company and the other named respondents from importing into the United States the accused chip packages (except to the extent those products are licensed) and (2) a cease and desist order that prohibits the Company from engaging in certain domestic activities respecting those products. The President declined to review the decision. The Company and other respondents appealed. Oral argument was held on June 9, 2010, and the appellate court decision is expected within the next several months. During the period of the exclusion order, which has since expired as described below, the Company shifted supply of accused chips for the United States market to a licensed supplier of Tessera, and the Company continued to supply the United States market without interruption. The subject patents expired on September 24, 2010, at which time the ITC orders ceased to be operative.

Korea Fair Trade Commission (KFTC) Complaint:  Two U.S. companies (Texas Instruments and Broadcom) and two South Korean companies (Nextreaming and Thin Multimedia) filed complaints with the KFTC alleging that certain of the Company’s business practices violate South Korean antitrust regulations. As a result of its agreement with the Company, Broadcom withdrew its complaint to the KFTC in May 2009. After a hearing, the KFTC announced its ruling via press release in July 2009. On January 4, 2010, the KFTC issued its written decision, explaining its ruling that the Company violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine of 273.2 billion Korean won, for which the Company accrued a $230 million charge in fiscal 2009 (Note 4), and ordered the Company to cease the practices at issue. In February 2010, the Company filed a complaint against the KFTC with the Seoul High Court appealing the KFTC’s written decision. The Company does not anticipate that the cease and desist remedies ordered will have a material effect on the results of its operations. In July 2009, the KFTC also announced that it would continue its review of the Company’s integration of multimedia functions into its chips, but it has not announced any decisions in that regard. The Company believes that its practices do not violate South Korean competition law, are grounded in sound business practice and are consistent with its customers’ desires.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Japan Fair Trade Commission (JFTC) Complaint:  The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order (CDO) concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The CDO seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate Japan’s Anti-Monopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the CDO pending the administrative hearing before the JFTC. The JFTC has had four hearing days to date, with two additional hearing days scheduled through February 2011, and additional hearing days yet to be scheduled.

Icera Complaint to the European Commission:  On June 7, 2010, the European Commission (the Commission) notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. alleging that the Company has engaged in anticompetitive activity. The Company has been asked by the Commission to submit a preliminary response to the portions of the Complaint disclosed to it, and the Company submitted its response in July 2010. The Company will cooperate fully with the Commission.

Panasonic Arbitration:  On August 5, 2009, Panasonic filed an arbitration demand alleging that it does not owe royalties, or owes less royalties, on its WCDMA subscriber devices sold on or after December 21, 2008, and that the Company breached the license agreement between the parties as well as certain commitments to standards setting organizations. On January 31, 2010, Panasonic amended the arbitration demand to include claims based on alleged misrepresentations and the Japanese Antimonopoly Act and increased its claim for damages to include royalties it has paid on its WCDMA subscriber devices sold prior to December 21, 2008. The arbitration demand seeks declaratory relief regarding the amount of royalties due and payable by Panasonic, as well as the return of certain royalties it had previously paid. The Company has responded to the arbitration demand, denying the allegations and requesting judgment in its favor on all claims. The arbitration hearing is proceeding in phases. The first phase hearing was completed in July 2010. On October 15, 2010, the arbitrator issued an interim order finding that the Company did not breach the license agreement. Additional phases to address the other claims and allegations noted above have not yet been scheduled. Although the Company believes Panasonic’s claims are without merit, it has deferred the recognition of revenue related to WCDMA subscriber unit royalties reported and paid by Panasonic in the fourth quarter of fiscal 2009 and in fiscal 2010.

Formal Order of Private Investigation:  On September 8, 2010, the Company was notified by the Securities and Exchange Commission’s Los Angeles Regional office (SEC) of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. The audit committee has conducted an internal review with the assistance of independent counsel and independent forensic accountants. This recently concluded internal review into the allegations and related accounting practices did not identify any errors in the Company’s financial statements. The Company continues to cooperate with the SEC’s ongoing investigation.

Other:  The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in purported class action lawsuits, and individually filed actions pending in federal court in Pennsylvania and Washington D.C. superior court, seeking monetary damages arising out of its sale of cellular phones.

While there can be no assurance of favorable outcomes, the Company believes the claims made by other parties in the foregoing matters are without merit and will vigorously defend the actions. The Company has not recorded any accrual for contingent liabilities associated with the legal proceedings described above based on the Company’s belief that liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated at this time. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

Litigation Settlement, Patent License and Other Related Items.  On April 26, 2009, the Company entered into a Settlement and Patent License and Non-Assert Agreement with Broadcom. The Company agreed to pay Broadcom $891 million, of which $416 million was paid through September 26, 2010, and the remainder will be paid ratably through April 2013. The Company recorded a pre-tax charge of $783 million related to this agreement during fiscal 2009. At September 26, 2010, the carrying value of the liability was $455 million, which also approximated the fair value of the contractual liability, net of imputed interest.

India Spectrum Acquisition and Related Debt.  In June 2010, the Company won a 20 MHz slot of Broadband Wireless Access (BWA) spectrum in four telecom circles in India as a result of the completion of the BWA spectrum auction. The Company expects that licenses to operate wireless networks on this spectrum will be assigned to the Company by December 2010 with an initial license period of 20 years. At September 26, 2010, the Company had a $1.09 billion advance payment included in noncurrent other assets related to this spectrum. The Company will amortize the spectrum licenses over the remaining license period commencing upon the commercial launch of wireless services in India, which is expected to occur within five years of the assignment date. The Company’s goal is to attract one or more operator partners into a venture (or ventures) for construction of an LTE network in compliance with the Indian government’s build-out requirement for the BWA spectrum, and then to exit the venture(s). The manner and timing of such exit will be dependent upon a number of factors, such as market conditions and regulatory considerations, among others.

In June 2010, in connection with the Indian BWA spectrum purchase, the Company entered into a bank loan agreement that is denominated in Indian rupees. The loan is payable in full in December 2010. The loan has a fixed interest rate of 6.75% per year with interest payments due monthly. At September 26, 2010, the carrying value of the loan was $1.09 billion, which approximated its fair value.

Indemnifications.  In general, the Company does not agree to indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 26, 2010 associated with these indemnification arrangements, other than negligible amounts for reimbursement of legal costs, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time.

Purchase Obligations.  The Company has agreements with suppliers and other parties to purchase inventory, other goods, services and long-lived assets. Noncancelable obligations under these agreements at September 26, 2010 for fiscal 2011 through 2015 to be $1.4 billion, $162 million, $60 million, $19 million and $48 million, respectively, and $39 million thereafter. Of these amounts, for fiscal 2011 and fiscal 2012, commitments to purchase integrated circuit product inventories comprised $1.2 billion and $15 million, respectively.

Leases.  The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 35 years and with provisions in certain leases for cost-of-living

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increases. Rental expense for fiscal 2010, 2009 and 2008 was $85 million, $80 million and $75 million, respectively. The Company leases certain property under capital lease agreements that expire at various dates through 2043. Capital lease obligations are included in other liabilities. The future minimum lease payments for all capital leases and operating leases at September 26, 2010 were as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2011	$17	$95	$112
2012	16	65	81
2013	16	35	51
2014	17	28	45
2015	17	20	37
Thereafter	438	228	666

Total minimum lease payments	$521	$471	$992

Deduct: Amounts representing interest	298

Present value of minimum lease payments	223
Deduct: Current portion of capital lease obligations	2

Long-term portion of capital lease obligations	$221

Note 10.	Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the Qualcomm Wireless & Internet segment. Reportable segments are as follows:

•	Qualcomm CDMA Technologies (QCT) — develops and supplies integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products based on its CDMA technology and other technologies;

•	Qualcomm Technology Licensing (QTL) — grants licenses or otherwise provides rights to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards, and collects license fees and royalties in partial consideration for such licenses;

•	Qualcomm Wireless & Internet (QWI) — comprised of:

•	Qualcomm Internet Services (QIS) — provides content enablement services for the wireless industry and push-to-talk and other products and services for wireless operators;

•	Qualcomm Government Technologies (QGOV) — provides development, hardware and analytical expertise to United States government agencies involving wireless communications technologies;

•	Qualcomm Enterprise Services (QES) — provides satellite- and terrestrial-based two-way data messaging, position reporting, wireless application services and managed data services to transportation and logistics companies and other enterprise companies; and

•	Firethorn — builds and manages software applications that enable certain mobile commerce services.

•	Qualcomm Strategic Initiatives (QSI) — consists of the Company’s strategic investment activities, including FLO TV Incorporated (FLO TV), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI makes strategic investments in early stage companies and in wireless spectrum, such as the BWA

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

spectrum recently won in the auction in India, that the Company believes will open new markets for CDMA and OFDMA technologies, support the design and introduction of new CDMA and OFDMA products or possess unique capabilities or technology.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT). EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain investment income (loss), certain share-based compensation and certain research and development expenses and marketing expenses that were deemed to be not directly related to the businesses of the segments. The table below presents revenues, EBT and total assets for reportable segments (in millions):

	QCT	QTL	QWI	QSI	Reconciling Items	Total

2010
Revenues	$6,695	$3,659	$628	$9	$—	$10,991
EBT	1,693	3,020	12	(436)	(255)	4,034
Total assets	1,085	28	129	2,745	26,585	30,572
2009
Revenues	$6,135	$3,605	$641	$29	$6	$10,416
EBT	1,441	3,068	20	(361)	(2,092)	2,076
Total assets	892	89	142	1,614	24,708	27,445
2008
Revenues	$6,717	$3,622	$785	$12	$6	$11,142
EBT	1,833	3,142	(1)	(304)	(844)	3,826
Total assets	1,574	2,668	183	1,458	18,829	24,712

Segment assets are comprised of accounts receivable, finance receivables and inventories for QCT, QTL and QWI. The QSI segment assets include certain marketable securities, notes receivable, spectrum licenses, other investments and all assets of QSI consolidated subsidiaries, including FLO TV. QSI segment assets increased primarily as a result of the $1.09 billion advance payment made in June 2010 related to the BWA spectrum recently won in the India auction. QSI segment assets related to the FLO TV business totaled $1.3 billion at both September 26, 2010 and September 27, 2009 and $1.2 billion at September 28, 2008. The Company has commenced a restructuring plan under which it expects to exit the current FLO TV service business. There were no significant expenses recognized in fiscal 2010 related to this restructuring plan. QSI assets also included $20 million, $10 million and $20 million related to investments in equity method investees at September 26, 2010, September 27, 2009 and September 28, 2008, respectively. Reconciling items for total assets included $384 million, $389 million and $277 million at September 26, 2010, September 27, 2009 and September 28, 2008, respectively, of goodwill and other assets related to the Company’s QMT division, a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, goodwill and assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $221 million, $256 million and $100 million at September 26, 2010, September 27, 2009 and September 28, 2008, respectively. The net book values of long-lived assets located in the United States were $2.2 billion at September 26, 2010 and $2.1 billion at September 27, 2009 and September 28, 2008.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2010	2009	2008

QES	$376	$344	$423
QIS	173	229	299
QGOV	74	66	67
Firethorn	7	3	(2)
Eliminations	(2)	(1)	(2)

Total QWI	$628	$641	$785

Other reconciling items were comprised as follows (in millions):

	2010	2009	2008

Revenues
Elimination of intersegment revenues	$(10)	$(15)	$(18)
Other nonreportable segments	10	21	24

	$—	$6	$6

Earnings (losses) before income taxes
Unallocated cost of equipment and services revenues	$(42)	$(41)	$(39)
Unallocated research and development expenses	(408)	(380)	(353)
Unallocated selling, general and administrative expenses	(345)	(304)	(326)
Unallocated other operating expenses	—	(1,013)	—
Unallocated investment income (loss), net	767	(141)	70
Other nonreportable segments	(224)	(206)	(190)
Intersegment eliminations	(3)	(7)	(6)

Reconciling items	$(255)	$(2,092)	$(844)

During fiscal 2010, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $300 million and $272 million, respectively. During fiscal 2009, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $280 million and $263 million, respectively. During fiscal 2008, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $250 million and $251 million, respectively. Unallocated cost of equipment and services revenues was comprised entirely of share-based compensation expense. Other nonreportable segments’ losses before taxes during fiscal 2010, 2009 and 2008 were primarily attributable to the Company’s QMT division.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI

2010
Revenues from external customers	$6,686	$3,659	$628	$9
Intersegment revenues	9	—	—	—
Interest income	1	2	2	8
Interest expense	1	—	(4)	42
2009
Revenues from external customers	$6,125	$3,603	$638	$29
Intersegment revenues	10	2	3	—
Interest income	4	12	1	3
Interest expense	—	1	1	11
2008
Revenues from external customers	$6,709	$3,619	$778	$12
Intersegment revenues	8	3	7	—
Interest income	2	9	2	4
Interest expense	2	1	—	7

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment may record the cost of revenues at the selling segment’s original cost. In that event, the elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2010, 2009 and 2008.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered and, for QTL licensing and royalty revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2010	2009	2008

China	$3,194	$2,378	$2,309
South Korea	2,913	3,655	3,872
Taiwan	1,360	831	564
Japan	1,018	1,098	1,598
United States	564	632	970
Other foreign	1,942	1,822	1,829

	$10,991	$10,416	$11,142

Note 11.	Acquisitions

During fiscal 2010, the Company acquired six businesses for total cash considerations of $50 million. Technology-based intangible assets recognized in the amount of $32 million are being amortized on a straight-line basis over a weighted-average useful life of eleven years. During fiscal 2009, the Company acquired one business for total cash consideration of $17 million. During fiscal 2008, the Company acquired five businesses for total cash consideration of $263 million. Goodwill recognized in these transactions, was assigned to the QWI and QCT segments in the amount of $179 million and $21 million, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The consolidated financial statements include the operating results of these businesses from their respective dates of acquisition. Pro forma results of operations have not been presented because the effects of the acquisitions were not material.

Note 12.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for the years ended September 26, 2010 and September 27, 2009 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2010
Revenues(1)	$2,670	$2,663	$2,706	$2,952
Operating income(1)	879	776	792	837
Net income(1)	841	774	767	865
Basic earnings per common share(2)	$0.50	$0.47	$0.47	$0.54
Diluted earnings per common share(2)	$0.50	$0.46	$0.47	$0.53
2009
Revenues(1)	$2,517	$2,455	$2,753	$2,690
Operating income (loss)(1)	745	(10)	894	597
Net income (loss)(1)	341	(289)	737	803
Basic earnings (loss) per common share(2)	$0.21	$(0.18)	$0.45	$0.48
Diluted earnings (loss) per common share(2)	$0.20	$(0.18)	$0.44	$0.48

(1)	Revenues, operating income (loss) and net income (loss) are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings (loss) per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings (loss) per share amounts may not equal the annual amounts reported.

APPENDIX 2

Corporate Directory

EXECUTIVE OFFICERS

Dr. Paul E. Jacobs
Chairman of the Board and
Chief Executive Officer

Steven R. Altman
President

Derek K. Aberle
Executive Vice President and
President, Qualcomm Technology Licensing

Andrew M. Gilbert
Executive Vice President and
President, Qualcomm Europe

Margaret L. “Peggy” Johnson
Executive Vice President of the Americas and India

William E. Keitel
Executive Vice President and
Chief Financial Officer

James P. Lederer
Executive Vice President and
General Manager, Qualcomm CDMA Technologies

Steven M. Mollenkopf
Executive Vice President and Group President

Dr. Roberto Padovani
Executive Vice President and
Chief Technology Officer

Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary
Dr. Daniel L. Sullivan
Executive Vice President,
Human Resources

Jing Wang
Executive Vice President of Asia
Pacific, Middle East and Africa

BOARD OF DIRECTORS

Dr. Irwin Mark Jacobs
Member: Finance Committee
Title: Co-Founder

Barbara T. Alexander
Member: Audit and Governance Committees
Title: Independent Consultant

Stephen M. Bennett
Chair: Compensation Committee
Title: Former Chief Executive Officer, Intuit, Inc.

Sir Donald G. Cruickshank
Member: Finance and Governance Committees
Title: Chairman of Audioboo Ltd.

Raymond V. Dittamore
Chair: Audit Committee
Title: Retired Audit Partner, Ernst & Young LLP

Thomas W. Horton
Member: Audit Committee
Title: President, AMR Corporation
Dr. Paul E. Jacobs
Title: Chairman of the Board and
Chief Executive Officer, Qualcomm

Dr. Robert E. Kahn
Member: Finance Committee
Title: Chairman, Chief Executive Officer and President, Corporation for National Research Initiatives

Sherry Lansing
Chair: Governance Committee
Title: Founder and Chair of the Sherry Lansing Foundation

Duane A. Nelles
Chair: Finance Committee
Title: Self-Employed, Personal
Investment Business

Francisco Ros
Title: Founder and President of First International Partners, S.L.

General Brent Scowcroft
Member: Compensation Committee
Title: President, The Scowcroft Group

Marc I. Stern
Member: Compensation and
Governance Committees
Title: Vice Chairman
and Chief Executive Officer of
The TCW Group, Inc.
and Chairman of Société
Générale’s Global
Investment Management
and Services
North America Unit

DIRECTOR EMERITUS

Adelia A. Coffman
Co-Founder and Director Emeritus

As of January 2011.

B-1

APPENDIX 3

QUALCOMM Incorporated

2006 Long-Term Incentive Plan

QUALCOMM Incorporated
2006 Long-Term Incentive Plan

1. Establishment, Purpose and Term of Plan.

1.1 Establishment.  The QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “Plan”) was adopted December 5, 2005, and approved by the stockholders of the Company on March 7, 2006 (the date of such approval, the “Effective Date”). The Plan is a restatement of the Company’s 2001 Stock Option Plan. The Plan is also a successor to the Company’s 1991 Stock Option Plan and the Company’s 2001 Non-Employee Directors’ Stock Option Plan and its predecessor plan (the “Prior Plans”) and the source of shares for the Company’s Executive Retirement Matching Contribution Plan (“ERMCP”). This amendment and restatement of the Plan is hereby adopted December 13, 2010, subject to approval by the stockholders of the Company.

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below. The Plan is also a source for the issuance of shares pursuant to the ERMCP.

1.3 Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.

2. Definitions and Construction.

2.1 Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan or an award of shares pursuant to the ERMCP.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(z)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means QUALCOMM Incorporated, a Delaware corporation, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an Award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to Nonemployee Director Awards, “Disability” means the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant’s position with the Participating Company Group because of sickness or other physical or mental incapacity.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee as permitted under this Section 2.1(p), if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair

Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable, and, if there is no such closing price on the day of determination, the Fair Market Value of a share of Stock under this Section 2.1(p)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options (under Section 6.1) or SARs (under Section 7.2), the Fair Market Value shall not be less than the Fair Market Value determined under Section 2.1(p)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Normal Retirement Age” means the date on which a Participant has attained the age of sixty (60) years and has completed ten years of continuous Service; provided, however, that with respect to Nonemployee Director Awards, “Normal Retirement Age” means the date on which a Participant has attained the age of seventy (70) years and has completed nine years of continuous Service.

(w) “Officer” means any person designated by the Board as an officer of the Company.

(x) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(y) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(z) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(aa) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(bb) “Participant” means any eligible person who has been granted one or more Awards.

(cc) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(dd) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(ee) “Performance Award” means an Award of Performance Shares or Performance Units.

(ff) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(gg) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(hh) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(ii) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(jj) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(kk) “Restricted Stock Award” means an Award of Restricted Stock.

(ll) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(mm) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(nn) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(oo) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(pp) “Section 162(m)” means Section 162(m) of the Code.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Service” means

(i) a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the shareholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ii) Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.

In the event that the Participating Company for which Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.

Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant’s Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant’s Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff Transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.

(ss) “Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transaction.

(tt) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the shareholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.

(uu) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(vv) “Stock-Based Awards” means any Award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(ww) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(xx) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(yy) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(zz) “Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Administration.

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m).  While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration.  Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited.  Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 483,284,432 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The share reserve, determined at any time, shall be reduced by the number of shares subject to Prior Plan Options and shares issued under the ERMCP. Any shares of Stock subject to Prior Plan Option shall again be available for issuance under the Plan only if the Prior Plan Option is terminated or cancelled but not if it expires. Any shares of Stock that are subject to Awards of Options or SARs without a related Dividend Equivalent shall be counted against the limit as one (1) share for every one (1) share granted. Any shares of Stock that are subject to Awards (other than Options or SARs without a related Dividend Equivalent) granted on or after March 8, 2011, shall be counted against this limit as two (2) shares for every one (1) share granted. If an outstanding Award, excluding Prior Plan Options, for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase, and shares issued under the ERMCP, are forfeited to the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited shares of Stock shall again be available for issuance under the Plan. Any shares of Stock that again become available for issuance pursuant to this Section 4.1 shall be added back as one (1) share if such shares were subject to Options without a Dividend Equivalent or SARs granted under the Plan or under a Prior Plan and, with respect to any shares, as two (2) shares if such shares were subject to Awards (other than Options without a Dividend Equivalent or SARs) granted under the Plan or a Prior Plan and again become available pursuant to this Section 4.1 on or after March 8, 2011. Notwithstanding anything to the contrary contained herein: (i) shares of Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above; (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above; (iii) shares of Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above; and (iv) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

4.2 Adjustments for Changes in Capital Structure.  Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in connection with the ERMCP, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. Eligibility and Award Limitations.

5.1 Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation.  Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible.  An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation.  To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 226,239,821 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Limits on Full Value Awards.  Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant’s continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant’s attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards at a rate more rapid than annual pro rata vesting over a three (3) year period, except in connection with death, Disability, retirement at or after Normal Retirement Age or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of two percent (2%) of the shares authorized for issuance under the Plan may be issued as Awards to Non-Employee Directors without regard to the limitations of this Section 5.4(b).

(c) Section 162(m) Award Limits.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Unit Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 1,000,000 shares of Stock reserved for issuance under the Plan.

(iii) Performance Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 1,000,000 shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than $8,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6. Terms and Conditions of Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

(b) Participant Responsibility for Exercise of Option.  Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock.

(ii) Payment by Promissory Note.  No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b) Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. Terms and Conditions of Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.

7.4 Deemed Exercise of SARs.  If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service.  Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6 Nontransferability of SARs.  During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. Terms and Conditions of Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized.  Restricted Stock Awards may or may not require the payment of cash compensation for the Stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price.  The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3 Purchase Period.  A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Vesting and Restrictions on Transfer.  Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions.  Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7 Nontransferability of Restricted Stock Award Rights.  Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. Terms and Conditions of Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized.  Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula.  In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures.  Performance Measures may be one or more of the following, as determined by the Committee: (i) revenues; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) earnings before tax; (vi) earnings before interest, taxes and depreciation and amortization; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on stockholder equity; (xii) return on capital; (xiii) return on net assets; (xiv) economic value added; (xv) market share; (xvi) customer service; (xvii) customer satisfaction; (xviii) safety; (xix) total stockholder return; (xx) free cash flow; or (xxi) such other measures as determined by the Committee consistent with this Section 9.4(a).

(b) Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability.  If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service.  If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards.  Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. Terms and Conditions of Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting.  Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6 Nontransferability of Restricted Stock Unit Awards.  Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. Deferred Compensation Awards.

11.1 Establishment of Deferred Compensation Award Programs.  This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i)  shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii)  cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2 Terms and Conditions of Deferred Compensation Awards.  Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions.  Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards.  A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards.  Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12. Other Stock-Based Awards.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13. Effect of Change in Control on Options and SARs.

13.1 Accelerated Vesting.  The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar award in connection with a Change in Control.

13.2 Assumption or Substitution.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(z)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

13.3 Effect of Change in Control on Awards Other Than Options and SARs.  The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14. Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. Tax Withholding.

15.1 Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16. Amendment or Termination of Plan.

The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17. Miscellaneous Provisions.

17.1 Repurchase Rights.  Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation.  Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

APPENDIX 4

AMENDED AND RESTATED QUALCOMM INCORPORATED
2001 EMPLOYEE STOCK PURCHASE PLAN

Originally Effective February 27, 2001
Amended and Restated Effective November 12, 2007
Includes First Amendment Adopted on February 11, 2009
Amended and Restated Effective April 26, 2010

SECTION 1  Establishment, Purpose and Term of Plan.

1.1 Establishment.  The Qualcomm Incorporated 2001 Employee Stock Purchase Plan, which was originally established as of February 27, 2001, is hereby amended and restated by the Committee as of April 26, 2010.

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed, although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of rights to purchase Stock under a Non-423(b) Plan which do not qualify under Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Board or Committee designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States.

1.3 Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.

SECTION 2  Definitions and Construction.

2.1 Definitions.  Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein for purposes of the Code Section 423(b) Plan. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c) “Code Section 423(b) Plan” means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code. The provisions of the Code Section 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(d) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. To the extent determined by the Board or the Compensation Committee, the term “Committee” shall also mean such officers of the Company as the Board or Compensation Committee shall specify.

(e) “Company” means Qualcomm Incorporated, a Delaware corporation, or any Successor.

(f) “Compensation” means, with respect to any Offering Period, all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company) and overtime pay, but excluding commissions, bonuses, payments under the 2-for-1 vacation program, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation. Compensation shall also include payments while on a leave of absence during which participation continues pursuant to Section 2.1(g) to such extent as may be provided by the Company’s leave policy.

(g) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan. Eligible Employee shall also mean any other employee of a Participating Company to the extent that local law requires participation in the Plan to be extended to such employee.

(h) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave or other leave of absence approved by the Company of three (3) months or less. If an individual’s leave of absence exceeds three (3) months, the individual shall be deemed to have ceased to be an Employee on the first day immediately following such three-month period unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i) “Fair Market Value” means, as of any date:

(i) If the Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market, the Fair Market Value of a share of Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or if the stock is traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Stock) on the day of determination, in any case as reported in The Wall Street Journal or such other source as the Board deems reliable. In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Board.

(ii) For purposes of this Plan, if the date as of which the Fair Market Value is to be determined is not a market trading day, then solely for the purpose of determining Fair Market Value such date shall be: (A) in the case of the Offering Date, the first market trading day following the Offering Date; (B) in the case of the Purchase Date, the last market trading day prior to the Purchase Date.

(j) “Non-423(b) Plan” means an employee stock purchase plan which does not meet the requirements set forth in Section 423(b) of the Code, as amended.

(k) “Offering” means an offering of Stock as provided in Section 6.

(l) “Offering Date” means, for any Offering, the first day of the Offering Period.

(m) “Offering Period” means a period established in accordance with Section 6.

(n) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(o) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(p) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation. The Board or Committee may determine that some or all employees of any Participating Company shall participate in the Non-423(b) Plan.

(q) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(r) “Plan” shall mean the Amended and Restated Qualcomm Incorporated 2001 Employee Stock Purchase Plan, as amended from time to time, which includes a Code Section 423(b) Plan and a Non-423(b) Plan component.

(s) “Purchase Date” means, for any Offering, the last day of the Offering Period; provided, however, that the Board in its discretion may establish one or more additional Purchase Dates during any Offering Period.

(t) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(u) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan during an Offering Period, in accordance with such rules and procedures as may be established by Board.

(v) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the stockholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.

(w) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(x) “Subscription Agreement” means an agreement in such form as specified by the Company which is delivered in written form or by communicating with the Company in such other manner as the Company may authorize, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.

(y) “Subscription Date” means the Offering Date of an Offering Period, or such earlier date as the Company shall establish.

(z) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(aa) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

SECTION 3  Administration.

3.1 Administration by the Board.  The Plan shall be administered by the Board and its designees. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering under the Code Section 423(b) Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code in such Offering. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers.  Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has actual authority with respect to such matter, right, obligation, determination or election. Any decision or determination of the Company made by an officer having actual authority with respect thereto, shall be final, binding and conclusive on the Participating Company Group, any Participant, and all persons having an interest in the Plan, or any Purchase Right granted hereunder, unless such officer’s decision or determination is arbitrary or capricious, fraudulent, or made in bad faith.

3.3 Policies and Procedures Established by the Company.  The Company may, from time to time, consistent with the Plan and, for purposes of the Code Section 423(b) Plan, the requirements of Section 423 of the Code, establish, interpret change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or, for purposes of the Code Section 423(b) Plan, as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

The Board’s determination of the construction and interpretation of any provision of the Plan, and any actions taken, and any decisions or determinations made pursuant to the terms of the Plan, shall be final, binding and conclusive on the Participating Company Group, any Participant, and any person having an interest in the Plan or any Purchase Right granted hereunder unless the Board’s action, decision or determination is arbitrary or capricious, fraudulent, or made in bad faith.

3.4 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or officers or Employees of the Participating Company Group, members of the Board and any officers or Employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same and to retain complete control over the litigation and/or settlement of such suit, action or proceeding.

SECTION 4  Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 46,709,466; provided, however that no more than an aggregate of 46,309,466 shares of Stock may be issued under the Code Section 423(b) Plan. The maximum aggregate number of shares of Stock available under the Code Section 423(b) Plan and the Non-423(b) Plan shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan; provided, however, that any such shares of Stock allocable to a Purchase Right that has expired, terminated or been canceled under the Non-423(b) Plan shall only be available again for issuance under the Non-423(b) Plan.

4.2 Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan, each Purchase Right, and in the Purchase Price. If a majority of the shares of the same class as the shares subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right.

SECTION 5  Eligibility.

5.1 Employees Eligible to Participate.  Except as otherwise provided in this Section 5, an Employee shall be eligible to participate in an Offering if such Employee, as of the Offering Date, is employed by the Company or any other Participating Company designated by the Board as a corporation whose Employees may participate in the Offering. However, unless otherwise required under applicable local law, an Employee may not be eligible to participate in an Offering if the Employee, as of the Offering Date, either: (a) is customarily employed by the Participating Company Group for twenty (20) hours or less per week, (b) is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year or (c) has not completed thirty (30) days of service with a Participating Company, or such other service requirement, up to a maximum of two (2) years, which the Board may require. Employees of a Participating Company designated to participate in the Non-423(b) Plan are eligible to participate in the Non-423(b) Plan only if they are selected to participate by the Board or Committee, which selection shall be in the sole discretion of the Board or Committee. Notwithstanding the foregoing, no employee of the Company or a Participating Company designated to participate in the Non-423(b) Plan shall be eligible to participate in the Non-423(b) Plan if he or she is an officer or director of the Company subject to the requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company’s securities.

5.2 Exclusion of Certain Stockholders.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s eligibility to participate in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, unless the Company’s determination is arbitrary or capricious, fraudulent, or made in bad faith notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

SECTION 6  Offerings.

The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other duration as the Board shall determine (an “Offering Period”). Offering Periods shall be established by the Board, in its sole and absolute discretion, and such Offering Periods may have different durations or different commencing or ending dates; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months.

SECTION 7  Participation in the Plan.

7.1 Initial Participation.  An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement, in accordance with such rules and procedures as may be specified by the Company. An Eligible Employee who does not deliver a properly completed Subscription Agreement to the Company in the required time period shall not participate in the Plan for that Offering Period. Furthermore, the Eligible Employee may not participate in a subsequent Offering Period unless a properly completed Subscription Agreement is delivered to the Company on or before the Subscription Date for such subsequent Offering Period.

7.2 Continued Participation.  A Participant shall automatically participate in the next Offering Period commencing immediately after the Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

Section 8  Right to Purchase Shares.

8.1 Grant of Purchase Right.

(a) Except as set forth below (or as otherwise specified by the Board prior to the Offering Date), on the Offering Date of each Offering Period, each Participant in that Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Stock on such Offering Date. In connection with any Offering made under this Plan, the Board or the Committee may specify a maximum number of shares of Stock which may be purchased by any employee as well as a maximum aggregate number of shares of Stock which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with any Offering which contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering.

(b) If the aggregate purchase of shares of Stock upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares of Stock available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2 Substitution of Rights.  The grant of rights under an Offering may be done to carry out the substitution of rights under the Plan for pre-existing rights granted under another employee stock purchase plan, if such substitution is pursuant to a transaction described in Section 424(a) of the Code (or any successor provision thereto) and the characteristics of such substitute rights conform to the requirements of Section 424(a) of the Code (or any successor provision thereto) and will not cause the disqualification of the Code Section 423(b) Plan under Section 423 of the Code. Notwithstanding the other terms of the Plan, such substitute rights shall have the same characteristics as the characteristics associated with such pre-existing rights, including, but not limited to, the following:

(a) the date on which such pre-existing right was granted shall be the “Offering Date” of such substitute right for purposes of determining the date of grant of the substitute right;

(b) the Offering for such substitute right shall begin on its Offering Date and end coincident on the applicable Purchase Date, but no later than the end of the offering (as determined under the terms of such offering) under which the pre-existing right was granted.

8.3 Pro Rata Adjustment of Purchase Right.  If the Board establishes an Offering Period of any duration other than six months, then any limitation on the number of shares of Stock subject to each Purchase Right granted on the Offering Date of such Offering Period set forth in Section 8.1(a) shall be prorated based upon the ratio which the number of months in such Offering Period bears to six (6).

8.4 Calendar Year Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.

SECTION 9  Purchase Price.

The Purchase Price for an Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date. Notwithstanding the foregoing, the Board, in its sole discretion, may establish the Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right; provided, however, that the Purchase Price shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

SECTION 10  Accumulation of Purchase Price Through Payroll Deduction.

Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, and, if a payroll deduction is not permitted under a statute, regulation, rule of a jurisdiction, or is not administratively feasible, such other payments as may be approved by the Company, subject to the following:

10.1 Amount of Payroll Deductions.  Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages, up to fifteen percent (15%). The Board may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions.  Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday prior to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Change or Stop Payroll Deductions.  During an Offering Period, to the extent provided for in the Offering, a Participant may elect to decrease the rate of, or to stop, deductions from his or her Compensation by delivering to the Company an amended Subscription Agreement, in such form and manner as specified by the Company, authorizing such change on or before the Change Notice Date, as defined below. A Participant who elects, effective following the first payday of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1. The “Change Notice Date” shall be the day established in accordance with procedures established by the Company.

10.4 Company’s Holding of Deductions.  All payroll deductions from a Participant’s Compensation shall be deposited with the general funds of the Company, and to the extent permitted by applicable law, may be used by the Company for any corporate purpose. No interest will accrue on the payroll deductions from a Participant under this Plan, except as otherwise required by applicable law. If such interest is required, all accrued interest will not be used to purchase additional shares of Stock on a Purchase Date, and such accrued interest shall be refunded to the Participant following such Purchase Date (or, if applicable, the Participant’s withdrawal from the Plan pursuant to Section 12.1 or termination of employment or eligibility as described in Section 13).

10.5 Voluntary Withdrawal of Deductions.  A Participant may withdraw payroll deductions credited to the Plan and not previously applied toward the purchase of Stock only as provided in Section 12.1.

10.6 Contributions Under Non-423(b) Plan.  In the sole discretion of the Board or Committee and if specified in the terms of the Offering, a Participant at a Participating Company designated to participate in the Non-423(b) Plan may make additional payments into his or her account, provided that such Participant has not had the maximum amount withheld during the Offering pursuant to Section 10.1 above.

SECTION 11  Purchase of Shares.

11.1 Exercise of Purchase Right.  On each Purchase Date, each Participant’s accumulated payroll deductions and other additional payments specifically permitted by the Plan (without any increase for interest), will be applied to the purchase of whole shares of Stock, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the Purchase Price for such Offering. No fractional shares shall be issued upon the exercise of Purchase Rights granted under the Plan. The amount, if any, of each Participant’s accumulated payroll deductions remaining after the purchase of shares on the Purchase Date of an Offering shall be refunded in full to the Participant after such Purchase Date.

11.2 Pro Rata Allocation of Shares.  If the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Shares.  As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant of the shares acquired by the Participant on such Purchase Date; provided that the Company may deliver such shares to a broker designated by the Company that will hold such shares for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered, or held in an account, in the name of the Participant, or, if requested by the Participant, such other name or names as the Company may permit under rules established for the operation and administration of the Plan.

11.4 Tax Withholding.  At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, of the Participating Company Group which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.5 Expiration of Purchase Right.  A Purchase Right shall expire immediately upon the end of the Offering Period to the extent it exceeds the number of shares of Stock which are purchased with a Participant’s accumulated payroll deductions or other permitted contribution during any Offering Period.

11.6 Provision of Reports and Stockholder Information to Participants.  Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be given access to information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

SECTION 12  Withdrawal from Plan.

12.1 Voluntary Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company’s designated office a written notice of withdrawal on a form provided by the Company for this purpose or by communicating with the Company in such other manner as the Company may authorize. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Section 5 and Section 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company’s designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Payroll Deductions.  Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares shall be refunded to the Participant as soon as practicable after the withdrawal (and except as otherwise provided in Section 10.4, without the payment of any interest), and the Participant’s participation in the Plan shall terminate. Such accumulated payroll deductions to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

SECTION 13  Termination of Employment.

13.1 General.  Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, the Participant’s participation in the Plan shall terminate immediately, except as otherwise provided in Section 2.1(g) and Section 13.3.

13.2 Return of Payroll Deductions.  Upon termination of participation, the terminated Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Except as otherwise provided in Section 10.4, interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in future Offerings under the Plan by satisfying the requirements of Section 5 and Section 7.1.

13.3 Continued Participation upon Release of Claims.  Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, the Participant’s participation in the Plan shall continue, subject to the Participant’s execution of a general release of claims satisfactory to the Company, for an additional three (3) months; provided, however, this Section shall not apply in the event of the Participant’s death, a Spinoff Transaction, or to any Participant on a leave of absence governed by Section 2.1(g).

SECTION 14  Change in Control.

14.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its sole discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 14.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its sole discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include any Transaction in which the voting stock of an entity in the Participating Company Group is distributed to the stockholders of a parent corporation, as defined in Section 424(e) of the Code, of such entity. Any Ownership Change Event resulting from an underwritten public offering of the Company’s Stock or the stock of any Participating Company shall not be deemed a Change in Control for any purpose hereunder.

14.2 Effect of Change in Control on Purchase Rights.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted, provided, however, that the Purchase Date with respect to Purchase Rights granted pursuant to a Non-423(b) Plan shall be accelerated as contemplated by the foregoing sentence only to the extent the event constituting the Change in

Control qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company, as these concepts are defined in U.S. Treas. Reg. § 1.409A-3(i)(5) or successor provisions. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

SECTION 15  Nontransferability of Purchase Rights.

Neither payroll deductions nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

SECTION 16  Compliance with Securities Law and Other Applicable Requirements.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the U.S. Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. Anything in the foregoing to the contrary notwithstanding, Purchase Rights granted under a Non-423(b) Plan may be suspended, delayed or otherwise deferred for any of the reasons contemplated in this Section 16 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§ 1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A of the Code. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

SECTION 17  Rules for Foreign Jurisdictions.

17.1 Compliance with Foreign Law.  The Board or Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board or Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

17.2 Non-423(b) Plan Component.  The Board or Committee may also adopt rules, procedures or sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, such sub-plan shall be considered part of the Non-423(b) Plan, and rights granted thereunder shall not be considered to comply with Code Section 423.

SECTION 18  Rights as a Stockholder and Employee.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the

Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such share is issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

SECTION 19  Distribution on Death.

If a Participant dies, the Company shall deliver any shares or cash credited to the Participant to the Participant’s legal representative.

SECTION 20  Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

SECTION 21  Amendment or Termination of the Plan.

The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Code Section 423(b) Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal, state or foreign securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would increase the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.1 or Section 4.2) or would change the definition of the corporations that may be designated by the Board as Participating Companies.

SECTION 22  Code Section 409A.

The Code Section 423(b) Plan is exempt from the application of Section 409A. The Non-423(b) Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent a Purchase Right or the vesting, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Non-423(b) Plan that would cause the grant of a Purchase Right or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which amendment may be made on a retroactive basis, in accordance with the final regulations and guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE
N-510F
SAN DIEGO, CA 92121
VOTE BY INTERNET - www.proxyvote.com/qualcomm2011.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M29019-P03448	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUALCOMM INCORPORATED			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors			All ☐	All ☐	Except ☐
1.	To elect thirteen directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed. Director nominees are:

Name:

	01) Barbara T. Alexander	08) Robert E. Kahn
	02) Stephen M. Bennett	09) Sherry Lansing
	03) Donald G. Cruickshank	10) Duane A. Nelles
	04) Raymond V. Dittamore	11) Francisco Ros
	05) Thomas W. Horton	12) Brent Scowcroft
	06) Irwin Mark Jacobs	13) Marc I. Stern
07) Paul E. Jacobs

Vote on Proposals:

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain	The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain

2.	To approve the 2006 Long-Term Incentive Plan, as amended, which includes an increase in the share reserve by 65,000,000 shares.		☐	☐	☐	6. To hold an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

3.	To approve an amendment to the 2001 Employee Stock Purchase Plan to increase the share reserve by 22,000,000 shares.		☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 25, 2011.		☐	☐	☐	7. To act on a stockholder proposal, if properly presented at the Annual Meeting.		☐	☐	☐

5.	To hold an advisory vote on executive compensation.		☐	☐	☐	8. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign below, exactly as name or names appear(s) on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be held on March 8, 2011:
The Notice and Proxy Statement is available at www.proxyvote.com/qualcomm2011.
M29020-P03448

PROXY	QUALCOMM INCORPORATED	PROXY

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 8, 2011
The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 8, 2011 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.
(Continued and to be signed on reverse side.)